Exhibit 10.1

Execution Version

INTREPID POTASH, INC.

Senior Secured Notes

Senior Secured Notes, Series A, due April 16, 2020

Senior Secured Notes, Series B, due April 14, 2023

Senior Secured Notes, Series C, due April 16, 2025

AMENDED AND RESTATED NOTE PURCHASE AGREEMENT

Dated as of October 31, 2016

SERIES A PPN: 46121Y B*2
SERIES B PPN: 46121Y B@0
SERIES C PPN: 46121Y B#8

	5.3.	Disclosure	13

	5.4.	Organization and Ownership of Shares of Subsidiaries	14

	5.5.	Financial Statements	15

	5.6.	Compliance with Laws, Other Instruments, etc.	15

	5.7.	Governmental Authorizations, etc.	15

	5.8.	Litigation; Observance of Agreements, Statutes and Orders	16

	5.9.	Taxes	16

	5.10.	Title to property; Leases	16

	5.11.	Licenses, Permits, etc.	17

	5.12.	Compliance with ERISA	17

	5.13.	Existing Indebtedness; Future Liens	18

	5.14.	Foreign Assets Control Regulations, etc.	19

	5.15.	Status under Certain Statutes	20

	5.16.	Environmental Matters	20

	5.17.	Collateral Representations	20

	5.18.	No Defaults	22

	5.19.	Solvency	22

6.	REPRESENTATIONS OF THE EXISTING NOTEHOLDERS		23

	6.1.	Purchase for Investment	23

	6.2.	Source of Funds	23

7.	INFORMATION AS TO COMPANY		25

	7.1.	Financial and Business Information	25

	7.2.	Officer’s Certificate	28

	7.3.	Electronic Delivery	29

	7.4.	Inspection; Appraisals	29

	7.5.	Quarterly Telephonic Meetings	30

8.	PREPAYMENT OF THE NOTES		30

	8.1.	Maturity	30

	8.2.	Optional Prepayments	30

	8.3.	Mandatory Offer to Prepay Upon Change of Control	30

	8.4.	Allocation of Partial Prepayments	32

	8.5.	Maturity; Surrender, etc.	32

	8.6.	Purchase of Notes	32

	8.7.	Make-Whole Amount	33

	8.8.	Mandatory Offer to Prepay from Proceeds of Specified Property Dispositions	34

	8.9.	Offer to Prepay from Proceeds of Other Dispositions and Extraordinary Insurance Receipts	37

	8.10.	Mandatory Offer to Prepay from Equity Issuances	39

9.	AFFIRMATIVE COVENANTS		42

	9.1.	Compliance with Law	42

	9.2.	Insurance	42

	9.3.	Maintenance of Properties	43

	9.4.	Payment of Taxes and Claims	44

	9.5.	Corporate Existence, etc.	44

	9.6.	Additional Subsidiary Guarantors and Grantors	44

	9.7.	Books and Records	45

	9.8.	Maintenance of Ratings	45

	9.9.	Covenant to Give Security	45

	9.10.	Financial Advisor	48

	9.11.	Further Assurances	49

	9.12.	Most Favored Lender	49

	9.13.	Post-Closing Undertaking	50

	9.14.	Investment Bank	51

10.	NEGATIVE COVENANTS		51

	10.1.	Financial Covenants	51

	10.2.	Capital Expenditures	53

	10.3.	Indebtedness	53

	10.4.	Liens	55

	10.5.	Mergers, Consolidations, etc.	57

	10.6.	Sale of Assets	58

	10.7.	Transactions with Affiliates	59

	10.8.	Economic Sanctions, Etc.	60

	10.9.	Line of Business	60

	10.10.	Restricted Payments	60

	10.11.	Investments	61

	10.12.	Sale and Leaseback	62

	10.13.	Intrepid Aviation	62

	10.14.	Revolving Loan Documents	62

11.	EVENTS OF DEFAULT		62

12.	REMEDIES ON DEFAULT, ETC.; EQUITY CURE		65

	12.1.	Acceleration	65

	12.2.	Other Remedies	66

	12.3.	Rescission	66

	12.4.	No Waivers or Election of Remedies, Expenses, etc.	67

	12.5.	Default Rate	67

	12.6.	Equity Cure	67

13.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES		68

	13.1.	Registration of Notes	68

	13.2.	Transfer and Exchange of Notes	69

	13.3.	Replacement of Notes	69

14.	PAYMENTS ON NOTES		70

	14.1.	Place of Payment	70

	14.2.	Home Office Payment	70

15.	EXPENSES, ETC.		70

	15.1.	Transaction Expenses	70

	15.2.	Survival	71

16.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT		71

17.	AMENDMENT AND WAIVER		71

	17.1.	Requirements	71

	17.2.	Solicitation of Holders of Notes	72

	17.3.	Binding Effect, etc.	72

	17.4.	Notes held by the Company, etc.	73

18.	NOTICES		73

19.	REPRODUCTION OF DOCUMENTS		73

20.	CONFIDENTIAL INFORMATION		74

21.	MISCELLANEOUS		75

	21.1.	Successors and Assigns	75

v

	21.2.	Payments Due on Non-Business Days	75

	21.3.	Accounting Terms	75

	21.4.	Severability	76

	21.5.	Construction	76

	21.6.	Counterparts	76

	21.7.	Governing Law	77

	21.8.	Jurisdiction and Process; Waiver of Jury Trial	77

22.	RELEASE		78

23.	TREASURY REGULATIONS SECTIONS 1.1275-4(c) AND 1.1274-3(a)		79

SCHEDULE A	—	Information Relating to Existing Noteholders
SCHEDULE B	—	Defined Terms
SCHEDULE C	—	Mortgaged Property Support Documents
SCHEDULE 1	—	Specified Events of Default
SCHEDULE 5.4	—	Subsidiaries
SCHEDULE 5.5	—	Financial Statements
SCHEDULE 5.13	—	Existing Indebtedness
SCHEDULE 5.17(b)	—	Intellectual Property
SCHEDULE 5.17(c)	—	Deposit Accounts and Securities Accounts
SCHEDULE 5.17(d)	—	Commercial Tort Claims
SCHEDULE 5.17(e)	—	Pledged Equity Interests
SCHEDULE 5.17(f)(i)	—	Owned and Leased Real Properties
SCHEDULE 5.17(f)(ii)	—	Other Locations
SCHEDULE 5.17(g)	—	Water Rights
SCHEDULE 9.9(c)	—	Specified Leased Real Property
SCHEDULE 9.13	—	Post-Closing Obligations
SCHEDULE 10.3	—	Section 10.3 Indebtedness
SCHEDULE 10.4	—	Liens
SCHEDULE 10.7	—	Affiliate Transactions
SCHEDULE 10.9	—	Line of Business
SCHEDULE 10.11	—	Existing Investments
SCHEDULE 10.13	—	Intrepid Aviation Activities
EXHIBIT 2.2(a)	—	Form of Series A Senior Secured Note
EXHIBIT 2.2(b)	—	Form of Series B Senior Secured Note
EXHIBIT 2.2(c)	—	Form of Series C Senior Secured Note

Intrepid Potash, Inc.

707 17th Street, Suite 4200

Denver, CO 80202

(303) 296-3006

Senior Secured Notes

Senior Secured Notes, Series A, due April 16, 2020

Senior Secured Notes, Series B, due April 14, 2023

Senior Secured Notes, Series C, due April 16, 2025

Dated as of October 31, 2016

TO EACH OF THE EXISTING NOTEHOLDERS

LISTED IN THE ATTACHED SCHEDULE A:

Ladies and Gentlemen:

INTREPID POTASH, INC., a Delaware corporation (the “Company”), agrees with each of the holders of Existing Notes (as defined below) whose names appear in Schedule A attached hereto (each, an “Existing Noteholder” and, collectively, the “Existing Noteholders”), as follows:

1.                                      BACKGROUND.

The Company and the Existing Noteholders currently are party to that certain Note Purchase Agreement dated as of August 28, 2012 among the Company and the Existing Noteholders, as amended by that certain First Amendment to Note Purchase Agreement dated as of January 15, 2016 (the “First Amendment”) and that certain Second Amendment and Sixth Waiver to Note Purchase Agreement dated as of September 30, 2016 (the “Second Amendment and Sixth Waiver”) (as amended by the First Amendment and as in effect prior to the effectiveness of the Second Amendment and Sixth Waiver, the “Original Note Purchase Agreement”; as amended by the First Amendment and the Second Amendment and Sixth Waiver and as in effect on the Restructuring Closing Date prior to the effectiveness of this Agreement, the “Existing Note Purchase Agreement”).  Pursuant to the Original Note Purchase Agreement, among other things, the Company issued (i) $60,000,000 aggregate original principal amount of its 3.23% Senior Notes, Series A, due April 16, 2020 (as in effect prior to the effectiveness of the Second Amendment and Sixth Waiver, collectively, the “Original Series A Notes”; as in effect on the Restructuring Closing Date prior to the effectiveness of this Agreement, collectively, the “Existing Series A Notes”), (ii) $45,000,000 aggregate original principal amount of its 4.13% Senior Notes, Series B, due April 14, 2023 (as in effect prior to the effectiveness of the Second Amendment and Sixth Waiver, collectively, the “Original Series B Notes”; as in effect on the Restructuring Closing Date prior to the effectiveness of this Agreement, collectively, the “Existing Series B Notes”), and (iii) $45,000,000 aggregate original principal amount of its 4.28% Senior Notes, Series C, due April 16, 2025 (as in effect prior to the effectiveness of the Second Amendment and Sixth Waiver, collectively, the “Original Series C Notes”; as in effect on the Restructuring Closing Date prior to the effectiveness of this Agreement, collectively, the “Existing Series C Notes”) (the Original Series A Notes, the Original Series B Notes and the Original Series C Notes, collectively, the “Original Notes”; the Existing Series A Notes, the Existing Series B Notes and the Existing Series C Notes, collectively, the “Existing Notes”).  The Existing Noteholders hold 100% of the Existing Notes.

The payment by the Company of all amounts due under the Existing Notes and the Existing Note Purchase Agreement are jointly and severally guaranteed by each of Intrepid Potash — Moab, LLC, a Delaware limited liability company (“Intrepid Moab”), Intrepid Potash — Wendover, LLC, a Colorado limited liability company (“Intrepid Wendover”), and Intrepid Potash-New Mexico, LLC, a New Mexico limited liability company (“Intrepid New Mexico”) pursuant to that certain Subsidiary Guaranty, dated as of April 16, 2013, made by Intrepid Moab, Intrepid Wendover and Intrepid New Mexico (the “Existing Subsidiary Guaranty”).

Pursuant to that certain Waiver to Note Purchase Agreement dated as of March 23, 2016 by and among the Company and the Existing Noteholders, the Existing Noteholders waived compliance by the Company with Sections 10.1 and 10.2 of the Original Note Purchase Agreement for the fiscal quarter ended March 31, 2016 until May 13, 2016.

Pursuant to that certain Second Waiver to Note Purchase Agreement dated as of May 6, 2016 by and among the Company and the Existing Noteholders, the Existing Noteholders further waived compliance by the Company with Sections 10.1 and 10.2 of the Original Note Purchase Agreement for the fiscal quarter ended March 31, 2016 until June 30, 2016 in accordance with the terms thereof.

Pursuant to that certain Third Waiver to Note Purchase Agreement dated as of June 30, 2016 by and among the Company and the Existing Noteholders, the Existing Noteholders further waived compliance by the Company with Sections 10.1 and 10.2 of the Original Note Purchase Agreement for the fiscal quarter ended March 31, 2016 from June 30, 2016 until July 15, 2016 in accordance with the terms thereof.

Pursuant to that certain Fourth Waiver to Note Purchase Agreement dated as of July 15, 2016 by and among the Company and the Existing Noteholders, the Existing Noteholders further waived compliance by the Company with Sections 10.1 and 10.2 of the Original Note Purchase Agreement for the fiscal quarter ended March 31, 2016 from July 15, 2016 until July 29, 2016 in accordance with the terms thereof.

Pursuant to that certain Fifth Waiver to Note Purchase Agreement dated as of July 29, 2016 by and among the Company and the Existing Noteholders, the Existing Noteholders further waived compliance by the Company with Sections 10.1 and 10.2 of the Original Note Purchase Agreement for the fiscal quarters ended March 31, 2016 and June 30, 2016 from July 29, 2016 until September 30, 2016 in accordance with the terms thereof.

Pursuant to the Second Amendment and Sixth Waiver, (i) the Existing Noteholders further waived compliance by the Company with Sections 10.1 and 10.2 of the

Original Note Purchase Agreement for the fiscal quarters ended March 31, 2016 and June 30, 2016 from September 30, 2016 until October 31, 2016 in accordance with the terms thereof, and (ii) the Existing Noteholders and the Company amended the Original Note Purchase Agreement and the Original Notes in certain respects.  Pursuant to such amendments, on October 3, 2016, the Company prepaid a portion of the outstanding principal amount of each Note equal to the Sixth Waiver Prepayment Amount with respect to such Note (the aggregate Sixth Waiver Prepayment Amounts in respect of the Original Series A Notes, the Original Series B Notes and the Original Series C Notes being $6,000,000, $4,500,000 and $4,500,000, respectively).

The Company has requested that the Existing Noteholders agree to (i) waive the Events of Default (as such term is defined in the Existing Note Purchase Agreement) set forth in Schedule 1 (the “Specified Events of Default”) and (ii) amend and restate the provisions of the Existing Note Purchase Agreement and the Existing Notes as set forth herein.  The Existing Noteholders have, subject to the satisfaction of the conditions set forth in Section 4 of this Agreement, consented to such request.  The mutual agreement of the parties as to such matters is set forth in the amendment and restatement of the Existing Note Purchase Agreement and the Existing Notes provided for in this Agreement.

Certain capitalized and other terms used in this Agreement are defined in Schedule B; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

2.                                      AMENDMENT AND RESTATEMENT OF EXISTING NOTE PURCHASE AGREEMENT AND EXISTING NOTES; WAIVER.

2.1.                            Amendment and Restatement of Existing Note Purchase Agreement.

The Company agrees and, subject to the satisfaction of the conditions precedent set forth in Section 4, each Existing Noteholder, by its execution of this Agreement, hereby agrees and consents to the amendment and restatement in its entirety of the Existing Note Purchase Agreement, and upon the satisfaction of such conditions precedent, the Existing Note Purchase Agreement shall be deemed to be so amended, restated, superseded and replaced in its entirety by this Agreement effective as of the Restructuring Closing Date.  It is the intention of each of the parties hereto that this Agreement does not constitute a novation of the obligations and liabilities under the Existing Note Purchase Agreement.  The parties hereto further acknowledge and agree that this Agreement constitutes an amendment of the Existing Note Purchase Agreement made under and in accordance with the terms of Section 17.1 of the Existing Note Purchase Agreement.

2.2.                            Amendment and Restatement of Existing Notes.

Subject to the satisfaction of the conditions precedent set forth in Section 4, the Company and each Existing Noteholder, each by its execution of this Agreement, hereby agrees and consents to the amendment and restatement in their entirety of the Existing Notes, on the terms set forth in this Section 2.2.  Each Existing Series A Note, Existing Series B Note and Existing Series C Note shall, on the Restructuring Closing Date, without any further action required on the part of any Person, be deemed to be automatically amended and restated to conform to and have the terms provided in Exhibit 2.2(a), Exhibit 2.2(b) and Exhibit 2.2(c), respectively (except that the payee, principal amount and registration number of each such amended and restated note shall be as set forth in the applicable Existing Note, and the date of each such amended and restated note shall be October 16, 2016).  The Existing Series A Notes, the Existing Series B Notes and the Existing Series C Notes, in each case as amended and restated pursuant to this Agreement and as may be further amended, restated, supplemented or otherwise modified from time to time, shall be hereinafter referred to as the “Series A Notes”, the “Series B Notes” and the “Series C Notes”, respectively, such terms to include any such notes issued in substitution or exchange therefor pursuant to Section 13 of this Agreement (the Series A Notes, the Series B Notes and the Series C Notes, collectively, the “Notes”).  Any Series A Note, Series B Note or Series C Note issued on or after the Restructuring Closing Date shall be in the form of Exhibit 2.2(a), Exhibit 2.2(b) or Exhibit 2.2(c), respectively.

On the Restructuring Closing Date, each Existing Noteholder shall deliver to the Company for cancellation each Existing Series A Note, Existing Series B Note and Existing Series C Note held by it or a lost note affidavit therefor, and, subject to the receipt thereof, the Company will issue and deliver a Series A Note, Series B Note or Series C Note, respectively, in the form of Exhibit 2.2(a), Exhibit 2.2(b) or Exhibit 2.2(c), respectively, in favor of such holder in replacement of such holder’s Existing Note or Existing Notes.

2.3.                            Waiver.

Subject to the satisfaction of the conditions precedent set forth in Section 4, effective as of the Restructuring Closing Date, each Existing Noteholder hereby waives the Specified Events of Default.  Except as expressly provided herein, nothing contained in this Section 2.3 and no action by, or inaction on the part of, any Existing Noteholder or holder of any Note shall, or shall be deemed to, directly or indirectly (i) constitute a consent to or waiver of any violation of the Loan Documents, (ii) amend, modify or operate as a waiver of any provision of the Existing Note Purchase Agreement or the other Loan Documents, or (iii) constitute a course of dealing or other basis for altering any obligations of any Loan Party under the Loan Documents or any other contract or instrument.  The waivers contained herein shall not extend beyond the terms expressly set forth herein, nor shall such waivers impair any right or power accruing to any holder of a Note with respect to any other Default or Event of Default that may occur after the date hereof.  Nothing contained herein shall be deemed to imply any willingness of any holder of a Note to agree to, or otherwise prejudice any rights of such holder with respect to, any similar waiver that may be requested by the Company.

3.                                      CLOSING.

The closing (the “Restructuring Closing”) of the transactions contemplated by this Agreement will be held on October 31, 2016 at the offices of Morgan, Lewis & Bockius LLP, at 101 Park Avenue, New York, New York 10178-0060, provided that all of the conditions set forth in Section 4 hereof are fulfilled to the satisfaction of the Existing Noteholders on or prior to such date (such date, provided that such conditions are so satisfied on or prior thereto, being referred to herein as the “Restructuring Closing Date”).

4.                                      CONDITIONS TO EFFECTIVENESS.

This Agreement shall become effective upon the fulfillment to each Existing Noteholder’s satisfaction, prior to or at the time of the Restructuring Closing, of each of the following conditions (with each of the documents referred to below being in form, scope and substance satisfactory to the Existing Noteholders):

4.1.                            Representations and Warranties.

The representations and warranties of (i) the Company in this Agreement shall be correct on the date hereof and at the time of the Restructuring Closing, (ii) the Company in the other Loan Documents shall be correct at the time of the Restructuring Closing, and (iii) each Subsidiary Guarantor in each of the Loan Documents to which it is a party shall be correct at the time of the Restructuring Closing.

4.2.                            Performance; No Default.

Each Loan Party shall have performed and complied with all agreements and conditions contained in the Loan Documents to which it is a party that are required to be performed or complied with by such Loan Party prior to or at the Restructuring Closing.  After giving effect to the amendment and restatement of the Existing Note Purchase Agreement and the Existing Notes and the waiver of the Specified Events of Default as contemplated by Section 2, no Default or Event of Default shall have occurred and be continuing.

4.3.                            Compliance Certificates.

(a)                                 Officer’s Certificate.  The Company shall have delivered to the Existing Noteholders an Officer’s Certificate, dated the Restructuring Closing Date, certifying that the conditions specified in Sections 4.1, 4.2, and 4.8 have been fulfilled.

(b)                                 Secretary’s Certificates.  Each Loan Party shall have delivered to the Existing Noteholders a certificate of its Secretary or Assistant Secretary, dated the Restructuring Closing Date, certifying as to (i) the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery by such Loan Party of the Loan Documents to which it is a party, (ii) its organizational documents as then in effect, and (iii) specimen signatures of the persons authorized to execute such Loan Documents on such Loan Party’s behalf.

(c)                                  Solvency Certificate.  The Company shall have delivered to the Existing Noteholders an Officer’s Certificate of the principal financial officer of the Company, dated the Restructuring Closing Date, certifying that, after giving effect to the entering into by the Loan Parties of the Loan Documents and the Revolving Loan Documents to which they are a party and the funding of the facilities provided for in the Revolving Credit Agreement, (i) each Loan Party is Solvent and (ii) the Loan Parties, taken as a whole, are Solvent.

4.4.                            Opinions of Counsel.

The Existing Noteholders and the Collateral Agent shall have received opinions, dated the Restructuring Closing Date, from (i) Latham & Watkins LLP, special counsel for the Loan Parties, (ii) Bryan Cave LLP, special Colorado and Missouri counsel for certain of the Loan Parties, (iii) Modrall, Sperling, Roehl, Harris and Fisk, P.A., special New Mexico counsel for certain of the Loan Parties, and (iv) Ray Quinney & Nebeker P.C., special Utah counsel for certain of the Loan Parties, in each case covering such matters incident to the transactions contemplated by the Loan Documents as the Existing Noteholders or their counsel may reasonably request (and the Company hereby instructs such counsel to deliver such opinions to the Existing Noteholders).

4.5.                            Amendment and Restatement Permitted By Applicable Law, etc.

On the Restructuring Closing Date, the amendment and restatement of the Existing Note Purchase Agreement and the Existing Notes as contemplated hereby shall not (i) violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) or (ii) subject any Existing Noteholder to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof.

4.6.                            Consents and Approvals.

All member, board of directors, governmental, shareholder and third party consents and approvals necessary in connection with the entering into of, and the transactions contemplated by, this Agreement and the other Loan Documents shall have been obtained.

4.7.                            Private Placement Numbers.

A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained by Morgan, Lewis & Bockius LLP for each series of the Notes (and each Existing Noteholder hereby instructs Morgan, Lewis & Bockius LLP to obtain such Private Placement Numbers).

4.8.                            Changes in Corporate Structure.

No Loan Party shall have changed its jurisdiction of incorporation or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

4.9.                            Notes.

Upon delivery to the Company of the Existing Notes (or lost note affidavits therefor) pursuant to Section 2.2, each Existing Noteholder shall have received an original Note or Notes executed by the Company in favor of such Existing Noteholder (as more particularly set forth in Schedule A) in replacement of each of such Existing Noteholder’s Existing Notes (for avoidance of doubt, the Company may cancel such Existing Notes upon the satisfaction of the foregoing condition and the effectiveness of this Agreement in accordance with its terms).

4.10.                     Subsidiary Guaranty.

The Existing Noteholders shall have received a fully executed copy of an amendment and restatement of the Existing Subsidiary Guaranty (as so amended and restated, and as may be further amended, restated, supplemented or otherwise modified from time to time, the “Subsidiary Guaranty”), which shall have been duly executed and delivered by Intrepid Moab, Intrepid New Mexico, Intrepid Wendover, 203 E. Florence, LLC, a Delaware limited liability company (“203 E. Florence”), Moab Gas Pipeline, LLC, a Colorado limited liability company (“Moab Gas Pipeline”), the Company and each of the Existing Noteholders and shall be in full force and effect.

4.11.                     Revolving Loan Documents.

The Existing Noteholders shall have received a fully executed copy, certified by a Responsible Officer of the Company as true and complete, of the Credit Agreement, dated as of the date hereof, by and among Bank of Montreal, as administrative agent (together with its successors and assigns in such capacity and any agent under any replacement Revolving Credit Agreement entered into in accordance with the Intercreditor Agreement, the “Revolving Agent”), the lenders party thereto (the “Revolving Lenders”), the Company, Intrepid Moab, Intrepid New Mexico, Intrepid Wendover, 203 E. Florence and Moab Gas Pipeline (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and of the Intercreditor Agreement, and including any agreement governing indebtedness incurred to refinance, replace, extend, renew, refund, repay, prepay, redeem, purchase, defease or retire, or issued in exchange or replacement for, the indebtedness and other obligations thereunder, in each case in accordance with the terms thereof and of the Intercreditor Agreement, the “Revolving Credit Agreement”), and of each of the other Revolving Loan Documents, which Revolving Loan Documents shall be in full force and effect.  The Revolving Credit Agreement shall provide for aggregate commitments to lend thereunder of not less than $30,000,000 and not more than $60,000,000.  The Existing Noteholders shall have received evidence reasonably satisfactory to them that the conditions precedent to the effectiveness of the Revolving Credit Agreement have been satisfied and/or waived and that the Revolving Credit Agreement is in full force and effect.

4.12.                     Intercreditor Agreement.

The Existing Noteholders shall have received a fully executed copy of the Intercreditor Agreement, dated as of the Restructuring Closing Date, by and among the Collateral Agent and the Revolving Agent, and acknowledged by the Company, Intrepid Moab, Intrepid New Mexico, Intrepid Wendover, 203 E. Florence and Moab Gas Pipeline (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, and including any successor agreement entered into by the Collateral Agent and the Revolving Agent, the “Intercreditor Agreement”), and the Intercreditor Agreement shall be in full force and effect.

4.13.                     Collateral Agency Agreement.

The Existing Noteholders shall have received a fully executed copy of the Collateral Agency Agreement, dated as of the Restructuring Closing Date, by and among the Collateral Agent and the Existing Noteholders, and acknowledged by the Company, Intrepid Moab, Intrepid New Mexico, Intrepid Wendover, 203 E. Florence and Moab Gas Pipeline (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Collateral Agency Agreement”), and the Collateral Agency Agreement shall be in full force and effect.

4.14.                     Collateral Documents.

(a)                                 The Existing Noteholders shall have received a fully executed copy of the Security and Pledge Agreement, dated as of the Restructuring Closing Date, among the Company, Intrepid Moab, Intrepid New Mexico, Intrepid Wendover, 203 E. Florence, Moab Gas Pipeline and the Collateral Agent (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Security Agreement”), and the Security Agreement shall be in full force and effect.

(b)                                 The Existing Noteholders shall have received a fully executed and notarized copy of the Fee and Leasehold Mortgage, Line of Credit Mortgage, Security Agreement, Assignment, Financing Statement, Fixture Filing and As-Extracted Collateral Filing, dated as of the Restructuring Closing Date, from Intrepid New Mexico to the Collateral Agent, relating to the real property of Intrepid New Mexico located in Eddy County, New Mexico (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Mortgage (Eddy County, New Mexico)”), and the Mortgage (Eddy County, New Mexico) shall be in full force and effect.

(c)                                  The Existing Noteholders shall have received a fully executed and notarized copy of the Fee and Leasehold Mortgage, Line of Credit Mortgage, Security Agreement, Assignment, Financing Statement, Fixture Filing and As-Extracted Collateral Filing, dated as of the Restructuring Closing Date, from Intrepid New Mexico to the Collateral Agent, relating to the real property of Intrepid New Mexico located in Lea County, New Mexico (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Mortgage (Lea County, New Mexico)”), and the Mortgage (Lea County, New Mexico) shall be in full force and effect.

(d)                                 The Existing Noteholders shall have received a fully executed and notarized copy of the Fee and Leasehold Deed of Trust, Mortgage, Security Agreement, Assignment, Financing Statement, Fixture Filing and As-Extracted Collateral Filing, dated as of the Restructuring Closing Date, from Intrepid Moab to U.S. Bank National Association, as trustee, relating to the real property of Intrepid Moab located in Grand County, Utah (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Mortgage (Intrepid Moab/Grand County, Utah)”), and the Mortgage (Intrepid Moab/Grand County, Utah) shall be in full force and effect.

(e)                                  The Existing Noteholders shall have received a fully executed and notarized copy of the Fee and Leasehold Deed of Trust, Mortgage, Security Agreement, Assignment, Financing Statement, Fixture Filing and As-Extracted Collateral Filing, dated as of the Restructuring Closing Date, from Intrepid Moab to U.S. Bank National Association, as trustee, relating to the real property of Intrepid Moab located in San Juan County, Utah (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Mortgage (San Juan County, Utah)”), and the Mortgage (San Juan County, Utah) shall be in full force and effect.

(f)                                   The Existing Noteholders shall have received a fully executed and notarized copy of the Fee and Leasehold Deed of Trust, Mortgage, Security Agreement, Assignment, Financing Statement, Fixture Filing and As-Extracted Collateral Filing, dated as of the Restructuring Closing Date, from Intrepid Wendover to U.S. Bank National Association, as trustee, relating to the real property of Intrepid Wendover located in Tooele County, Utah (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Mortgage (Tooele County, Utah)”), and the Mortgage (Tooele County, Utah) shall be in full force and effect.

(g)                                  The Existing Noteholders shall have received a fully executed and notarized copy of the Fee and Leasehold Deed of Trust, Mortgage, Security Agreement, Assignment, Financing Statement, Fixture Filing and As-Extracted Collateral Filing, dated as of the Restructuring Closing Date, from Moab Gas Pipeline to U.S. Bank National Association, as trustee, relating to the real property of Moab Gas Pipeline located in Grand County, Utah (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Mortgage (Moab Gas Pipeline/Grand County, Utah)”), and the Mortgage (Moab Gas Pipeline/Grand County, Utah) shall be in full force and effect.

(h)                                 The Existing Noteholders shall have received a fully executed and notarized copy of the Deed of Trust, Assignment of Leases and Rents, Assignment of Contracts, Security Agreement and Fixture Filing, dated as of the Restructuring Closing Date, from 203 E. Florence to Trustee Services, Inc., as trustee, for the benefit of the Collateral Agent, relating to the real property of 203 E. Florence located in Buchanan County, Missouri (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Mortgage (Missouri)”), and the Mortgage (Missouri) shall be in full force and effect.

(i)                                     The Existing Noteholders shall have received all Mortgaged Property Support Documents with respect to each Mortgaged Property (other than those Mortgaged Property Support Documents described in Schedule 9.13 hereto).

(j)                                    The Existing Noteholders shall have received a fully executed copy of the Assigned Account Agreement, dated as of the Restructuring Closing Date, among BMO Harris Bank N.A., as depository bank, the Revolving Agent, the Collateral Agent and the Company (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Deposit Account Control Agreement

(BMO)”), and the Deposit Account Control Agreement (BMO) shall be in full force and effect.

(k)                                 [Reserved]

(l)                                     The Existing Noteholders shall have received a fully executed copy of the Notice of Grant of Security Interest in Patents, dated as of the Restructuring Closing Date, between the Company and the Collateral Agent (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Notice of Grant of Security Interest in Patents”), and the Notice of Grant of Security Interest in Patents shall be in full force and effect.

(m)                             The Existing Noteholders shall have received a fully executed copy of the Notice of Grant of Security Interest in Trademarks, dated as of the Restructuring Closing Date, between the Company and the Collateral Agent (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Notice of Grant of Security Interest in Trademarks”), and the Notice of Grant of Security Interest in Trademarks shall be in full force and effect.

4.15.                     Other Documents and Actions Relating to Collateral.

(a)                                 The Existing Noteholders shall have received a fully executed copy of a perfection certificate, dated as of the Restructuring Closing Date, delivered by each of the Loan Parties to the Collateral Agent and the Existing Noteholders.

(b)                                 The Existing Noteholders shall have received (i) searches of UCC filings in the jurisdiction of incorporation or formation, as applicable, of each Loan Party and each jurisdiction where a filing would need to be made in order to perfect the Collateral Agent’s security interest in the Collateral, copies of the financing statements on file in such jurisdictions and evidence that no Liens exist other than Liens permitted in accordance with Section 10.4 and (ii) tax lien, judgment and bankruptcy searches.

(c)                                  The Existing Noteholders shall have received searches of ownership of Intellectual Property in the appropriate governmental offices and such patent/trademark/copyright filings as requested by any Existing Noteholder in order to perfect the Collateral Agent’s security interest in the Collateral.

(d)                                 The Existing Noteholders shall have received completed UCC financing statements for each appropriate jurisdiction as is necessary to perfect the Collateral Agent’s security interest in the Collateral.

(e)                                  In the case of any Pledged Equity evidenced by stock or membership certificates, the Collateral Agent shall have received such certificates and undated stock or transfer powers duly executed in blank.

(f)                                   To the extent required to be delivered, filed, registered or recorded pursuant to the terms and conditions of the Collateral Documents, the Collateral Agent shall have received all instruments, documents and chattel paper in the possession of any of the Loan Parties, together with allonges or assignments as may be necessary or appropriate to create and perfect the Collateral Agent’s security interest in the Collateral.

(g)                                  The Collateral Agent shall have received a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the relevant Loan Party relating thereto).

(h)                                 The Collateral Agent shall have received copies of insurance policies, declaration pages, certificates, and endorsements of insurance or insurance binders evidencing liability, casualty, property, terrorism and business interruption insurance meeting the requirements set forth herein or in the Collateral Documents.

(i)                                     The Existing Noteholders shall have received each of the following with respect to the real property of 203 E. Florence located in Buchanan County, Missouri:

(i)                                     Fully paid American Land Title Association Lender’s Extended Coverage mortgagee title insurance policy, with endorsements and in amounts acceptable to the Existing Noteholders, issued by First American Title Insurance Company, insuring the Mortgage (Missouri) to be a valid first and subsisting Lien on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Liens permitted in accordance with Section 10.4, and providing for such other affirmative insurance (including endorsements for any future advances under the Loan Documents and for zoning of the applicable property) as the Existing Noteholders may deem necessary or desirable, together with any customary affidavits and indemnities as may be required or necessary to obtain such title insurance satisfactory to the Existing Noteholders.

(ii)                                  American Land Title Association/American Congress on Surveying and Mapping form as-built survey, for which all necessary fees (where applicable) have been paid, and dated no more than thirty (30) days before the Restructuring Closing Date, certified to the Collateral Agent and First American Title Insurance Company in a manner satisfactory to each of the Existing Noteholders and First American Title Insurance Company by a land surveyor duly registered and licensed in the State of Missouri and acceptable to each of the Existing Noteholders and First American Title Insurance Company, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on such property, and other defects, other than encroachments and other defects acceptable to the Existing Noteholders.

(iii)                               Permanent certificate of occupancy.

(iv)                              Zoning no violation letter.

(v)                                 PZR Report issued by Planning and Zoning Resource Company.

(vi)                              Phase I Environmental Site Assessment Report (either addressed to the Existing Noteholders or accompanied by a reliance letter from the company preparing the report on a form reasonably satisfactory to counsel for the Existing Noteholders).

4.16.                     FTI Engagement Agreement.

The Existing Noteholders shall have received a fully executed copy of the engagement agreement dated October 31, 2016 by and among the Financial Advisor, Morgan, Lewis & Bockius LLP and the Company (including the Standard Terms and Conditions related thereto) (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “FTI Engagement Agreement”), and the FTI Engagement Agreement shall be in full force and effect.

4.17.                     Amendment Fee.

The Company shall have paid to each Existing Noteholder an amendment fee in an amount equal to the sum of (a) twenty-five basis points (0.25%) of the aggregate principal amount of the Existing Notes of such Existing Noteholder outstanding on the date hereof, plus (b) the Supplemental Amendment Fee with respect to each Note of such Existing Noteholder, by wire transfer of immediately available funds to such Existing Noteholder in accordance with the payment instructions set forth in Schedule A.

4.18.                     Payment of Fees and Expenses.

Without limiting the provisions of Section 15.1, the Company shall have paid at or before the time of the Restructuring Closing each of the fees, charges and disbursements set forth in the Funds Flow Statement including, without limitation, the reasonable fees, charges and disbursements of (i) Morgan, Lewis & Bockius LLP, special counsel to the Existing Noteholders, (ii) Hinkle Shanor LLP, special New Mexico counsel to the Existing Noteholders, (iii) Polsinelli PC, special Missouri counsel to the Existing Noteholders, (iv) Dorsey & Whitney LLP, special Utah counsel to the Existing Noteholders, (v) the Financial Advisor, (vi) the Collateral Agent, and (vii) McGuire, Craddock & Strother, P.C., counsel to the Collateral Agent, in each case under clauses (i) through (vii) to the extent reflected in a statement of such counsel, advisor or agent rendered to the Company at least one Business Day prior to the Restructuring Closing.

4.19.                     Proceedings and Documents.

All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments reasonably related to such transactions shall be satisfactory to the Existing Noteholders and their special counsel, and the Existing Noteholders and their special counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.

5.                                      REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

To induce the Existing Noteholders to enter into this Agreement, the Company represents and warrants to each Existing Noteholder that as of date hereof and as of the Restructuring Closing Date:

5.1.                            Organization; Power and Authority.

The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement, the Notes and the other Loan Documents to which it is a party and to perform the provisions hereof and thereof.

5.2.                            Authorization, etc.

(a)                                 This Agreement, the Notes and the other Loan Documents to which the Company is a party have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each other Loan Document will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)                                 Each Loan Document to which any Subsidiary is a party has been duly authorized by all necessary corporate or other action on the part of such Subsidiary, and upon execution and delivery thereof, each Loan Document to which any Subsidiary is a party will constitute, a legal, valid and binding obligation of such Subsidiary enforceable against such Subsidiary in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3.                            Disclosure.

This Agreement and all other documents, certificates, financial statements and other writings delivered to or made available to the Existing Noteholders by or on behalf of the Company in connection with the transactions contemplated hereby (this Agreement and such other documents, certificates, financial statements and other writings delivered to or made available to each Existing Noteholder being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made.  Except as disclosed in the Disclosure Documents, since December 31, 2015, there has been no change in the financial condition, operations, business or properties of the Company or any Subsidiary, except changes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.  There is no fact known to the Company that would reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.

The projected financial information delivered to the Existing Noteholders and/or the Financial Advisor prior to the date hereof was prepared in good faith based upon assumptions believed by the Company to have been reasonable at the time of the preparation thereof, and does not contain any statements or conclusions which are based upon or include information known to the Company or any of its Subsidiaries to be misleading in any material respect or which fail to take into account material information known to the Company or any of its Subsidiaries regarding the matters reported therein.  The Company believes that such projected financial information is reasonable, it being recognized by the Existing Noteholders, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by projections may differ from the projected results included in such projections and the differences may be material.

5.4.                            Organization and Ownership of Shares of Subsidiaries.

(a)                                 Schedule 5.4 contains (except as noted therein) complete and correct lists as of the date hereof of:  (i) the Company’s Subsidiaries, showing, as to each Subsidiary, (w) the correct name thereof, (x) the jurisdiction of its organization, (y) the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary, (z) whether such Subsidiary is (1) a Subsidiary Guarantor, or (2) a Grantor and (ii) the Company’s directors and Responsible Officers.

(b)                                 All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).

(c)                                  Each Subsidiary is a corporation or other legal entity duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact, and to execute and deliver the Loan Documents that are being executed and delivered in connection with this Agreement to which it is a party and to perform the provisions hereof and thereof.

(d)                                 No Subsidiary is a party to, or otherwise subject to, any legal, regulatory, contractual or other restriction (other than this Agreement, the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

5.5.                            Financial Statements.

The Company has delivered to each Existing Noteholder copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5.  All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial condition of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments and absence of footnotes).  The Company and its Subsidiaries do not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Disclosure Documents.

5.6.                            Compliance with Laws, Other Instruments, etc.

The execution, delivery and performance by the Company and each Subsidiary of each of the Loan Documents to which it is a party will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien (other than Liens created pursuant to the Collateral Documents) in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, corporate charter or by-laws, or any other Material agreement, lease, or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

5.7.                            Governmental Authorizations, etc.

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with:

(a)                                 the execution, delivery or performance of any Loan Document by the Company or any Subsidiary party thereto,

(b)                                 the grant by the Loan Parties of the Liens granted by them pursuant to the Collateral Documents,

(c)                                  the perfection or maintenance of the Liens created under the Collateral Documents, or

(d)                                 the exercise by the Collateral Agent or any holder of a Note of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, other than (i) authorizations, approvals, actions, notices and filings which have been duly obtained and are in full force and effect and (ii) filings to perfect the Liens created by the Collateral Documents.

5.8.                            Litigation; Observance of Agreements, Statutes and Orders.

(a)                                 There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b)                                 Neither the Company nor any Subsidiary is (i) in default under any term of any agreement or instrument to which it is a party or by which it is bound, (ii) in violation of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or (iii) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 5.14), in each case which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.9.                            Taxes.

The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP.  The Company knows of no basis for any other tax or assessment that would reasonably be expected to have a Material Adverse Effect.  The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate.

5.10.                     Title to property; Leases.

The Company and its Subsidiaries have good and sufficient title to, or leaseholds or other rights to use, their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in a transaction not prohibited hereby), in each case free and clear of Liens prohibited by this Agreement.  All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects, in each case free and clear of Liens prohibited by this Agreement.

5.11.                     Licenses, Permits, etc.

(a)                                 The Company and its Subsidiaries own or possess rights to use all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without any conflict with the rights of others known to the Responsible Officers, except for any such conflict that would not reasonably be expected to result in a Material Adverse Effect.

(b)                                 To the knowledge of the Responsible Officers, no product or service of the Company or any Subsidiary infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person, other than any infringement that would not reasonably be expected to result in a Material Adverse Effect.

(c)                                  To the knowledge of the Responsible Officers, there is no Material violation by any Person of any right of the Company or any Subsidiary with respect to any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or any Subsidiary, other than any violation that would not reasonably be expected to result in a Material Adverse Effect.

5.12.                     Compliance with ERISA.

(a)                                 The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and would not reasonably be expected to result in a Material Adverse Effect.  Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that would reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or Federal law or section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan, in each case other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b)                                 The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by more than $5,000,000 in the aggregate for all Plans.  The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(c)                                  The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(d)                                 The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715-60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material or has been disclosed in the most recent audited consolidated financial statements of the Company.

(e)                                  The execution and delivery of this Agreement will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code.  The representation by the Company in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of each Existing Noteholder’s representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes purchased by such Existing Noteholder.

5.13.                     Existing Indebtedness; Future Liens.

(a)                                 Except as described therein, Schedule 5.13 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries (other than the Indebtedness evidenced by the Notes) as of October 31, 2016 (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and Guaranty thereof, if any) since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries.  After giving effect to this Agreement, neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b)                                 Except as disclosed in Schedule 5.13, neither the Company nor any Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.4.

(c)                                  Neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company, except as specifically indicated in Schedule 5.13.

5.14.                     Foreign Assets Control Regulations, etc.

(a)                                 None of the Company, any Subsidiary or, to the knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company or any Subsidiary (i) is a Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by the United Nations or the European Union.

(b)                                 None of the Company, any Subsidiary or, to the knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company or any Subsidiary (i) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) to the Company’s knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.

(c)                                  No part of the proceeds from the sale of the Existing Notes under the Existing Note Agreement:

(i)                                     constituted, constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company, any Subsidiary or, to the knowledge of the Company, any director, officer, agent, employee or other person acting on behalf of the Company or any Subsidiary, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (B) for any purpose that would cause any holder of a Note to be in violation of any U.S. Economic Sanctions Laws or (C) otherwise in violation of any U.S. Economic Sanctions Laws;

(ii)                                  has been used or will be used, directly or indirectly, in violation of, or cause any holder of a Note to be in violation of, any applicable Anti-Money Laundering Laws; or

(iii)                               has been used or will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any holder of a Note to be in violation of, any applicable Anti-Corruption Laws.

(d)                                 The Company has taken measures as required by applicable law to ensure that the Company, each Subsidiary and each director, officer, agent, employee and other person acting on behalf of the Company or any Subsidiary is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.

5.15.                     Status under Certain Statutes.

Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, or the Federal Power Act, as amended.

5.16.                     Environmental Matters.

Neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any Subsidiary or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect.

(a)                                 Neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect.

(b)                                 Neither the Company nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that would reasonably be expected to result in a Material Adverse Effect.

(c)                                  All buildings on all real properties now owned, leased or operated by the Company or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply would not reasonably be expected to result in a Material Adverse Effect.

5.17.                     Collateral Representations.

(a)                                 Collateral Documents.  On the Restructuring Closing Date, the provisions of the Collateral Documents will be effective to create, in favor of the Collateral Agent, for the benefit of the Secured Parties, (i) a legal, valid and enforceable first priority Lien (subject to Liens permitted in accordance with Section 10.4) on all right, title and interest of the respective Loan Parties in the Noteholder Priority Collateral and (ii) a legal, valid and enforceable second priority Lien (subject to Liens permitted in accordance with Section 10.4) on all right, title and interest of the respective Loan Parties in the Revolving Credit Priority Collateral.  Except for filings completed prior to the Restructuring Closing

Date and as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens.

(b)                                 Intellectual Property.  Set forth on Schedule 5.17(b) is a list of all registered or issued Intellectual Property (including all applications for registration and issuance) owned by each of the Loan Parties or that each of the Loan Parties has the right to (including the name/title, current owner, registration or application number, and registration or application date).

(c)                                  Deposit Accounts and Securities Accounts.  Set forth on Schedule 5.17(c) is a description of all Deposit Accounts and Securities Accounts of the Loan Parties, including (A) the name of the applicable Loan Party, (B) in the case of a Deposit Account, the depository institution and whether such account is (x) exclusively used for payroll, payroll taxes or employee benefits, (y) an Excluded Escrow/Cash Collateral Account, or (z) an account containing not more than $10,000 at any time, (C) in the case of a Securities Account, the Securities Intermediary or issuer, as applicable, and (D) the account number.

(d)                                 Commercial Tort Claims.  Set forth on Schedule 5.17(d) is a description of all Commercial Tort Claims of the Loan Parties.

(e)                                  Pledged Equity Interests.  Set forth on Schedule 5.17(e) is a list of (i) all Pledged Equity and (ii) all other Equity Interests required to be pledged to the Collateral Agent pursuant to the Collateral Documents (in each case, detailing the Grantor, the Person whose Equity Interests are pledged, the number of shares of each class of Equity Interests, whether such Equity Interests are certificated and the certificate number (if any), and percentage ownership of outstanding shares of each class of Equity Interests and the class or nature of such Equity Interests (i.e. voting, non-voting, preferred, etc.)).

(f)                                   Real Properties.

(i)                                     Set forth on Schedule 5.17(f)(i) is a list of all owned or leased real properties of the Loan Parties including (A) the name of the Loan Party owning (or leasing) such real property, (B) the legal description of the real property (and, where available, the address of the real property, including the city, county, state and zip code in which such real property is located), (C) an indication as to whether such real property is leased or owned, and if leased, the name of the owner and, if available, lease identification number, and (D) an indication as to whether such real property is part of the current or planned mining and related operations of the Company or any Subsidiary.

(ii)                                  Set forth on Schedule 5.17(f)(ii) is a list of (A) each headquarter location of the Loan Parties, (B) each other location where any significant administrative functions of the Loan Parties are performed, (C) each other location where the Loan Parties maintain any books or records (electronic or otherwise) and (D) each location where any personal property Collateral with a

Fair Market Value in excess of $10,000 (or its equivalent in other currencies) is maintained.

(iii)                               Unless as otherwise indicated on Schedule 5.17(f)(i) or Schedule 5.17(f)(ii), no real property listed in Schedule 5.17(f)(i) or Schedule 5.17(f)(ii) is in an area designated by the Federal Emergency Management Agency as having special flood or mudslide hazards.

(g)                                  Water Rights.

(i)                                     Set forth on Schedule 5.17(g) is a list of all Water Rights held by each Loan Party including (A) the name of the Loan Party holding such Water Right, (B) the legal description of the real property (and, where available, the address of the real property, including the city, county, state and zip code in which such real property is located) to which such Water Right is appurtenant or in connection with which such Water Right is or is planned to be used, and (C) the issuer of such Water Right and any application, claim, certificate or other number or other information identifying such Water Right.

(ii)                                  The Water Rights set forth on Schedule 5.17(g) provide the Company and its Subsidiaries with the necessary rights to withdraw and use the water necessary for the operation of the mines and operating facilities of the Company and its Subsidiaries as presently operated or planned to be operated (or otherwise necessary for the conduct of their businesses as presently conducted or planned to be conducted).  The Loan Parties have good and sufficient title to or other rights to use the Water Rights set forth on Schedule 5.17(g), in each case free and clear of Liens other than Liens permitted in accordance with Section 10.4.  To the knowledge of the Company, none of the Water Rights set forth on Schedule 5.17(g) have been lost as a result of nonuse, abandonment, forfeiture, passage of time, failure to comply with any applicable laws or any sale or transfer thereof.  All charges, filings, registrations and assessments that are required with respect to the Water Rights set forth on Schedule 5.17(g) have been properly made or paid, as applicable.

5.18.                     No Defaults.

After giving effect to this Agreement, no Default or Event of Default has occurred and is continuing.

5.19.                     Solvency.

Each Loan Party is Solvent and the Loan Parties, on a consolidated basis, are Solvent.  No transfer of property has been or will be made by any Loan Party and no obligation has been or will be incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party.

6.                                      REPRESENTATIONS OF THE EXISTING NOTEHOLDERS.

6.1.                            Purchase for Investment.

Each Existing Noteholder severally represents that it acquired its Existing Notes and is acquiring the Notes in replacement of its Existing Notes for its own account or for one or more separate accounts maintained by such Existing Noteholder or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Existing Noteholder’s or their property shall at all times be within such Existing Noteholder’s or their control.  Each Existing Noteholder understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

6.2.                            Source of Funds.

To the extent provided in the Notes, each holder of a Note will be deemed, by its acceptance of such Note, to have severally represented that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) used by such holder to acquire such Note, in each case as of the time such Note was acquired:

(a)                                 the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such holder’s state of domicile; or

(b)                                 the Source is a separate account that is maintained solely in connection with such holder’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c)                                  the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1, or (ii) a bank collective investment fund, within the meaning of PTE 91-38 and, except as the holder has disclosed to the Company in writing pursuant to this clause (c) (or previously disclosed to the Company in writing pursuant to Section 6.2(c) of the Existing Note Purchase Agreement), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d)                                 the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d) (or were previously disclosed to the Company in writing pursuant to Section 6.2(d) of the Existing Note Purchase Agreement); or

(e)                                  the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e) (or were previously disclosed to the Company in writing pursuant to Section 6.2(e) of the Existing Note Purchase Agreement); or

(f)                                   the Source is a governmental plan; or

(g)                                  the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g) (or were previously identified to the Company in writing pursuant to Section 6.2(g) of the Existing Note Purchase Agreement); or

(h)                                 the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan”, “governmental plan” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

7.                                      INFORMATION AS TO COMPANY.

7.1.                            Financial and Business Information

The Company will deliver to each holder of Notes that is an Institutional Investor:

(a)                                 Quarterly Statements — within 45 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

(i)                                     a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter,

(ii)                                  consolidated statements of operations or income of the Company and its Subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, and

(iii)                               consolidated statements of cash flows of the Company and its Subsidiaries for such quarter or (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial condition of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments and absence of footnotes, provided that delivery within the time period specified above of copies of the Company’s Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 7.1(a); provided, further, that the Company shall be deemed to have made such delivery of such Form 10-Q if it shall have timely made such Form 10-Q available on “EDGAR” and on its home page on the worldwide web (at the date of this Agreement located at:  http//www.intrepidpotash.com); provided, however, the Company shall use commercially reasonable efforts to ensure that each holder that (A) is an Institutional Investor and (B) has provided the Company with a valid e-mail address receives automatically generated electronic mail from the Company’s website providing notice of the filing of such Form 10-Q (such availability and electronic notice thereof being referred to as “Electronic Delivery”);

(b)                                 Annual Statements — within 90 days after the end of each fiscal year of the Company, duplicate copies of,

(i)                                     a consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year, and

(ii)                                  consolidated statements of operations or income, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries, for such year,

setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon (without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based (other than a “going concern” qualification resulting solely from an upcoming maturity of any series of the Notes occurring within one year from the time such opinion is delivered)) of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial condition of the Company and its Subsidiaries being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the delivery within the time period specified above of the Company’s Annual Report on Form 10-K for such fiscal year prepared in accordance with the requirements therefor (and in accordance with the audit opinion requirements described above) and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 7.1(b); provided, further, that the Company shall be deemed to have made such delivery of such Form 10-K if it shall have timely made Electronic Delivery thereof;

(c)                                  Monthly Reporting — within 25 Business Days after the end of each month for which Tier I, Tier II or Tier III applies in the determination of the Incremental Interest Rate, duplicate copies of,

(i)                                     a report of management of the Company in a form consistent with past practice (which shall include, without limitation (A) “Key Production Drivers” reports for the facilities of the Company and its Subsidiaries located in New Mexico and (B) “Daily Plant Reports” as of the last day of such month for the facilities of the Company and its Subsidiaries located in Utah), and

(ii)                                  a financial update prepared by management of the Company in substantially the same form as the “Intrepid Potash - January Forecast Update” that was provided by the Company to the Existing Noteholders, including updates to the Company’s approved budget and previous forecasts, an actual-to-forecast reconciliation, and qualitative and quantitative reports regarding: net sales; cost of goods sold; gross margin; selling, general and administrative expenses; EBITDA; and capital expenditures (broken down by sustaining capital and opportunity capital);

(d)                                 Liquidity Statements — within 25 Business Days after the end of each month for which the Minimum Liquidity covenant set forth in Section 10.1(c) is tested, a statement of Unencumbered Cash on Hand and unused availability under the Revolving

Credit Agreement as of the last day of such month, prepared by management of the Company and certified by a Senior Financial Officer;

(e)                                  Projections — as soon as available but within 30 days after the beginning of each fiscal year, annual financial projections of the Company and its Subsidiaries for such fiscal year on a consolidated basis, consistent with past practice or otherwise in form reasonably satisfactory to the Required Holders, consisting of consolidated balance sheets and statements of income or operations and cash flows;

(f)                                   SEC and Other Reports — within a reasonable time after they become available, one copy of (i) each financial statement, report, notice, proxy statement or similar document sent by the Company or any Subsidiary (x) to its creditors under any Material Credit Facility (excluding notices, reports or similar documents that are immaterial or that are sent to such creditors in the ordinary course of administration of a credit facility, such as notices or reports relating to pricing and borrowing availability) or (y) to its public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the Securities and Exchange Commission; provided, that the Company shall be deemed to have complied with this Section 7.1(f) if it shall have timely made Electronic Delivery of any such required financial statement, report, notice, proxy statement, report, registration statement, prospectus or amendment;

(g)                                  Notice of Default or Event of Default — promptly, and in any event within five Business Days after a Responsible Officer obtaining actual knowledge of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

(h)                                 ERISA Matters — promptly, and in any event within five Business Days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i)                                     with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof if such reportable event would reasonably be expected to have a Material Adverse Effect; or

(ii)                                  the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan, in each case if such steps, threat, proceeding, appointment or action would reasonably be expected to have a Material Adverse Effect; or

(iii)                               any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect;

(i)                                     Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that would reasonably be expected to have a Material Adverse Effect;

(j)                                    Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any Subsidiary as from time to time may be reasonably requested by any such holder of Notes; and

(k)                                 Ratings Information — promptly, and in any event within thirty (30) days of receipt thereof, copies of the then-current rating for such calendar year obtained pursuant to Section 9.8.

7.2.                            Officer’s Certificate.

Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or (b) shall be accompanied by a certificate of a Senior Financial Officer:

(a)                                 Covenant Compliance; Incremental Interest Rate — (i) stating whether it is in compliance with all of the covenants in Sections 10.1 through 10.11 and any Additional Provision incorporated into this Agreement pursuant to Section 9.12 that is a covenant or undertaking, (ii) setting forth the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Sections 10.1, 10.2, 10.3, 10.4, 10.6, 10.10 and 10.11 and any Additional Provision incorporated into this Agreement pursuant to Section 9.12 that is a Financial Covenant during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence), and (iii) setting forth the information (including detailed calculations) required in order to determine the Incremental Interest Rate; and

(b)                                 Event of Default — certifying that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

7.3.                            Electronic Delivery.

Without limiting the right to deliver information by Electronic Delivery in accordance with Section 7.1, any information required to be delivered by the Company pursuant to Sections 7.1 or 7.2 shall be deemed to have been delivered if the information is (i) delivered to each holder of Notes that is an Institutional Investor by e-mail or (ii) is timely posted by or on behalf of the Company on IntraLinks or on any other similar website to which each holder of Notes that is an Institutional Investor has free access; provided however, that upon reasonable request of any holder that is an Institutional Investor, the Company will thereafter deliver written copies of such information to such holder.

7.4.                            Inspection; Appraisals.

(a)                                 Inspection.  The Company will permit the representatives of each holder of Notes that is an Institutional Investor:

(i)                                     No Default — if no Default or Event of Default then exists, at the expense of the relevant holders and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing and, in each case, up to a maximum of two times per fiscal year for all holders taken together; and

(ii)                                  Default — if a Default or Event of Default then exists, at the expense of the Company, to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances, and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

(b)                                 Appraisals.  The Company will, and will cause each of its Subsidiaries to, if requested by the Required Holders in their sole discretion, permit the Collateral Agent and its representatives, upon reasonable advance notice to the Company, to conduct, at the expense of the Company, appraisals on real estate, equipment and other material Collateral; provided, however, that if no Default or Event of Default then exists, the Collateral Agent and its representatives may not conduct more than one appraisal per property per fiscal year.

7.5.                            Quarterly Telephonic Meetings.

Within ten Business Days after the date of delivery of any financial statements pursuant to Sections 7.1(a) or 7.1(b) indicating the start of a period for which Tier I, Tier II or Tier III applies in the determination of the Incremental Interest Rate (or, if the Company fails to deliver the financial statements by the date specified in Section 7.1(a) or 7.1(b), within ten Business Days after such specified date), the Company will hold a telephonic conference open to attendance by all of the holders of the Notes at which a Senior Financial Officer will report on such financial statements and any material changes in the business, operations, financial condition and assets of the Company and its Subsidiaries.

8.                                      PREPAYMENT OF THE NOTES.

8.1.                            Maturity.

As provided therein, the entire unpaid principal balance of each Note will be due and payable on the stated maturity date thereof.

8.2.                            Optional Prepayments.

The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes (without regard to series) in an amount not less than $1,000,000 in the aggregate in the case of a partial prepayment, at 100% of the principal amount so prepaid, plus the Make-Whole Amount determined for the prepayment date with respect to such principal amount.  The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment.  Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.4), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation.  Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

8.3.                            Mandatory Offer to Prepay Upon Change of Control.

(a)                                 Notice of Change of Control or Control Event — The Company will, within five Business Days after any Responsible Officer has knowledge of the occurrence of any Change of Control or Control Event, give notice of such Change of Control or

Control Event to each holder of Notes; provided that, notwithstanding anything to the contrary in this Section 8.3, the Company shall not be required to give any notice of any Control Event unless and until it provides notice of such Control Event to the public (and public notice of such Control Event by filing of a Current Report on Form 8-K shall be deemed to constitute notice of such Control Event hereunder).  If a Change of Control has occurred, such notice shall contain and constitute an offer to prepay Notes as described in paragraph (b) of this Section 8.3 and shall be accompanied by the certificate described in paragraph (e) of this Section 8.3.

(b)                                 Offer to Prepay Notes — The offer to prepay Notes contemplated by paragraph (a) of this Section 8.3 shall be an offer to prepay, in accordance with and subject to this Section 8.3, all, but not less than all, of the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Prepayment Date”).  Such Proposed Prepayment Date shall be not less than 30 days and not more than 60 days after the date of such offer.

(c)                                  Acceptance; Rejection — A holder of Notes may accept or reject the offer to prepay made pursuant to this Section 8.3 by causing a notice of such acceptance or rejection to be delivered to the Company on or before the date specified in the certificate described in paragraph (e) of this Section 8.3.  If a holder does not notify the Company within such time period of such holder’s acceptance or rejection of such offer, then the holder shall be deemed to have (i) accepted such offer with respect to any Excess Change of Control Principal Amount (defined below) and (ii) rejected such offer with respect to any principal that is not Excess Change of Control Principal Amount.

(d)                                 Prepayment — Prepayment of the Notes to be prepaid pursuant to this Section 8.3 shall be at 100% of the outstanding principal amount of such Notes, together with interest on such Notes accrued and unpaid to the date of prepayment, plus, with respect to any portion of such principal amount offered to be prepaid from Excess Prepayment Proceeds (such portion, the “Excess Change of Control Principal Amount”), the Make-Whole Amount determined for such date of prepayment with respect to such Excess Change of Control Principal Amount.  The prepayment shall be made on the Proposed Prepayment Date.

(e)                                  Officer’s Certificate — Each offer to prepay the Notes pursuant to this Section 8.3 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Proposed Prepayment Date, (ii) that such offer is made pursuant to this Section 8.3, (iii) the principal amount of each Note offered to be prepaid and any portion thereof that constitutes Excess Change of Control Principal Amount, (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date, (v) if applicable, set forth the estimated Make-Whole Amount that would be due on each Note offered to be prepaid (calculated as if the date of such offer were the date of the prepayment) and the details of such calculation, (vi) that the conditions of this Section 8.3 have been fulfilled, (vii) in reasonable detail, the nature and date or proposed date of the Change of Control and (viii) the date by which any holder of a Note may deliver notice of its acceptance or rejection thereof to the Company, which date shall not be earlier than seven Business Days prior to the Proposed Prepayment Date.

(f)                                   Make-Whole Amount Certificate — In the case of any offer of Excess Change of Control Principal Amount pursuant to this Section 8.3, two Business Days prior to the Proposed Prepayment Date, the Company will deliver to each holder of Notes (other than any holder who rejected the offer) a certificate, executed by a Senior Financial Officer of the Company, specifying the calculation of the Make-Whole Amount to be paid in respect of each Note as of the Proposed Prepayment Date.  In the event the Company incorrectly calculates the Make-Whole Amount payable with respect to any Note, the holder of such Note will not be bound by such incorrect calculation, but instead will be entitled to receive an amount equal to the correct Make-Whole Amount, calculated in compliance with the terms of this Agreement.

8.4.                            Allocation of Partial Prepayments.

In the case of each partial prepayment of the Notes pursuant to Section 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding (without regard to series) in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

8.5.                            Maturity; Surrender, etc.

In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any.  From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue.  Any Note paid or prepaid in full shall be surrendered to the Company and canceled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

8.6.                            Purchase of Notes.

The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes or (b) pursuant to an offer to purchase made by the Company or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions, provided that any such offer made pursuant to this clause (b) that is greater than par plus accrued interest will be an offer of par, plus accrued interest, plus a percentage of the Make-Whole Amount that each holder would have received had the Company made an optional prepayment with Make-Whole Amount pursuant to Section 8.2.  Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least 10 Business Days.  If the holders of more than 10% of the principal amount of the Notes then outstanding accept such offer, the Company shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least 10 Business Days from its receipt of such notice to accept such offer.  The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

8.7.                            Make-Whole Amount.

“Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero.  For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2, 8.3, 8.8, 8.9 or 8.10 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on such Note is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by the yield(s) reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.  If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between the yield(s) Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life.  The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date.  If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life.  The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360-day year composed of twelve 30-day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon, calculated by reference to the Original Coupon of such Note, that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2, 8.3, 8.8, 8.9, 8.10 or 12.1.  For purposes of this definition, “Original Coupon” means (a) with respect to the Series A Notes, 3.23% per annum, (b) with respect to the Series B Notes, 4.13% per annum and (c) with respect to the Series C Notes, 4.28% per annum.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2, 8.3, 8.8, 8.9 or 8.10 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

8.8.                            Mandatory Offer to Prepay from Proceeds of Specified Property Dispositions.

(a)                                 In the event the Company makes an offer of prepayment of the Notes pursuant to Section 10.6(i), the Company shall, within five Business Days of the relevant Disposition, give written notice thereof (a “Specified Property First Offer Notice”) to each holder of a Note, which notice shall contain and constitute an offer to prepay (a “Specified Property First Offer”) a stated portion of the outstanding principal amount of each Note held by such holder in an amount equal to such Note’s Pro Rata Amount of the net cash proceeds of such Disposition being applied in accordance with Section 10.6(i), together with any accrued and unpaid interest thereon, plus, with respect to any portion of such principal amount offered to be prepaid from Excess Prepayment Proceeds (such portion, the “Excess Specified Property Principal Amount”), the Make-Whole Amount determined for the Specified Property Prepayment Date (defined below) with respect to such Excess Specified Property Principal Amount, on a date specified in such Specified Property First Offer Notice, which date shall be a Business Day not less than 20 and not more than 30 days after the date of such Disposition (the “Specified Property Prepayment Date”) (if such date shall not be specified in such Specified Property First Offer Notice, the Specified Property Prepayment Date shall be the last Business Day occurring within the 30-day period following the date of the Disposition).  If the holder of a Note has provided the Company with a current valid e-mail address, the Company may deliver the Specified Property First Offer Notice to such holder by e-mail at such e-mail address.  The Specified Property First Offer Notice shall (i) describe the nature of the relevant Disposition in reasonable detail, (ii) refer to this Section 8.8 and the rights of the holders hereunder, (iii) state the amount of the net cash proceeds of such Disposition, any portion thereof that constitutes Excess Prepayment Proceeds, and the aggregate principal amount of the Notes being offered to be prepaid pursuant to Section 10.6(i), (iv) set forth the Specified Property First Offer, (v) state the amount of interest that would be paid on such Specified Property Prepayment Date with respect to each of such holder’s Notes, (vi) if applicable, set forth the estimated Make-Whole Amount that would be due with respect to each of such holder’s Notes (calculated as if the date of the Specified Property First Offer Notice were the date of the prepayment) and the details of such calculation, (vii) with respect to any Excess Specified Property Principal Amount offered to be prepaid, request that such holder notify the Company in writing by a stated date (the “Specified Property First Offer Acceptance Date”), which date shall be not less than ten days after the date of such Specified Property First Offer Notice, if such holder wishes the Excess Specified Property Principal Amount of any of its Notes to be so prepaid, and (viii) set forth a current e-mail address of the Company.  For avoidance of doubt, with respect to any Excess Specified Property Principal Amount offered to be prepaid, a holder may elect to accept or reject the amount offered to it pursuant to the Specified Property First Offer in full or in part, and may elect to apply any accepted amount to any of its other Notes of the same series.

(b)

(i)                                     Each holder of a Note shall be deemed to have accepted any Specified Property First Offer with respect to any principal that is not Excess Specified Property Principal Amount.

(ii)                                  In the case of a Specified Property First Offer of any Excess Specified Property Principal Amount, to accept or reject such offer, a holder of a Note may cause a written notice of such acceptance or rejection to be delivered to the Company on or before the Specified Property First Offer Acceptance Date.  Such notice may be delivered to the Company by e-mail at the e-mail address of the Company set forth in the Specified Property First Offer Notice.  If a holder does not notify the Company on or before the Specified Property First Offer

Acceptance Date of such holder’s acceptance or rejection, then the holder shall be deemed to have accepted the Specified Property First Offer with respect to such Excess Specified Property Principal Amount.

(c)                                  If the holder of any Note rejects the Specified Property First Offer with respect to any Excess Specified Property Principal Amount of such Note (the aggregate amount rejected by all such holders, the “Specified Property Second Offer Amount”), the Company shall, within three Business Days after the Specified Property First Offer Acceptance Date, give written notice thereof (a “Specified Property Second Offer Notice”) to each holder of a Note that accepted in full the Specified Property First Offer with respect to the Excess Specified Property Principal Amount of such Note, which notice shall contain and constitute an offer to prepay (the “Specified Property Second Offer”) a stated portion of the outstanding principal amount of such Note held by such holder in an amount equal to such Note’s Pro Rata Amount of the Specified Property Second Offer Amount, together with any accrued and unpaid interest thereon (without any Make-Whole Amount or other premium) on the Specified Property Prepayment Date.  If the holder of a Note has provided the Company with a current valid e-mail address, the Company may deliver the Specified Property Second Offer Notice to such holder by e-mail at such e-mail address.  The Specified Property Second Offer Notice shall (i) refer to this Section 8.8 and the rights of the holders hereunder, (ii) state the Specified Property Second Offer Amount and the aggregate principal amount of the Notes being offered to be prepaid in connection with the Specified Property Second Offer, (iii) set forth the Specified Property Second Offer, (iv) state the amount of interest that would be paid on such Specified Property Prepayment Date with respect to such relevant Note of such holder, (v) request that such holder notify the Company in writing by a stated date (the “Specified Property Second Offer Acceptance Date”), which date shall be not less than seven days after the date of such Specified Property Second Offer Notice, if such holder wishes such Note to be so prepaid, and (vi) set forth a current e-mail address of the Company.  For avoidance of doubt, a holder may elect to accept or reject the amount offered to it with respect to any Note pursuant to the Specified Property Second Offer in full or in part, and may elect to apply any accepted amount to any of its other Notes of the same series that are offered prepayment in connection with the Specified Property Second Offer.

(d)                                 To accept or reject a Specified Property Second Offer with respect to any Note, the holder of such Note may cause a written notice of such acceptance or rejection to be delivered to the Company on or before the Specified Property Second Offer Acceptance Date.  Such notice may be delivered to the Company by e-mail at the e-mail address of the Company set forth in the Specified Property Second Offer Notice.  If a holder does not notify the Company on or before the Specified Property Second Offer Acceptance Date of such holder’s acceptance or rejection of the Specified Property Second Offer, then the holder shall be deemed to have rejected the Specified Property Second Offer in full.

(e)                                  In the event that the Specified Property First Offer includes an offer of any Excess Prepayment Proceeds, two Business Days prior to the Specified Property Prepayment Date, the Company will deliver to each holder of Notes (other than any holder who rejected the Specified Property First Offer) a certificate, executed by a Senior Financial Officer of the Company, specifying the calculation of the Make-Whole Amount to be paid in respect of each Note as of the Specified Property Prepayment Date.  In the event the Company incorrectly calculates the Make-Whole Amount payable with respect to any Note, the holder of such Note will not be bound by such incorrect calculation, but instead will be entitled to receive an amount equal to the correct Make-Whole Amount, calculated in compliance with the terms of this Agreement.

(f)                                   On the Specified Property Prepayment Date, the appropriate outstanding principal amount of the Notes held by each holder of Notes that has accepted (or is deemed to have accepted) the Specified Property First Offer and/or the Specified Property Second Offer in full or in part, together with any interest accrued thereon to the Specified Property Prepayment Date, plus any Make-Whole Amount determined for the Specified Property Prepayment Date with respect to Excess Specified Property Principal Amount, shall become due and payable.

8.9.                            Offer to Prepay from Proceeds of Other Dispositions and Extraordinary Insurance Receipts.

(a)                                 In the event (i) the Company makes an offer of prepayment of the Notes pursuant to Section 10.6(j)(ii) or (ii) any Loan Party is in receipt of any Extraordinary Insurance Receipts, the Company shall, (A) in the case of a Disposition (x) within 120 days after the date of the relevant Disposition (in the case of an offer made pursuant to clause (x) of Section 10.6(j)(ii)) or (y) on the date of the relevant Disposition (in the case of an offer made pursuant to the second proviso to Section 10.6(j)(ii)) and (B) in the case of a Loan Party’s receipt of Extraordinary Insurance Receipts, within 120 days of receipt of such Extraordinary Insurance Receipts, give written notice thereof (a “Section 8.9 First Offer Notice”) to each holder of a Note, which notice shall contain and constitute an offer to prepay (a “Section 8.9 First Offer”) a stated portion of the outstanding principal amount of each Note held by such holder in an amount equal to such Note’s Pro Rata Amount of the net cash proceeds of either such Disposition being applied in accordance with Section 10.6(j)(ii) or the amount of such Extraordinary Insurance Receipts, as applicable, together with any accrued and unpaid interest thereon, plus, with respect to any portion of such principal amount offered to be prepaid from Excess Prepayment Proceeds (such portion, the “Excess Section 8.9 Principal Amount”), the Make-Whole Amount determined for the Section 8.9 Prepayment Date (defined below) with respect to such Excess Section 8.9 Principal Amount, on a date specified in such Section 8.9 First Offer Notice, which date shall be a Business Day not less than 20 and not more than 30 days after the date of such Section 8.9 First Offer Notice (the “Section 8.9 Prepayment Date”) (if such date shall not be specified in such Section 8.9 First Offer Notice, the Section 8.9 Prepayment Date shall be the last Business Day occurring within the 30-day period following the date of the Section 8.9 First Offer Notice).  If the holder of a Note has provided the Company with a current valid e-mail address, the Company may deliver the Section 8.9 First Offer Notice to such holder by e-mail at such e-mail address.  The Section 8.9 First Offer Notice shall (i) describe the nature of the relevant Disposition or Extraordinary Insurance Receipts in reasonable detail, (ii) refer to this Section 8.9 and the rights of the holders hereunder, (iii) state the amount of the net cash proceeds of such Disposition and/or Extraordinary Insurance Receipts, any portion thereof that constitutes Excess Prepayment Proceeds, and the aggregate principal amount of the Notes being offered to be prepaid pursuant to Section 10.6(j)(ii) or the terms hereof, (iv) set forth the Section 8.9 Offer, (v) state the amount of interest that would be paid on such Section 8.9 Prepayment Date with respect to each of such holder’s Notes, (vi) if applicable, set forth the estimated Make-Whole Amount that would be due with respect to each of such holder’s Notes (calculated as if the date of the Section 8.9 First Offer were the date of the prepayment) and the details of such calculation, (vii) with respect to any Excess Section 8.9 Principal Amount offered to be prepaid, request that such holder notify the Company in writing by a stated date (the “Section 8.9 First Offer Acceptance Date”), which date shall be not less than ten days after the date of such Section 8.9 First Offer Notice, if such holder wishes the Excess Section 8.9 Principal Amount of any of its Notes to be so prepaid, and (viii) set forth a current e-mail address of the Company.  For avoidance of doubt, with respect to any Excess Section 8.9 Principal Amount offered to be prepaid, a holder may elect to accept or reject the amount offered to it pursuant to the Section 8.9 First Offer in full or in part, and may elect to apply any accepted amount to any of its other Notes of the same series.

(b)

(i)                                     Each holder of a Note shall be deemed to have accepted any Section 8.9 First Offer with respect to any principal that is not Excess Section 8.9 Principal Amount.

(ii)                                  In the case of a Section 8.9 First Offer of any Excess Section 8.9 Principal Amount, to accept or reject such offer, a holder of a Note may cause a written notice of such acceptance or rejection to be delivered to the Company on or before the Section 8.9 First Offer Acceptance Date.  Such notice may be delivered to the Company by e-mail at the e-mail address of the Company set forth in the Section 8.9 First Offer Notice.  If a holder does not notify the Company on or before the Section 8.9 First Offer Acceptance Date of such holder’s acceptance or rejection, then the holder shall be deemed to have accepted the Section 8.9 First Offer with respect to such Excess Section 8.9 Principal Amount.

(c)                                  If the holder of any Note rejects the Section 8.9 First Offer with respect to any Excess Section 8.9 Principal Amount of such Note (the aggregate amount rejected by all such holders, the “Section 8.9 Second Offer Amount”), the Company shall, within three Business Days after the Section 8.9 First Offer Acceptance Date, give written notice thereof (a “Section 8.9 Second Offer Notice”) to each holder of a Note that accepted in full the Section 8.9 First Offer with respect to the Excess Section 8.9 Principal Amount of such Note, which notice shall contain and constitute an offer to prepay (the “Section 8.9 Second Offer”) a stated portion of the outstanding principal amount of such Note held by such holder in an amount equal to such Note’s Pro Rata Amount of the Section 8.9 Second Offer Amount, together with any accrued and unpaid interest thereon (without any Make-Whole Amount or other premium) on the Section 8.9 Prepayment Date.  If the holder of a Note has provided the Company with a current valid e-mail address, the

Company may deliver the Section 8.9 Second Offer Notice to such holder by e-mail at such e-mail address.  The Section 8.9 Second Offer Notice shall (i) refer to this Section 8.9 and the rights of the holders hereunder, (ii) state the Section 8.9 Second Offer Amount and the aggregate principal amount of the Notes being offered to be prepaid in connection with the Section 8.9 Second Offer, (iii) set forth the Section 8.9 Second Offer, (iv) state the amount of interest that would be paid on such Section 8.9 Prepayment Date with respect to such relevant Note of such holder, (v) request that such holder notify the Company in writing by a stated date (the “Section 8.9 Second Offer Acceptance Date”), which date shall be not less than seven days after the date of such Section 8.9 Second Offer Notice, if such holder wishes such Note to be so prepaid, and (vi) set forth a current e-mail address of the Company.  For avoidance of doubt, a holder may elect to accept or reject the amount offered to it with respect to any Note pursuant to the Section 8.9 Second Offer in full or in part, and may elect to apply any accepted amount to any of its other Notes of the same series that are offered prepayment in connection with the Section 8.9 Second Offer.

(d)                                 To accept or reject a Section 8.9 Second Offer with respect to any Note, the holder of such Note may cause a written notice of such acceptance or rejection to be delivered to the Company on or before the Section 8.9 Second Offer Acceptance Date.  Such notice may be delivered to the Company by e-mail at the e-mail address of the Company set forth in the Section 8.9 Second Offer Notice.  If a holder does not notify the Company on or before the Section 8.9 Second Offer Acceptance Date of such holder’s acceptance or rejection of the Section 8.9 Second Offer, then the holder shall be deemed to have rejected the Section 8.9 Second Offer in full.

(e)                                  In the event that the Section 8.9 Offer includes an offer of any Excess Prepayment Proceeds, two Business Days prior to the Section 8.9 Prepayment Date, the Company will deliver to each holder of Notes (other than any holder who rejected the Section 8.9 First Offer) a certificate, executed by a Senior Financial Officer of the Company, specifying the calculation of the Make-Whole Amount to be paid in respect of each Note as of the Section 8.9 Prepayment Date.  In the event the Company incorrectly calculates the Make-Whole Amount payable with respect to any Note, the holder of such Note will not be bound by such incorrect calculation, but instead will be entitled to receive an amount equal to the correct Make-Whole Amount, calculated in compliance with the terms of this Agreement.

(f)                                   On the Section 8.9 Prepayment Date, the appropriate outstanding principal amount of the Notes held by each holder of Notes that has accepted (or is deemed to have accepted) the Section 8.9 First Offer and/or the Section 8.9 Second Offer in full or in part, together with any interest accrued thereon to the Section 8.9 Prepayment Date, plus any Make-Whole Amount determined for the Section 8.9 Prepayment Date with respect to Excess Section 8.9 Principal Amount, shall become due and payable.

8.10.                     Mandatory Offer to Prepay from Equity Issuances.

(a)                                 In the event the Company issues any Equity Interests pursuant to a Specified Equity Contribution or otherwise (the proceeds of such issuance, the “Equity

Issuance Proceeds”), the Company shall, within seven days after its receipt of such Equity Issuance Proceeds, give written notice thereof (an “Equity Issuance First Offer Notice”) to each holder of a Note, which notice shall contain and constitute an offer to prepay (an “Equity Issuance First Offer”) a stated portion of the outstanding principal amount of each Note held by such holder in an amount equal to such Note’s Pro Rata Amount of an amount constituting not less than 35% of such Equity Issuance Proceeds (the “Offered Equity Issuance Proceeds”), together with any accrued and unpaid interest thereon, plus, with respect to any portion of such principal amount offered to be prepaid from Excess Prepayment Proceeds (such portion, the “Excess Equity Issuance Principal Amount”), the Make-Whole Amount determined for the Equity Issuance Prepayment Date (defined below) with respect to such Excess Equity Issuance Principal Amount, on a date specified in such Equity Issuance First Offer Notice, which date shall be a Business Day not less than 20 and not more than 30 days after the date of such Equity Issuance First Offer Notice (the “Equity Issuance Prepayment Date”) (if such date shall not be specified in such Equity Issuance First Offer Notice, the Equity Issuance Prepayment Date shall be the last Business Day occurring within the 30-day period following the date of the Equity Issuance First Offer Notice).  If the holder of a Note has provided the Company with a current valid e-mail address, the Company may deliver the Equity Issuance First Offer Notice to such holder by e-mail at such e-mail address.  The Equity Issuance First Offer Notice shall (i) if any portion of the Offered Equity Issuance Proceeds constitute proceeds of a Specified Equity Contribution, refer to the relevant Cure Notice, (ii) refer to this Section 8.10 and the rights of the holders hereunder, (iii) state the amount of the Equity Issuance Proceeds and the amount of the Offered Equity Issuance Proceeds (and, if applicable, the amount of the Specified Equity Contribution), any portion thereof that constitutes Excess Prepayment Proceeds, and the aggregate principal amount of the Notes being offered to be prepaid, (iv) set forth the Equity Issuance First Offer, (v) state the amount of interest that would be paid on such Equity Issuance Prepayment Date with respect to each of such holder’s Notes, (vi) if applicable, set forth the estimated Make-Whole Amount that would be due with respect to each of such holder’s Notes (calculated as if the date of the Equity Issuance First Offer Notice were the date of the prepayment) and the details of such calculation, (vii) with respect to any Excess Equity Issuance Principal Amount offered to be prepaid, request that such holder notify the Company in writing by a stated date (the “Equity Issuance First Offer Acceptance Date”), which date shall be not less than ten days after the date of such Equity Issuance First Offer Notice, if such holder wishes the Excess Equity Issuance Principal Amount of any of its Notes to be so prepaid, and (viii) set forth a current e-mail address of the Company.  For avoidance of doubt, with respect to any Excess Equity Issuance Principal Amount offered to be prepaid, a holder may elect to accept or reject the amount offered to it pursuant to the Equity Issuance First Offer in full or in part, and may elect to apply any accepted amount to any of its other Notes of the same series.

(b)

(i)                                     Each holder of a Note shall be deemed to have accepted any Equity Issuance First Offer with respect to any principal that is not Excess Equity Issuance Principal Amount.

(ii)                                  In the case of an Equity Issuance First Offer of any Excess Equity Issuance Principal Amount, to accept or reject such offer, a holder of a Note may cause a written notice of such acceptance or rejection to be delivered to the Company on or before the Equity Issuance First Offer Acceptance Date.  Such notice may be delivered to the Company by e-mail at the e-mail address of the Company set forth in the Equity Issuance First Offer Notice.  If a holder does not notify the Company on or before the Equity Issuance First Offer Acceptance Date of such holder’s acceptance or rejection, then the holder shall be deemed to have accepted the Equity Issuance First Offer with respect to such Excess Equity Issuance Principal Amount.

(c)                                  If the holder of any Note rejects the Equity Issuance First Offer with respect to any Excess Equity Issuance Principal Amount of such Note (the aggregate amount rejected by all such holders, the “Equity Issuance Second Offer Amount”), the Company shall, within three Business Days after the Equity Issuance First Offer Acceptance Date, give written notice thereof (an “Equity Issuance Second Offer Notice”) to each holder of a Note that accepted in full the Equity Issuance First Offer with respect to the Excess Equity Issuance Principal Amount of such Note, which notice shall contain and constitute an offer to prepay (the “Equity Issuance Second Offer”) a stated portion of the outstanding principal amount of such Note held by such holder in an amount equal to such Note’s Pro Rata Amount of the Equity Issuance Second Offer Amount, together with any accrued and unpaid interest thereon (without any Make-Whole Amount or other premium) on the Equity Issuance Prepayment Date.  If the holder of a Note has provided the Company with a current valid e-mail address, the Company may deliver the Equity Issuance Second Offer Notice to such holder by e-mail at such e-mail address.  The Equity Issuance Second Offer Notice shall (i) refer to this Section 8.10 and the rights of the holders hereunder, (ii) state the Equity Issuance Second Offer Amount and the aggregate principal amount of the Notes being offered to be prepaid in connection with the Equity Issuance Second Offer, (iii) set forth the Equity Issuance Second Offer, (iv) state the amount of interest that would be paid on such Equity Issuance Prepayment Date with respect to such relevant Note of such holder, (v) request that such holder notify the Company in writing by a stated date (the “Equity Issuance Second Offer Acceptance Date”), which date shall be not less than seven days after the date of such Equity Issuance Second Offer Notice, if such holder wishes to reject the Equity Issuance Second Offer with respect to such Note, and (vi) set forth a current e-mail address of the Company.  For avoidance of doubt, a holder may elect to accept or reject the amount offered to it with respect to any Note pursuant to the Equity Issuance Second Offer in full or in part, and may elect to apply any accepted amount to any of its other Notes of the same series that are offered prepayment in connection with the Equity Issuance Second Offer.

(d)                                 To accept or reject an Equity Issuance Second Offer with respect to any Note, the holder of such Note may cause a written notice of such acceptance or rejection to be delivered to the Company on or before the Equity Issuance Second Offer Acceptance Date.  Such notice may be delivered to the Company by e-mail at the e-mail address of the Company set forth in the Equity Issuance Second Offer Notice.  If a holder does not notify the Company on or before the Equity Issuance Second Offer Acceptance

Date of such holder’s acceptance or rejection of the Equity Issuance Second Offer, then the holder shall be deemed to have rejected the Equity Issuance Second Offer in full.

(e)                                  In the event that the Equity Issuance First Offer includes an offer of any Excess Prepayment Proceeds, two Business Days prior to the Equity Issuance Prepayment Date, the Company will deliver to each holder of Notes (other than any holder who rejected the Equity Issuance First Offer) a certificate, executed by a Senior Financial Officer of the Company, specifying the calculation of the Make-Whole Amount to be paid in respect of each Note as of the Equity Issuance Prepayment Date.  In the event the Company incorrectly calculates the Make-Whole Amount payable with respect to any Note, the holder of such Note will not be bound by such incorrect calculation, but instead will be entitled to receive an amount equal to the correct Make-Whole Amount, calculated in compliance with the terms of this Agreement.

(f)                                   On the Equity Issuance Prepayment Date, the appropriate outstanding principal amount of the Notes held by each holder of Notes that has accepted (or is deemed to have accepted) the Equity Issuance First Offer and/or the Equity Issuance Second Offer in full or in part, together with any interest accrued thereon to the Equity Issuance Prepayment Date, plus any Make-Whole Amount determined for the Equity Issuance Prepayment Date with respect to Excess Equity Issuance Principal Amount, shall become due and payable.

9.                                      AFFIRMATIVE COVENANTS.

The Company covenants that until the Obligations have been Paid In Full:

9.1.                            Compliance with Law.

Without limiting Section 10.8, the Company will, and will cause each Subsidiary to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, ERISA, Environmental Laws, the USA PATRIOT Act and the other laws and regulations that are referred to in Section 5.14, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.2.                            Insurance.

(a)                                 The Company will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated including, without limitation, flood hazard insurance on all Mortgaged Properties that are in an area designated by the Federal Emergency Management Agency as having special flood or mudslide hazards, on such terms and in such amounts as required by the National Flood Insurance Reform Act of 1994 or as otherwise required by the Required Holders.

(b)                                 The Company will (i) subject to the terms of the Intercreditor Agreement (so long as the Intercreditor Agreement is in effect), cause the Collateral Agent to be named as lenders’ loss payable, loss payee or mortgagee, as its interest may appear, and/or additional insured with respect to any such insurance providing liability coverage or coverage in respect of any Collateral, and (ii) cause, unless otherwise agreed to by the Collateral Agent, each provider of any such insurance to agree, by endorsement upon the policy or policies issued by it or by independent instruments furnished to the Collateral Agent that it will give the Collateral Agent thirty (30) days prior written notice before any such policy or policies shall be altered or cancelled (or ten (10) days prior notice in the case of cancellation due to the nonpayment of premiums).  Annually, upon expiration of current insurance coverage, the Company shall provide, or cause to be provided, to the Collateral Agent, such evidence of insurance as required by the Collateral Agent, including, but not limited to: (A) certified copies of such insurance policies, (B) evidence of such insurance policies (including, without limitation and as applicable, ACORD Form 28 certificates (or similar form of insurance certificate), and ACORD Form 25 certificates (or similar form of insurance certificate)), (C) declaration pages for each insurance policy and (D) subject to the terms of the Intercreditor Agreement (so long as the Intercreditor Agreement is in effect), lender’s loss payable endorsement if the Collateral Agent for the benefit of the Secured Parties is not on the declarations page for such policy.

(c)                                  The Company will promptly notify the holders of the Notes if any Mortgaged Property is or becomes located in an area designated by the Federal Emergency Management Agency as having special flood or mudslide hazards.

9.3.                            Maintenance of Properties.

The Company will, and will cause each Subsidiary to, maintain and keep, or cause to be maintained and kept, their respective properties (other than properties immaterial to the Loan Parties) in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.4.                            Payment of Taxes and Claims.

The Company will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax, assessment, charge, levy or claim if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the nonpayment of all such taxes, assessments, charges, levies and claims in the aggregate would not reasonably be expected to have a Material Adverse Effect.

9.5.                            Corporate Existence, etc.

Subject to Sections 10.5 and 10.6, the Company will at all times preserve and keep its corporate existence in full force and effect.  Subject to Sections 10.5 and 10.6, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company or a Wholly-Owned Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, have a Material Adverse Effect.

9.6.                            Additional Subsidiary Guarantors and Grantors.

The Company will cause each of its Subsidiaries (other than Intrepid Aviation, but only so long as Intrepid Aviation is not a guarantor of or otherwise liable, whether as a borrower or an additional or co-borrower or otherwise, for or in respect of any Indebtedness under any Material Credit Facility), whether newly formed, after acquired or otherwise existing, to, in the case of any Subsidiary other than Intrepid Aviation, promptly (and in any event within fifteen (15) days after such Subsidiary is formed or acquired (or such longer period of time as agreed to by the Required Holders in their reasonable discretion)), and in the case of Intrepid Aviation, concurrently with Intrepid Aviation becoming a guarantor of or otherwise liable for or in respect of any Indebtedness under any Material Credit Facility, become a Subsidiary Guarantor and a Grantor by way of execution of a Subsidiary Guaranty Joinder and a Security Agreement Joinder.  In connection therewith, the Company will give notice to the holders of the Notes not less than ten (10) days (or such shorter period of time as agreed to by the Required Holders in their reasonable discretion) prior to creating a Subsidiary, acquiring the Equity Interests of any other Person, or causing Intrepid Aviation to guarantee or otherwise become liable for or in respect of any Indebtedness under any Material Credit Facility.  In connection with the foregoing, the Company will cause such Subsidiary to deliver to each holder:

(a)                                 a counterpart of a Subsidiary Guaranty Joinder, duly executed by such Subsidiary;

(b)                                 a counterpart of a Security Agreement Joinder, duly executed by such Subsidiary;

(c)                                  a counterpart of a joinder agreement to the Intercreditor Agreement in substantially the form of Exhibit B attached thereto (so long as the Intercreditor Agreement is in effect), duly executed by such Subsidiary;

(d)                                 copies of such directors’ or other authorizing resolutions, charter, bylaws and other constitutive documents of such Subsidiary as the Required Holders may reasonably request;

(e)                                  an opinion of independent counsel reasonably satisfactory to the Required Holders covering the authorization, execution, delivery, no conflict with laws or other documents, no consents and enforceability of each of the Subsidiary Guaranty, the Subsidiary Guaranty Joinder, the Security Agreement and the Security Agreement Joinder against such Subsidiary and such other matters relating to such Subsidiary, the Subsidiary Guaranty, the Subsidiary Guaranty Joinder, the Security Agreement and the Security Agreement Joinder as the Required Holders may reasonably request, in form and substance reasonably satisfactory to the Required Holders; and

(f)                                   with respect to such Subsidiary to the extent applicable, substantially the same documentation required pursuant to Sections 4.14, 4.15, 9.9 and 9.13 and such other documents or agreements as the Required Holders may reasonably request.

9.7.                            Books and Records.

The Company will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Subsidiary, as the case may be.

9.8.                            Maintenance of Ratings.

The Company shall obtain a rating each calendar year for the Notes from any nationally recognized rating agency selected by the Company and accepted by the SVO for rating corporate debt, and the Company shall maintain such rating.

9.9.                            Covenant to Give Security.

(a)                                 Equity Interests and Personal Property.  The Company will, and will cause each other Loan Party to, subject to the terms of the Intercreditor Agreement (so long as the Intercreditor Agreement is in effect), cause the Pledged Equity and all of its tangible and intangible personal property now owned or hereafter acquired by it (other than Exempt Specified Property) to be subject at all times to a first priority, perfected Lien (subject to Liens permitted in accordance with Section 10.4) in favor of the Collateral Agent for the benefit of the Secured Parties to secure the Obligations pursuant to the terms and conditions of the Collateral Documents.  The Company will, and will cause each other Loan Party to, provide reasonably requested opinions of counsel and any filings and deliveries reasonably necessary in connection therewith to perfect the security interests therein, all in form and substance reasonably satisfactory to the Required Holders.

(b)                                 Real Property; Water Rights.  If the Company or any other Loan Party acquires a fee ownership, leasehold, license, easement or other interest in any real property or any Water Rights after the Restructuring Closing Date (other than Exempt Specified Property) and such real property or Water Right has a Fair Market Value equal to or in excess of $500,000 or is necessary for the operation of the mines and operating facilities of the Company and its Subsidiaries or otherwise necessary or desirable for the conduct of their businesses, the Company will promptly (and, in any event, within 10 days) provide written notice thereof to the holders of the Notes and will, or will cause the relevant Loan Party to, provide to the Collateral Agent within thirty (30) days (or such extended period of time as agreed to by the Required Holders) a Mortgage and such other Mortgaged Property Support Documents as the Required Holders may request to cause such real property interest or Water Rights to be subject at all times to a first priority, perfected Lien (subject to Liens permitted in accordance with Section 10.4) in favor of the Collateral Agent for the benefit of the Secured Parties to secure the Obligations pursuant to the terms and conditions of the Collateral Documents, in each case subject to the terms of the Intercreditor Agreement (so long as the Intercreditor Agreement is in effect).

(c)                                  Landlord Waivers.  In the case of (i) each headquarter location of the Company or any other Loan Party that is leased, each other leased location where any significant administrative functions are performed and each other leased location where the Company or any Loan Party maintains any significant books or records (electronic or otherwise) and (ii) any personal property Collateral located at any other premises leased by the Company or any other Loan Party containing personal property Collateral with a value equal to or in excess of $1,000,000 (“Material Leased Properties”), the Company will, and will cause the relevant Loan Party to, use commercially reasonable efforts to provide the Collateral Agent with such estoppel letters, consents and waivers from the landlords on such real property to the extent requested by the Required Holders within thirty days following such request (such letters, consents and waivers shall be in form and substance reasonably satisfactory to the Required Holders); provided that, the Company will, and will cause the relevant Loan Party to, contemporaneously provide the Collateral Agent with corresponding estoppel letters, consents and waivers from each landlord that delivers an estoppel letter, consent or waiver to the Revolving Agent or the Revolving Lenders; provided further that, without limiting the foregoing proviso, in the case of those certain Material Leased Properties described in paragraph 2 of Schedule 9.13, such letters, consents and waivers shall not be required under this clause (c) until the dates specified in Schedule 9.13 with respect thereto.  Notwithstanding the foregoing, no such estoppel letter, consent or waiver shall be required under this clause (c) with respect to that certain real property described in Schedule 9.9(c) so long as (x) such real property is leased from the Current Landlord (as defined in Schedule 9.9(c)) or an Affiliate thereof, (y) no estoppel letter, consent or waiver has been provided to the Revolving Agent or the Revolving Lenders with respect to such real property, and (z) no Event of Default has occurred and is continuing.

(d)                                 Bailee, Warehouseman and Consignee Waivers.  In the case of any personal property Collateral held by a bailee, warehouseman or consignee which, when taken together with all personal property Collateral held by such bailee, warehouseman or consignee has an aggregate value in excess of $1,000,000, the Company will, and will cause the relevant Loan Party to, use commercially reasonable efforts to provide the Collateral Agent with such estoppel letters, consents and waivers from such bailees, warehousemen and consignees to the extent requested by the Required Holders within thirty days following such request (such letters, consents and waivers shall be in form and substance reasonably satisfactory to the Required Holders); provided that, the Company will, and will cause the relevant Loan Party to, contemporaneously provide the Collateral Agent with corresponding estoppel letters, consents and waivers from each bailee, warehouseman and consignee that delivers an estoppel letter, consent or waiver to the Revolving Agent or the Revolving Lenders; provided further that, without limiting the foregoing proviso, in the case of those certain bailees, warehousemen or consignees described in paragraph 3 of Schedule 9.13, such letters, consents and waivers shall not be required under this clause (d) until the dates specified in Schedule 9.13 with respect thereto.

(e)                                  Account Control Agreements.  The Company will, and will cause each of the other Loan Parties to, take all actions necessary to establish, subject to the terms of the Intercreditor Agreement (so long as the Intercreditor Agreement is in effect), a perfected Lien in favor of the Collateral Agent for the benefit of the Secured Parties on each Deposit Account (except (w) accounts used exclusively for payroll, payroll taxes or employee benefits, (x) Excluded Escrow/Cash Collateral Accounts, and (y) any other account maintained in the Ordinary Course of Business containing not more than $10,000 at any time, in each case provided that a perfected Lien has not been established in favor of the Revolving Agent or the Revolving Lenders) and each Securities Account of the Company or any other Loan Party (except any Securities Account maintained in the Ordinary Course of Business which contains assets, including securities entitlements, financial assets or other amounts, with an aggregate fair market value that does not exceed $10,000 at any time for any such account, provided that a perfected Lien has not been established in favor of the Revolving Agent or the Revolving Lenders); provided that, in the case of those certain Deposit Accounts described in paragraph 6 of Schedule 9.13, such perfected Liens in favor of the Collateral Agent for the benefit of the Secured Parties shall not be required under this clause (e) until the date specified in Schedule 9.13 with respect thereto.  The Company or a Subsidiary will be the sole account holder(s) of each Deposit Account and each Securities Account of the Company or a Subsidiary and will not allow any Person (other than the Collateral Agent, the Revolving Agent (subject to the terms of the Intercreditor Agreement (so long as the Intercreditor Agreement is in effect)) and the depository bank or Securities Intermediary, as applicable) to have control over any such Deposit Account or Securities Account or any property deposited therein.  The Company will promptly provide written notice to the holders of the Notes of any opening or closing of a Deposit Account or Securities Account.  If at any time the Revolving Obligations have been Paid In Full (as defined in the Intercreditor Agreement), contemporaneously therewith, the Company will, and will cause each Subsidiary to, enter into Qualifying Control Agreements and take all other actions necessary to establish a first priority, perfected Lien in favor of the Collateral Agent for the benefit of the Secured Parties on each such Deposit Account and Securities Account, in each case to the extent Qualifying Control Agreements are not then in effect or such first priority, perfected Liens do not then exist.

(f)                                   Vehicles.  The Company will, and will cause each of the other Loan Parties to, within thirty days of the acquisition thereof (subject to the below proviso), file or cause to be filed in each office in each jurisdiction which the Required Holders may deem reasonably advisable to perfect their Liens on each Vehicle of the Company or any other Loan Party that is covered by a certificate of title or ownership (a “Titled Vehicle”) (other than any such Vehicle that is road-certifiable and has a Fair Market Value of $50,000 or less), all applications for certificates of title or ownership (and any other necessary documentation) indicating the Collateral Agent’s first priority Lien on such Titled Vehicle (subject to any Liens permitted in accordance with Section 10.4) covered by such certificate; provided that, in the case of those Titled Vehicles described in Annex A of Schedule 9.13, such filings shall be required under this clause (f) by the dates specified in Schedule 9.13 with respect thereto (it being understood that, with respect to the Titled Vehicles owned by the Loan Parties on the date hereof, the Loan Parties shall not be required to make any such filings for any Titled Vehicles other than those described in Annex A of Schedule 9.13).

(g)                                  Further Assurances.  At any time upon the reasonable request of the Required Holders, promptly execute and deliver any and all further instruments and documents and take all such other action (including promptly completing any registration or stamping of documents as may be applicable) as the Required Holders may deem necessary or desirable to maintain in favor of the Collateral Agent, for the benefit of the Secured Parties, Liens and insurance rights on the Collateral that are duly perfected in accordance with the requirements of, or the obligations of the Company and its Subsidiaries under, the Loan Documents and all applicable laws and regulations.

(h)                                 Revolving Credit Agreement.  Without limiting the foregoing, in no event may the Revolving Obligations be secured by any property of the Company or any Subsidiary that does not constitute Collateral.

9.10.                     Financial Advisor.

The Company will, and will cause each of its Subsidiaries to, cooperate in a reasonable manner with, and provide good faith assistance to, the Financial Advisor in connection with the services to be rendered by the Financial Advisor pursuant to the FTI Engagement Agreement, including, without limitation, (i) providing the Financial Advisor with such financial information as would be reasonably necessary for the Financial Advisor to verify the statements, calculations and determinations contained in any certificate delivered by the Company pursuant to Section 7.2 and (ii) notwithstanding the limitations set forth in Section 7.4, permitting the Financial Advisor to visit the offices and properties of the Company and its Subsidiaries and discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s and its Subsidiaries’ officers and the independent public accountants of the Company and its Subsidiaries, all upon reasonable prior notice to the Company, provided that visits to the offices and properties of the Company and its Subsidiaries shall not exceed one per fiscal quarter in the case of any corporate office and one per fiscal year in the case of any other office or property.  The Company will pay all of the reasonable and documented fees and out of pocket expenses of the Financial Advisor in accordance with the terms of the FTI Engagement Agreement.

9.11.                     Further Assurances.

At the Company’s cost and expense, the Company will, and will cause each of its Subsidiaries to, promptly upon request by the Collateral Agent or any holder of a Note: (i) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments (including promptly completing any registration or stamping of documents as may be applicable) as the Collateral Agent or any holder of a Note may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable law, subject the Company’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which the Company or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

9.12.                     Most Favored Lender.

(a)                                 If at any time any Material Credit Facility includes any Financial Covenant or any event of default (whether set forth as a covenant, undertaking, event of default, restriction or other provision, and whether included as a new provision in a new or existing Material Credit Facility or by way of amendment or other modification of an existing provision or any defined term used therein) not included in this Agreement or that would be more beneficial to the holders of the Notes than any analogous provision included in this Agreement (any such Financial Covenant or event of default, an “Additional Provision”), then the Company shall, within three Business Days after the inclusion of such Additional Provision in such Material Credit Facility, deliver written notice thereof to each holder of a Note.  Such notice shall be signed by a Responsible Officer and shall refer to the provisions of this Section 9.12 and shall set forth a verbatim statement of such Additional Provision and any defined term used therein, and related explanatory calculations, as applicable.  Thereupon, unless waived in writing by the Required Holders within ten Business Days of receipt of such notice by the holders of the Notes, such Additional Provision (and any related definitions) will be deemed automatically incorporated by reference into this Agreement, mutatis mutandis, as if set forth fully herein, without any further action required on the part of any Person, effective as of the date that such Additional Provision became effective under such Material Credit Facility.  Thereafter, upon the request of any holder of a Note, the Company will, at its expense, enter into any additional agreement or amendment to this Agreement reasonably requested by such holder evidencing any of the foregoing.

(b)                                 So long as no Default or Event of Default has occurred and is continuing:

(i)                                     if any Additional Provision incorporated into this Agreement pursuant to this Section 9.12 is amended or otherwise modified in each relevant Material Credit Facility with the effect that such Additional Provision is made less restrictive or otherwise less onerous on the Company and its Subsidiaries, then such Additional Provision will be deemed so amended in this Agreement, without any further action required on the part of any Person, effective as of the date of such amendment or modification in each relevant Material Credit Facility,

(ii)                                  if any Additional Provision incorporated into this Agreement pursuant to this Section 9.12 is removed from each relevant Material Credit Facility, then such Additional Provision will be deemed removed from this Agreement, without any further action required on the part of any Person, effective as of the date of such removal from each relevant Material Credit Facility, and

(iii)                               if each Material Credit Facility including an Additional Provision incorporated into this Agreement pursuant to this Section 9.12 is terminated and no amounts are outstanding thereunder, then such Additional Provision will automatically be deemed removed from this Agreement, without any further action required on the part of any Person, effective as of the date of such termination, provided that (x) except as provided in Section 17, this Agreement shall not be amended to remove any covenant, undertaking, event of default, restriction or other provision included in this Agreement other than by operation of this Section 9.12 or to make any such provision less restrictive on the Company and its Subsidiaries, and (y) if any creditor or agent under any Material Credit Facility is provided any consideration for the amendment or other modification or the removal of such Additional Provision under or from such Material Credit Facility, then the holders of Notes will (concurrently with the provision of such consideration to such creditor or agent) be provided with equivalent consideration on a pro rata basis, and no such amendment, modification or removal of such Additional Provision in or from this Agreement will be effective unless and until such equivalent consideration is provided to the holders of Notes.

9.13.                     Post-Closing Undertaking.

The Company will, and will cause each of its Subsidiaries to, execute and deliver to the holders of the Notes and the Collateral Agent the documents and complete the actions (and deliver to the holders of the Notes evidence thereof) set forth in Schedule 9.13 hereto, in each case promptly after the Restructuring Closing Date, but in any event within the respective period of time specified in Schedule 9.13 with respect to such document or action (or such longer period of time as may be agreed to by the Required Holders in their sole discretion), with each such document or evidence, as applicable, being in form, scope and substance reasonably satisfactory to the Required Holders.

9.14.                     Investment Bank.

On or prior to November 30, 2016, the Company will engage a nationally recognized investment bank for the purpose of assessing and evaluating and, if determined appropriate by the Company in its business judgment, pursuing potential strategic alternative transactions.  The Company will cause such investment bank, during the term of its engagement, to provide to the Financial Advisor, by teleconference, not less than frequently than once every two weeks at any time the Company is assessing, evaluating or pursuing any such transaction, detailed confidential reports regarding any such transaction including information as to the overall process, level of market interest, indicative value ranges, expected timelines and the identity of any relevant parties; it being acknowledged and agreed that such information (other than the identity of relevant parties) may be provided by the Financial Advisor to the holders of Notes.

10.                               NEGATIVE COVENANTS.

The Company covenants that until the Obligations have been Paid In Full:

10.1.                     Financial Covenants.

(a)                                 FCC; Fixed Charge Coverage Ratio.

(i)                                     The Company will not permit FCC, as of the last day of its fiscal quarters ending on June 30, 2018 and September 30, 2018, to be less than (or more negative than) the amount set forth below with respect to such date:

Fiscal Quarter Ending	Minimum Amount
June 30, 2018	$(15,000,000)
September 30, 2018	$(10,000,000)

(ii)                                  The Company will not permit the Fixed Charge Coverage Ratio, as of the last day of each of its fiscal quarters ending on or after December 31, 2018, to be less than the ratio set forth below with respect to such date:

Fiscal Quarter Ending	Minimum Ratio
December 31, 2018	0.25 to 1.00
March 31, 2019	0.75 to 1.00
June 30, 2019	1.00 to 1.00
September 30, 2019 and the last day of each fiscal quarter ending thereafter	1.30 to 1.00

(b)                                 Leverage Ratio.  The Company will not permit the Leverage Ratio, as of the last day of each of its fiscal quarters ending on or after June 30, 2018, to be greater than the ratio set forth below with respect to such date:

Fiscal Quarter Ending	Maximum Ratio
June 30, 2018	11.50 to 1.00
September 30, 2018	9.50 to 1.00
December 31, 2018	7.00 to 1.00
March 31, 2019	5.50 to 1.00
June 30, 2019	4.50 to 1.00
September 30, 2019 and the last day of each fiscal quarter ending thereafter	3.50 to 1.00

(c)                                  Minimum Liquidity.  The Company will not permit the sum of Unencumbered Cash on Hand and unused availability under the Revolving Credit Agreement to be less than $15,000,000 (or its equivalent in other currencies) as of the last day of any month (i) ending on or prior to March 31, 2018 or (ii) for which Tier I, Tier II or Tier III applies in the determination of the Incremental Interest Rate.

(d)                                 Minimum EBITDA.  The Company will not permit Consolidated EBITDA, for any period of four consecutive fiscal quarters ending on or prior to March 31, 2018, to be less than (or more negative than) the amount (or its equivalent in other currencies) set forth below with respect to such period:

Four Fiscal Quarter Period Ending	Minimum Amount
September 30, 2016	$(20,000,000)
December 31, 2016	$(15,000,000)
March 31, 2017	$(15,000,000)
June 30, 2017	$(10,000,000)
September 30, 2017	$(10,000,000)
December 31, 2017	$(7,500,000)
March 31, 2018	$(7,500,000)

10.2.                     Capital Expenditures.

The Company will not, and will not permit any Subsidiary to, make any Capital Expenditure during the fiscal years ending December 31, 2016 or December 31, 2017 unless, immediately after giving effect to such Capital Expenditure, the aggregate amount of all Capital Expenditures of the Company and its Subsidiaries made in such fiscal year would not exceed $30,000,000 (or its equivalent in other currencies).

10.3.                     Indebtedness.

The Company will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any Indebtedness or issue any Disqualified Equity Interest, except:

(a)                                 Indebtedness under the Loan Documents;

(b)                                 Indebtedness outstanding on the date hereof and listed on Schedule 10.3;

(c)                                  Guaranties of any Loan Party in respect of Indebtedness otherwise permitted hereunder of any other Loan Party; provided that any Guaranty of Indebtedness permitted hereunder that is subordinated to the Obligations shall be subordinated to the Obligations on substantially the same terms as such guaranteed Indebtedness;

(d)                                 obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the Ordinary Course of Business for the purpose of directly mitigating risks reasonably anticipated by such Person associated with liabilities, commitments, investments, assets, cash flows of or property held by, or changes in the value of securities issued by, such Person, and not for purposes of speculation or taking a “market view” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(e)                                  Indebtedness arising in the Ordinary Course of Business in connection with treasury management and commercial credit card, merchant card and purchase or procurement card services;

(f)                                   Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for real property and fixed or capital assets within the limitations set forth in Section 10.4(r); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding, together with the Swap Termination Value of all Swap Contracts permitted under clause (d) above, shall not exceed $5,000,000 (or its equivalent in other currencies);

(g)                                  Assumed Indebtedness in an aggregate principal amount not to exceed $3,000,000 (or its equivalent in other currencies) at any time outstanding;

(h)                                 Indebtedness incurred to finance or as part of the consideration for any Permitted Acquisition in an aggregate principal amount not to exceed $1,000,000 (or its equivalent in other currencies); provided, that, (i) no Event of Default exists at the time of or would be caused by the incurrence of such Indebtedness and (ii) such Indebtedness (A) is unsecured, (B) bears interest (and provided for fees) at a rate (or amount) no greater than the then current arm’s length market rate (or amount) for similar Indebtedness, (C) does not require the payment in cash of principal (other than in respect of working capital adjustments) prior to ninety-one (91) days following the latest final maturity date of any of the Notes stated therein, (D) has a maturity at least 91 days after the latest final maturity date of any of the Notes stated therein, and (E) is subordinated to the Obligations on terms reasonably acceptable to the Required Holders;

(i)                                     the endorsement of negotiable instruments for deposit or collection or similar transactions in the Ordinary Course of Business;

(j)                                    Indebtedness incurred or arising in the Ordinary Course of Business and not in connection with the borrowing of money in respect of (i) obligations to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms; (ii) performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar instruments or obligations; and (iii) obligations to pay insurance premiums;

(k)                                 Indebtedness representing deferred compensation to employees, consultants or independent contractors incurred in the ordinary course of business;

(l)                                     surety bonds, deposits and similar obligations permitted under Section 10.4(e) or (f);

(m)                             unsecured Indebtedness of any Loan Party owing to any other Loan Party;

(n)                                 Indebtedness under the Revolving Loan Documents in an aggregate principal amount outstanding at any time not to exceed the Revolving Maximum Amount (as defined in the Intercreditor Agreement);

(o)                                 other unsecured Indebtedness (i) that bears interest (and provided for fees) at a rate (or amount) no greater than the then current arm’s length market rate (or amount) for similar Indebtedness, (ii) has a stated maturity date no earlier than 91 days following the latest final maturity date of any of the Notes stated therein, (iii) as to which at the time of incurrence thereof no Default or Event of Default has occurred and is continuing or would result therefrom, (iv) the aggregate outstanding principal amount of which does not exceed $500,000 (or its equivalent in other currencies) at any time, and (v) with respect to which at least ten (10) Business Days prior to each such incurrence, the Company has delivered a certificate to the holders of the Notes demonstrating compliance with each of clauses (i) through (iv) above; and

(p)                                 Refinancing Indebtedness.

10.4.                     Liens.

The Company will not, and will not permit any Subsidiary to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Company or any such Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits, except:

(a)                                 Liens which secure the Obligations pursuant to any Loan Document;

(b)                                 Liens on the Collateral created by or pursuant to the Revolving Loan Documents which secure the Revolving Obligations, in each case in accordance with the Intercreditor Agreement;

(c)                                  Liens for taxes, assessments or governmental charges or levies on its property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

(d)                                 Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the Ordinary Course of Business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books;

(e)                                  Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

(f)                                   utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Company or its Subsidiaries;

(g)                                  Liens arising solely by virtue of any statutory or common law provision relating to bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts, securities accounts or other funds maintained with a creditor depository institution; provided that (i) such account is not a dedicated cash collateral account and is not subject to restriction against access by the Company or a Subsidiary in excess of those set forth by regulations promulgated by the Board of Governors of the Federal Reserve, and (ii) such account is not intended by the Company or any Subsidiary to provide collateral to the depository institution;

(h)                                 Liens existing on the date hereof and described in Schedule 10.4 and Liens resulting from extensions, renewals or replacements of Liens permitted by this paragraph (i), provided that (i) there is no increase in the principal amount or decrease in maturity of the Indebtedness secured thereby at the time of such extension, renewal or replacement, (ii) any new Lien attaches only to the same property theretofore subject to such earlier Lien and (iii) immediately after such extension, renewal or replacement no Default or Event of Default would exist;

(i)                                     cash collateralization of Rate Management Transactions (i) as required by the relevant counterparty pursuant to the applicable ISDA documentation, provided that the aggregate amount of such cash collateralization does not exceed $5,000,000 at any time outstanding, or (ii) to the extent and in the amounts required by the Dodd-Frank Wall Street Reform and Consumer Protection Act;

(j)                                    any deposit required to secure the performance of bids, trade contracts, or leases (other than Indebtedness), statutory or reclamation bonds, statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature, in each case incurred in the Ordinary Course of Business;

(k)                                 Liens securing any interest or title of a lessor or sublessor under an operating lease;

(l)                                     Liens securing a judgment for the payment of money not constituting an Event of Default under Section 11(i) or securing an appeal or other surety bond related to any such judgment;

(m)                             any right of a licensee under any license agreement for the use of intellectual property or other intangible assets of Company or any Subsidiary thereof as to which Company or Subsidiary is the licensor;

(n)                                 any leases granted to others permitted under Section 10.6;

(o)                                 real estate security deposits with respect to leaseholds in the Ordinary Course of Business;

(p)                                 Liens associated with project financing the sole recourse for nonpayment of which is limited to the assets that are being financed or constructed with such project financing;

(q)                                 royalties payable in connection with leasehold interests;

(r)                                    any Lien created to secure all or any part of the purchase price, or to secure Indebtedness incurred or assumed to pay all or any part of the purchase price or cost of construction, of fixed or capital assets (or any improvement thereon) acquired or constructed by the Company or a Subsidiary after the date of this Agreement, provided that:

(i)                                     any such Lien shall extend solely to the item or items of such fixed or capital assets (or improvement thereon) so acquired or constructed and, if required by the terms of the instrument originally creating such Lien, other property (or improvement thereon) which is an improvement to or is acquired for specific use in connection with such acquired or constructed fixed or capital assets (or improvement thereon) or which is real property being improved by such acquired or constructed fixed or capital assets (or improvement thereon),

(ii)                                  the principal amount of the Indebtedness secured by any such Lien shall at no time exceed an amount equal to 100% of the Fair Market Value (as determined in good faith by the board of directors of the Company) of such fixed or capital assets (or improvement thereon) at the time of such acquisition or construction, and

(iii)                               any such Lien shall be created contemporaneously with or within the period ending 180 days after, the acquisition or construction of such fixed or capital assets;

(s)                                   any Lien arising from the Company’s provision of cash collateral, in an amount not to exceed $550,000 at any time, securing a letter of credit in the face amount of $500,000 issued by U.S. Bank National Association to the landlord under a real estate lease of the Company; and

(t)                                    other Liens securing Indebtedness of the Company or any Subsidiary not otherwise permitted by clauses (a) through (s) above; provided that (i) the aggregate outstanding principal amount of such Indebtedness shall not at any time exceed $5,000,000 (or its equivalent in other currencies), (ii) no such Lien shall extend to or cover any Collateral, and (iii) no such Lien shall secure any Indebtedness outstanding under or pursuant to any Material Credit Facility.

10.5.                     Mergers, Consolidations, etc.

The Company will not, and will not permit any Subsidiary to, consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person, except that:

(a)                                 any Subsidiary Guarantor may consolidate or merge with, or convey, transfer or lease all or substantially all of its assets to, any other Person, in each case so long as the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of such Subsidiary Guarantor as an entirety, as the case may be, shall be the Company, such Subsidiary Guarantor or another Subsidiary Guarantor;

(b)                                 any Subsidiary (other than a Subsidiary Guarantor) may consolidate or merge with, or convey, transfer or lease all or substantially all of its assets to, any other Person, so long as (i) the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of such Subsidiary as an entirety, as the case may be, shall be such Subsidiary, the Company, any Subsidiary Guarantor or any other Wholly-Owned Subsidiary, or (ii) the transaction is treated as a Disposition of all or substantially all of the assets of such Subsidiary for purposes of Section 10.6 and, based on such characterization, would be permitted pursuant to Section 10.6 (other than clause (d) of Section 10.6);

provided that, in each case, (x) immediately before and immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing and (y) in the case of any such transaction involving the Company or a Subsidiary Guarantor, each Subsidiary Guarantor under the Subsidiary Guaranty at the time such transaction occurs reaffirms its obligations under the Subsidiary Guaranty in writing at such time pursuant to documentation that is reasonably acceptable to the Required Holders.

Notwithstanding the foregoing, any Subsidiary may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the holders of Notes; provided, that to the extent any Subsidiary Guarantor is dissolved or liquidated, its assets must be transferred to the Company or another Subsidiary Guarantor upon such dissolution or liquidation.

No such conveyance, transfer or lease of substantially all of the assets of any Subsidiary Guarantor shall have the effect of releasing such Subsidiary Guarantor or any successor corporation or limited liability company that shall theretofore have become such in the manner prescribed in this Section 10.5 from its liability under the Loan Documents to which it is a party.

10.6.                     Sale of Assets.

The Company will not, and will not permit any Subsidiary to, lease, sell or otherwise dispose of its property to any other Person (collectively a “Disposition”), except:

(a)                                 Dispositions of inventory (other than Specified Property) in the Ordinary Course of Business;

(b)                                 Dispositions of obsolete or worn-out property (other than Specified Property) in the Ordinary Course of Business;

(c)                                  Dispositions by the Company to a Subsidiary Guarantor, or by a Subsidiary Guarantor to the Company or another Subsidiary Guarantor;

(d)                                 Dispositions permitted by Section 10.5;

(e)                                  Licenses for the use of intellectual property or other intangible assets;

(f)                                   Dispositions of accounts receivable (other than Specified Property) in connection with the compromise, settlement or collection thereof;

(g)                                  Dispositions of Cash Equivalents;

(h)                                 Dispositions of property as required by law, regulation or ordinance;

(i)                                     Dispositions of Specified Property to a Person that is not an Affiliate of the Company or a Subsidiary in an arm’s-length transaction, provided that the net cash proceeds thereof (if any) received by the Company or a Subsidiary are offered to prepay the outstanding Notes held by each holder in accordance with Section 8.8 within 30 days of such Disposition, and

(j)            Dispositions of property (other than Specified Property) not otherwise permitted by clauses (a) through (i) of this Section 10.6, provided that:

(i)                                     each such Disposition is made in an arm’s-length transaction that in the good faith opinion of the Company is for a consideration at least equal to the Fair Market Value of the property subject thereto and is in the best interest of the Company or such Subsidiary,

(ii)                                  subject to the terms of the Intercreditor Agreement (so long as the Intercreditor Agreement is in effect), the higher of the net cash proceeds from such Disposition and the net book value of the property disposed of in such Disposition, when aggregated with the higher of the net cash proceeds and the net book value with respect to all other Dispositions made by the Company and its Subsidiaries pursuant to this clause (j) during the period of 365 consecutive days ending on the date of such Disposition, does not exceed an amount equal to the Disposition Basket Amount; provided that, subject to the immediately succeeding proviso, to the extent all or any portion of the net cash proceeds from any Disposition made pursuant to this clause (j) (or an equal amount) are, within 120 days after the date of such Disposition (x) offered to prepay the outstanding Notes held by each holder in accordance with Section 8.9 and/or (y) reinvested in productive assets to be used in the business of the Company or a Subsidiary, such amount (or, if higher, a proportionate amount of the net book value of the property disposed of in such Disposition) shall not be included in the computation of the applicable Disposition Basket Amount; provided further that, at any time Tier I, Tier II, Tier III or Tier IV applies in the determination of the Incremental Interest Rate, to the extent the aggregate net cash proceeds of any Disposition (or related series of Dispositions) that would not be permitted under this clause (j) but for the foregoing proviso exceeds $2,500,000 (or its equivalent in other currencies) (a “Material Disposition”), the Company will contemporaneously offer all of the net cash proceeds of each such Material Disposition to prepay the outstanding Notes held by each holder in accordance with Section 8.9, and

(iii)                               at the time of such Disposition and after giving effect thereto no Default or Event of Default shall have occurred and be continuing.

Notwithstanding the foregoing, in no event may the Company or any Subsidiary lease, sell or otherwise dispose of all or substantially all of the Noteholder Priority Collateral without the prior written consent of all holders of Notes.

10.7.                     Transactions with Affiliates.

The Company will not and will not permit any Subsidiary to enter into directly or indirectly any Material transaction or Material group of related transactions (including without limitation the Material purchase, lease, sale or exchange of properties of any kind or the rendering of any Material service) with any Affiliate (other than the Company or another Subsidiary), except (i)  upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate (as determined by the Company in good faith), (ii) dividends permitted under applicable law that are paid to all shareholders of the relevant series of Equity Interests on the same terms and conditions, or (iii) as set forth in Schedule 10.7.

10.8.                     Economic Sanctions, Etc.

The Company will not, and will not permit any Subsidiary or, to the knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company or any Subsidiary to (a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (b) directly or indirectly have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder or any affiliate of such holder to be in violation of, or subject to sanctions under, any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions Laws.

10.9.                     Line of Business.

The Company will not and will not permit any Subsidiary to engage in any business if, as a result, the general nature of the business in which the Company and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Subsidiaries, taken as a whole, are engaged on the date hereof as described in Schedule 10.9 (and other business that are reasonably related, complementary or incidental to such businesses); provided, this Section 10.9 shall not be deemed to prohibit acquisitions by the Company or any Subsidiary as long as the acquired companies or assets are operating in or relating or complementary to a business that is similar to or reasonably related to the current and future businesses conducted by the Company or any Subsidiary, as well as suppliers to or distributors of products similar to products purchased, produced, consumed or sold by the Company or any Subsidiary.

10.10.              Restricted Payments.

The Company will not, and will not permit any Subsidiary to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, unless:

(a)                                 the Leverage Ratio, as of the last day of the most recently ended fiscal quarter, is less than 3.50 to 1.00,

(b)                                 the Fixed Charge Coverage Ratio, as of the last day of the most recently ended fiscal quarter, determined on a pro forma basis before and after giving effect to such Restricted Payment, is greater than 1.30 to 1.00,

(c)                                  the sum of Unencumbered Cash on Hand and unused availability under the Revolving Credit Agreement, both before and after giving effect to such Restricted Payment, is not less than $15,000,000, and

(d)                                 no Default or Event of Default has occurred and is continuing at the time of such Restricted Payment or would result therefrom,

provided that (x) the Company may make Restricted Payments in connection with the withholding of Equity Interests to cover withholding taxes due upon the vesting of equity compensation paid to employees, directors or consultants and (y) any Subsidiary may make Restricted Payments to the Company or to any Wholly-Owned Subsidiary that owns Equity Interests in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made.

10.11.              Investments.

At any time Tier I, Tier II, Tier III or Tier IV applies in the determination of the Incremental Interest Rate, the Company will not, and will not permit any Subsidiary to, make or maintain any Investments, except (subject, in each case, to the proviso immediately following clause (g) below):

(a)                                 Investments held by the Loan Parties in the form of Cash Equivalents or other Investment Property that are held in a securities account or deposit account subject to a Qualifying Control Agreement (to the extent otherwise required hereunder), pursuant to documentation in form and substance satisfactory to the Required Holders;

(b)                                 loans and advances to officers, directors and employees of the Company and its Subsidiaries, made in the Ordinary Course of Business and approved by the board of directors of the Company, in an aggregate amount at any one time outstanding not to exceed $2,500,000 (or its equivalent in other currencies);

(c)                                  Investments in Loan Parties;

(d)                                 Investments consisting of extensions of credit in the nature of Accounts or notes receivable arising from the grant of trade credit in the Ordinary Course of Business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled Account Debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)                                  Guaranties permitted by Section 10.3;

(f)                                   Investments existing as of the date hereof as described in Schedule 10.11 (setting forth, as of the Restructuring Closing Date, the amount, obligor or issuer and maturity, if any, thereof) and extensions or renewals thereof, provided that no such extension or renewal shall be permitted if it would (i) increase the amount of such Investment at the time of such extension or renewal or (ii) result in a Default hereunder; and

(g)                                  Investments constituting a Permitted Acquisition;

provided that, notwithstanding anything herein to the contrary, no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly, acquire any Equity Interests of any Person that will not, after giving effect to such acquisition, constitute a Subsidiary.

10.12.              Sale and Leaseback.

At any time Tier I, Tier II, Tier III or Tier IV applies in the determination of the Incremental Interest Rate, the Company will not, and will not permit any Subsidiary to, enter into any agreement or arrangement with any other Person providing for the leasing by the Company or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Company or any Subsidiary to such other Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Company or any Subsidiary.

10.13.              Intrepid Aviation.

So long as Intrepid Aviation is not required to become a Subsidiary Guarantor and a Grantor pursuant to Section 9.6, the Company will not permit Intrepid Aviation to engage in any operations or business (other than activities as described in Schedule 10.13); provided, however, that notwithstanding anything to the contrary in this Agreement, Intrepid Aviation shall not (i) consolidate or merge with, or liquidate or dissolve into, or convey, transfer or lease all or substantially all of its assets to, any Person other than a Loan Party (in which case, the Loan Party shall be the continuing or surviving Person), (ii) directly or indirectly sell or otherwise dispose of any Equity Interests of any Loan Party, or (iii) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

10.14.              Revolving Loan Documents.

The Company will not, and will not permit any Subsidiary to, amend, modify or change in any manner any term or condition of any Revolving Loan Document to the extent prohibited by the terms of the Intercreditor Agreement.

11.                               EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)                                 the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b)                                 the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

(c)                                  the Company defaults in the performance of or compliance with any term contained in Sections 7.1(g), 9.6, 9.9, 9.12, 9.13 or 9.14, Sections 10.1 through 10.12, or any Additional Provision incorporated into this Agreement pursuant to Section 9.12 that is a covenant or undertaking; or

(d)                                 any Loan Party defaults in the performance of or compliance with any term contained in any Loan Document (other than those referred to in Sections 11(a), (b), (c), (k),(m), (n) and (o)) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or

(e)                                  any representation or warranty made in writing by or on behalf of the Company or any other Loan Party in this Agreement, in any other Loan Document or in any writing furnished in connection with the transactions contemplated hereby or thereby proves to have been, with respect to any representations or warranties that contain a materiality qualifier, false or incorrect, and with respect to any representations or warranties that do not contain a materiality qualifier, false or incorrect in any material respect, in each case on the date as of which made or confirmed; or

(f)                                   (i) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding under any Material Credit Facility, in each case beyond any period of grace provided with respect thereto, or (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any Material Credit Facility or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) the Company or any Subsidiary has become obligated to purchase or repay any Indebtedness under any Material Credit Facility before its regular maturity or before its regularly scheduled dates of payment, or (y) one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay any such Indebtedness, or (iv) without limitation of the preceding clauses, any “Event of Default” under and as such term is defined in the Revolving Loan Documents at any time that, and for so long as, there are outstanding Loans or any Letter of Credit (each as defined in the Revolving Credit Agreement) under the Revolving Credit Agreement shall have occurred and be continuing; or

(g)                                  the Company or any other Loan Party (i) is not paying, or admits in writing its inability to pay, its debts generally as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h)                                 a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any other Loan Party, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any other Loan Party, or any such petition shall be filed against the Company or any other Loan Party and such petition shall not be dismissed within 60 days; or

(i)                                     the Company or any other Loan Party shall fail within 30 days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of the lesser of (A) $25,000,000 (or the equivalent thereof in currencies other than U.S. Dollars) in the aggregate and (B) such other event of default judgment threshold set forth in any Material Credit Facility from time to time; provided, however, that such judgment shall not be an Event of Default under this Section 11(i) if and for so long as (1) the amount of such judgment is covered by a valid and binding policy of insurance between the Company or the applicable Loan Party and the insurer covering payment thereof, (2) the out-of-pocket amount payable (including any deductibles) by the Company, any other Loan Party or any combination thereof in connection with any such judgment is in an aggregate amount of no more than $15,000,000 and (3) such insurer has been notified of, and has not disputed, in writing, the claim made for payment of, the amount of such judgment; or (ii) nonmonetary judgments or orders which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith; or

(j)                                    if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans determined in accordance with Title IV of ERISA, shall exceed $25,000,000, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, would reasonably be expected to have a Material Adverse Effect; or

(k)                                 any Subsidiary Guarantor defaults in the performance of or compliance with any term contained in the Subsidiary Guaranty; or

(l)                                     any Loan Document ceases to be in full force and effect for any reason whatsoever other than as expressly permitted hereunder or thereunder, or is declared to be null and void in whole or in material party by a court or other governmental or regulatory authority having jurisdiction, or the validity or enforceability thereof shall be contested by any Loan Party or any of them renounces any of the same or denies that it has any or further liability thereunder; or

(m)                             any Collateral Document shall for any reason (other than as permitted pursuant to the terms of this Agreement and such Collateral Document) cease to create a valid and perfected Lien on the Collateral purported to be covered thereby with the priority required by this Agreement and such Collateral Document (subject to Liens in the priority and to the extent permitted under this Agreement), or any Loan Party shall assert the invalidity of such Liens; or

(n)                                 so long as the Intercreditor Agreement is in effect, any breach of Section 4.2 of the Intercreditor Agreement shall occur; or

(o)                                 an event of default shall occur under any Additional Provision that is an “event of default” under any Material Credit Facility that is incorporated into this Agreement pursuant to Section 9.12, subject to any applicable grace period provided in each relevant Material Credit Facility from which the Additional Provision was incorporated.

As used in Section 11(j), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA.

12.                               REMEDIES ON DEFAULT, ETC.; EQUITY CURE

12.1.                     Acceleration.

(a)                                 If an Event of Default with respect to the Company described in Section 11(g) or (h) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all of the Obligations shall automatically become immediately due and payable.

(b)                                 If any other Event of Default has occurred and is continuing, any holder or holders of more than 51% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates) may at any time at its or their option, by notice or notices to the Company, declare all of the Obligations to be immediately due and payable.

(c)                                  If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all of the Obligations payable to it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (y) any applicable Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

12.2.                     Other Remedies.

If any Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may, subject to the terms of the Intercreditor Agreement (so long as the Intercreditor Agreement is in effect), proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any other Loan Document, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

12.3.                     Rescission.

At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the holders of not less than 51% in principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

12.4.                     No Waivers or Election of Remedies, Expenses, etc.

No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or any other Loan Document upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

12.5.                     Default Rate.

In the case of an Event of Default arising under Section 11(c) through (f) or Section 11(i) through (o), the Required Holders may, at their option, by notice to the Company (which notice may be revoked at the option of the Required Holders notwithstanding any provision of Section 17.1 requiring unanimous consent of the holders to changes in interest rates), declare that the Notes shall bear interest at the Default Rate. For the avoidance of doubt, in the case of any Event of Default arising under Sections 11(a), (b), (g) or (h), the Notes shall bear interest at the Default Rate automatically, without any declaration, notice or other action required on the part of any Person. After an Event of Default has been cured or waived, the interest rate applicable to the Notes shall revert to the rates applicable prior to the occurrence of an Event of Default.

12.6.                     Equity Cure.

In the event the Company fails to comply with either or both of the financial covenants set forth in clauses (a) or (b) of Section 10.1 as of the last day of any fiscal quarter, any cash equity contribution to the Company (funded with proceeds of either (x) common shares issued by the Company or (y) other equity issued by the Company having terms reasonably acceptable to the Required Holders and in any case, not constituting Disqualified Equity Interests) received after the last day of such fiscal quarter and on or prior to the day that is thirty (30) days after the day on which financial statements are required to be delivered with respect to such fiscal quarter pursuant to Section 7.1(a) or 7.1(b) will, at the irrevocable election of the Company, be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with such covenants set forth in clauses (a) or (b) of Section 10.1 as of the last day of such fiscal quarter (each, a “Cure Quarter”) and any subsequent period that includes such Cure Quarter (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided that (i) the amount of any Specified Equity Contribution will be no greater than the amount required to cause the Company to be in compliance with such financial covenants (the “Cure Amount”), (ii) there shall be no more than two (2) Specified Equity Contributions made in the aggregate after the

Restructuring Closing Date, (iii) all Specified Equity Contributions will be disregarded for purposes of the calculation of Consolidated EBITDA for all other purposes, including calculating basket levels, pricing, determining compliance with incurrence-based or pro forma calculations or conditions, and any other items governed by reference to Consolidated EBITDA, (iv) notice of the Company’s intent to accept a Specified Equity Contribution (a “Cure Notice”) shall be delivered by the Company to the holders no later than the day on which financial statements are required to be delivered with respect to the applicable fiscal quarter pursuant to Section 7.1(a) or 7.1(b), (v) the Company shall have offered the full amount of the Specified Equity Contribution to prepay the outstanding Notes held by each holder in accordance with Section 8.10, and (vi) there shall be no reduction in Consolidated Funded Indebtedness (through either netting of cash or prepayment of indebtedness) in connection with any Specified Equity Contribution (or the application of the proceeds thereof) for determining compliance with any financial covenant set forth in Section 10.1 as of the last day of any Cure Quarter or for the period ending on such day, provided that to the extent any Notes are prepaid from a Specified Equity Contribution in accordance with clause (v) above and Section 8.10, there shall be a reduction in Consolidated Funded Indebtedness for determining compliance with Section 10.1 in future fiscal quarters where such Cure Quarter is included in the applicable test period (but, for the avoidance of doubt, there shall be no de-leveraging credit for the period ending on the last day of the Cure Quarter in respect of which the equity cure is exercised).

Upon the holders’ receipt of a Cure Notice no later than the day on which financial statements are required to be delivered with respect to the applicable fiscal quarter pursuant to Section 7.1(a) or 7.1(b), then, until the day that is thirty (30) days after such date, no holder shall exercise the right to accelerate the Obligations or declare any Note held by it to be immediately due and payable, and no holder shall exercise any right (or direct or authorize the Collateral Agent to exercise any right) to foreclose on or take possession of the Collateral solely on the basis of an Event of Default having occurred and being continuing under Section 11(c) caused by the Company’s failure to comply with clauses (a) or (b) of Section 10.1 as of the last day of such fiscal quarter.

13.                               REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

13.1.                     Registration of Notes.

The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register.  If any holder of one or more Notes is a nominee, then the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof.  Prior to due presentment for registration of transfer, the Person(s) in whose name any Note(s) shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary.  The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

13.2.       Transfer and Exchange of Notes.

Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) of the same series in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note.  Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 2.2(a), (b) or (c) as appropriate.  Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon.  The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes.  Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes of a series, one Note of such series may be in a denomination of less than $100,000.  Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), (i) shall be deemed to have made the representation set forth in Section 6.2 and (ii) shall promptly execute and deliver to the Collateral Agent a joinder agreement to the Collateral Agency Agreement in substantially the form of Exhibit B attached thereto.

13.3.       Replacement of Notes.

Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a)           in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an Existing Noteholder or another Institutional Investor holder of a Note with a minimum net worth of at least $50,000,000, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b)           in the case of mutilation, upon surrender and cancellation thereof,

within ten Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

14.          PAYMENTS ON NOTES.

14.1.       Place of Payment.

Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York City at the principal office of U.S. Bank National Association in such jurisdiction.  The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

14.2.       Home Office Payment.

So long as you or your nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose below your name in Schedule A, or by such other method or at such other address as you shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, you shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1.  Prior to any sale or other disposition of any Note held by you or your nominee you will, at your election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2.  The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note acquired by you under the Existing Note Purchase Agreement or this Agreement and that has made the same agreement relating to such Note as you have made in this Section 14.2.

15.          EXPENSES, ETC.

15.1.       Transaction Expenses.

Whether or not the transactions contemplated hereby are consummated, the Company will pay all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees of a special counsel for the holders and, if reasonably required by the Required Holders, local or other special subject matter counsel for all holders collectively) incurred by any holder of a Note in connection with such transactions and in connection with the performance of the Loan Documents and any amendments, waivers or consents under or in respect of this Agreement or any other Loan Document (whether or not such amendment, waiver or consent becomes effective), including:  (i) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under the Loan Documents, or in responding to any subpoena or other legal process or informal investigative demand issued in connection with any Loan Document, or by reason of being a holder of any Note, (ii) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the other Loan Documents, and (iii) the costs and expenses of indemnifying the Collateral Agent pursuant to the Collateral Agency Agreement and the other Loan Documents.  The Company will pay, and will save you and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders retained by the Company or any Subsidiary.

15.2.       Survival.

The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or any other Loan Document, and the termination of this Agreement.

16.                               SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and any other Loan Document, the purchase or transfer by you of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of you or any other holder of a Note.  All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement.  Subject to the preceding sentence, this Agreement and the other Loan Documents embody the entire agreement and understanding between you and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

17.          AMENDMENT AND WAIVER.

17.1.       Requirements.

This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) at any time prior to the Restructuring Closing, no amendment or waiver of any of the provisions of Section 1, 2, 3, 4 or 5 hereof, or any defined term (as it is used therein), will be effective as to any Existing Noteholders unless consented to by such Existing Noteholder in writing, (b) no amendment or waiver of any of the provisions of Section 6 hereof, or any defined term (as it is used therein), will be effective as to any holder of a Note unless consented to by such holder in writing, and (c) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of (A) interest (including interest accruing at the Incremental Interest Rate) on the Notes or (B) the Make-Whole Amount, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Section 8, the last sentence of Section 10.6, Section 11(a), Section 11(b), Section 12, Section 17 or Section 20.

Notwithstanding anything herein or in any other Loan Document to the contrary, (x) in no event shall any Subsidiary Guarantor be released from its obligations under the Subsidiary Guaranty without the prior written consent of the holder of each Note at the time outstanding, (y) the Subsidiary Guaranty shall not be amended except as provided therein, and (z) in no event shall all or substantially all of the Liens on the Collateral in favor of the Collateral Agent for the benefit of the Secured Parties be released or otherwise terminated without the prior written consent of the holder of each Note at the time outstanding.

17.2.       Solicitation of Holders of Notes.

(a)           Solicitation.  The Company will provide each holder of the Notes with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of any other Loan Document.  The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b)           Payment.  The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of a Note as consideration for or as an inducement to the entering into by such holder of any waiver or amendment of any of the terms and provisions hereof or of any other Loan Document unless such remuneration is concurrently paid, or security is concurrently granted, or other credit support is concurrently provided, on the same terms, ratably to each holder of a Note even if such holder did not consent to such waiver or amendment.

(c)           Consent in Contemplation of Transfer.  Any consent made pursuant to this Section 17 by a holder of Notes that has transferred or has agreed to transfer its Notes to the Company, any Subsidiary or any Affiliate of the Company and has provided or has agreed to provide such written consent as a condition to such transfer shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.

17.3.       Binding Effect, etc.

Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver.  No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon.  No course of dealing between the Company and any holder of a Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note.

17.4.       Notes held by the Company, etc.

Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or any other Loan Document, or have directed the taking of any action provided herein or in any other Loan Document to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

18.          NOTICES.

Except as expressly provided herein, all notices and communications provided for hereunder shall be in writing and sent (a) by registered or certified mail with return receipt requested (postage prepaid), or (b) by an internationally recognized overnight delivery service (with charges prepaid).  Any such notice must be sent:

(i)            if to you or your nominee, to you or it at the address specified for such communications in Schedule A, or at such other address as you or it shall have specified to the Company in writing,

(ii)           if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii)          if to any Loan Party, to the Company at its address set forth at the beginning hereof to the attention of President, General Counsel and Treasurer, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

19.          REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by you on the date hereof or on the Restructuring Closing Date (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, electronic, digital, or other similar process and you may destroy any original document so reproduced.  The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.  This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

20.          CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, “Confidential Information” means information delivered to you by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by you as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to you prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by you or any Person acting on your behalf, (c) otherwise becomes known to you other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to you under Section 7.1 that are otherwise publicly available.  You will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by you in good faith to protect confidential information of third parties delivered to you, provided that you may deliver or disclose Confidential Information to (i) your directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential or shall otherwise have a duty to keep such information confidential), (ii) your auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which you sell or offer to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which it offers to purchase any Security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (vi) any federal or state regulatory authority having jurisdiction over you, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about your investment portfolio, (viii) the Collateral Agent, or (ix) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to you, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which you are a party or (z) if an Event of Default has occurred and is continuing, to the extent you may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under your Notes, this Agreement and any other Loan Document.  In the event that any holder of a Note is required to disclose information pursuant to clause (ix)(x) or (y) above, such holder agrees, to the extent reasonably practicable and not in violation of applicable law, to provide the Company with prior notice of such required disclosures.  Except for the sale and purchase of the Notes as contemplated by this Agreement, you agree not to use any Confidential Information in connection with purchases or sales of, or trading in, the Company’s Securities.  Each holder of a Note will be liable for each breach of this Section 20 by any of their respective affiliates.  Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement.  On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

In the event that as a condition to receiving access to information relating to the Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, you are required to agree to a confidentiality undertaking (whether through Intralinks or otherwise) which is different from the terms of this Section 20, the terms of this Section 20 shall, as between you and the Company, supersede the terms of any such other confidentiality undertaking.

21.          MISCELLANEOUS.

21.1.       Successors and Assigns.

All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not, except that the Company may not assign or otherwise transfer any of its rights or obligations hereunder or under the Notes without the prior written consent of each holder.

21.2.       Payments Due on Non-Business Days.

Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

21.3.       Accounting Terms.

(a)           All accounting terms used herein that are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP.  Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP and (ii) all financial statements shall be prepared in accordance with GAAP.  For purposes of determining compliance with this Agreement (including Section 9, Section 10, any Additional Provision incorporated into this Agreement pursuant to Section 9.12 that is a Financial Covenant, and the definition of “Indebtedness”), any election by the Company to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board

Accounting Standards Codification Topic No. 825-10-25 — Fair Value Option or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

(b)           Notwithstanding the foregoing (but subject to clause (b) of the definition of Indebtedness), if the Company notifies the holders of Notes that, in the Company’s reasonable opinion, or if the Required Holders notify the Company that, in the Required Holders’ reasonable opinion, as a result of a change in GAAP after the date of this Agreement, any covenant contained in Sections 9 or 10, or any of the defined terms used therein no longer apply as intended such that such covenants are materially more or less restrictive to the Company than as at the date of this Agreement, the Company shall negotiate in good faith with the holders of Notes to make any necessary adjustments to such covenant or defined term to provide the holders of the Notes with substantially the same protection as such covenant provided prior to the relevant change in GAAP.  Until the Company and the Required Holders so agree to reset, amend or establish alternative covenants or defined terms, (i) the covenants contained in Sections 9 and 10, together with the relevant defined terms, shall continue to apply and compliance therewith shall be determined on the basis of GAAP in effect at the date of this Agreement and (ii) each set of financial statements delivered to holders of Notes pursuant to Section 7.1(a) or (b) during such time shall include detailed reconciliations reasonably satisfactory to the Required Holders as to the effect of such change in GAAP.

21.4.       Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

21.5.       Construction.

Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.  Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.

21.6.       Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument.  Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

21.7.       Governing Law.

This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

21.8.       Jurisdiction and Process; Waiver of Jury Trial.

(a)           The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes.  To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)           The Company agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 21.8(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

(c)           The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 21.8(a) by mailing a copy thereof by registered, certified, priority or express mail (or any substantially similar form of mail), postage prepaid, return receipt or delivery confirmation requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section.  The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it.  Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(d)           Nothing in this Section 21.8 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(e)           THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

22.          RELEASE.

(a)           For and in consideration of the agreements contained in this Agreement and other good and valuable consideration, the Company hereby absolutely and unconditionally waives, releases, remises and forever discharges the holders of the Notes, and any and all of their respective participants, parent corporations, subsidiary corporations, affiliates, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, trustees, officers, agents, advisors, attorneys and employees of any of the foregoing (each a “Released Party”), from any and all claims, suits, investigations, proceedings, demands, obligations, liabilities, damages, losses, costs, expenses, or causes of action of any kind, nature or description, whether based in law, equity, contract, tort, implied or express warranty, strict liability, criminal or civil statute, common law, or under any state or federal law or otherwise, of any kind or character, known or unknown, past, present or future, liquidated or unliquidated, suspected or unsuspected, which the Company has had, now has, hereafter may have, or has made claim to have against any such person or entity for or by reason of any act, omission, matter, cause or thing whatsoever arising at any time prior to the effectiveness hereof that arise out of or relate to the Existing Notes, the Existing Note Purchase Agreement, the Notes, this Agreement, the other Loan Documents and/or the transactions arising thereunder, related thereto, contemplated thereby or in furtherance thereof, whether such claims, demands and causes of action are matured or unmatured or known or unknown.  It is the intention of the Company in providing this release that the same shall be effective as a bar to each and every claim, demand and cause of action specified.  The Company acknowledges that it may hereafter discover facts different from or in addition to those now known or believed to be true with respect to such claims, demands, or causes of action and agrees that this release shall be and remain effective in all respects notwithstanding any such differences or additional facts.

(b)           The Company, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Released Party above that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Released Party on the basis of any claim released, remised and discharged by such Person pursuant to the above release and, for the avoidance of doubt, agrees not to sue any Released Party for (and that no Released Party shall be liable for), any special, indirect or consequential damages.  The Company further agrees that it shall not dispute the validity or enforceability of this Agreement or any of the other Loan Documents or any of its obligations thereunder.  If the Company, or any of its successors, assigns or other legal representatives violates the foregoing covenant, such Person, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Released Party may sustain as a result of such violation, all attorneys’ fees and costs incurred by such Released Party as a result of such violation.

(c)                                  The obligations of the Company under this Section 22 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, the Notes or any other Loan Document, and the termination of this Agreement and the other Loan Documents.

23.                               TREASURY REGULATIONS SECTIONS 1.1275-4(c) AND 1.1274-3(a).

The parties hereto agree and acknowledge that principal and interest on the Notes will be taken into account for federal income tax purposes in accordance with Treasury Regulations Section 1.1275-4(c), and that the Notes were not issued in a situation described in Treasury Regulations Section 1.1274-3(a).  The parties hereto agree that they will not file any original or amended tax return or otherwise take any position for federal income tax purposes inconsistent with the preceding sentence, except to the extent required by a determination within the meaning of Code Section 1313(a).

Remainder of page intentionally left blank.

If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

Very truly yours,

INTREPID POTASH, INC.

By:	/s/ Brian D. Frantz
Name: Brian D. Frantz
Title: Senior Vice President and Chief Accounting Officer

This Agreement is hereby accepted and agreed to as of the date thereof.

TEACHERS INSURANCE AND ANNUITY
ASSOCIATION OF AMERICA

By:	/s/ Ji Min Shin
Name:	Ji Min Shin
Title: Director

THE GUARDIAN LIFE INSURANCE COMPANY
OF AMERICA

By:	/s/ Thomas M. Donohue
Name:	Thomas M. Donohue
Title:	Managing Director

COBANK, ACB

By:	/s/ Justin Barr
Name:	Justin Barr
Title:	Lead Special Assets Officer

AGFIRST FARM CREDIT BANK

By:	/s/ Christopher R. Reynolds
Name:	Christopher R. Reynolds
Title:	AVP

FARM CREDIT BANK OF TEXAS

By:	/s/ Luis M. H. Requejo
Name:	Luis M. H. Requeio
Title:	Director Capital Markets

GREENSTONE FARM CREDIT SERVICES, ACA/FLCA

By:	/s/ Jeff Pavlik
Name:	Jeff Pavlik
Title:	Sr. Vice President

1ST FARM CREDIT SERVICES, PCA

By:	/s/ Corey J. Waldinger
Name:	Corey J. Waldinger
Title:	Vice President, Capital Markets Group

FARM CREDIT SERVICES OF AMERICA, PCA

By:	/s/ Scott Hoffschneider
Name:	Scott Hoffschneider
Title:	VP Account Resolution - ABF

SCHEDULE A

INFORMATION RELATING TO EXISTING NOTEHOLDERS

Name of Existing Noteholder:	TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

Series, Note Registration Number, Principal Amount of Existing Notes and Prepayment Amounts
	Series A	Series B	Series C
Series, Note Registration Number and Principal Amount:	—	—	CR-1;
$33,750,000
Supplemental Amendment Fee:	—	—	$201,185

(1)

All payments on or in respect of the Notes shall be made in immediately available funds on the due date by electronic funds transfer, through the Automated Clearing House System, to:

JPMorgan Chase Bank, N.A.
ABA # 021-000-021
Account Number: 900-9-000200
Account Name: TIAA
For Further Credit to the Account Number: G07040
Reference: PPN: 46121Y B#8/ Intrepid Potash, Inc.
Maturity Date: April 16, 2025/P&I Breakdown

with sufficient information to identify the source and application of such funds, including issuer, PPN#, interest rate, maturity and whether payment is of principal, interest, Make-Whole Amount or otherwise.

(2)

Address for all notices relating to payments:

Teachers Insurance and Annuity Association of America
730 Third Avenue
New York, New York 10017
Attention: Securities Accounting Division
Phone: (212) 916-5504
Email: jpiperato@tiaa.org or mwolfe@tiaa.org

With a copy to:

JPMorgan Chase Bank, N.A.
P.O. Box 35308
Newark, New Jersey 07101

And to:

Schedule A-1

Teachers Insurance and Annuity Association of America
730 Third Avenue
New York, New York 10017
Attention: Distressed Investments Team

Telephone:                                   (212) 916-4878 (Ji Min Shin)

Facsimile:                                         (212) 916-6140

Email:                                                            dl_amgpmdiworkout@tiaa.org

Contemporaneous written confirmation of any electronic funds transfer shall be sent to the above addresses setting forth (1) the full name, private placement number, interest rate and maturity date of the Notes, (2) allocation of payment between principal, interest, Make-Whole Amount, other premium or any special payment and (3) the name and address of the bank from which such electronic funds transfer was sent.

(3)

Address for all other communications and notices:

Teachers Insurance and Annuity Association of America
730 Third Avenue
New York, New York 10017
Attention: Distressed Investments Team

Telephone:                                 (212) 916-4878 (Ji Min Shin)
Facsimile:                                         (212) 916-6140

Email:                                                            dl_amgpmdiworkout@tiaa.org

(4)	Address for delivery of Notes: JPMorgan Chase Bank, N.A. 4 Chase Metrotech Center 3rd Floor Brooklyn, New York 11245-0001 Attention: Physical Receive Department For TIAA A/C #G07040

(5)	E-mail Address for Electronic Delivery: dl_amgpmdiworkout@tiaa.org

(6)	Tax ID: 13-1624203

Schedule A-2

Name of Existing Noteholder:	THE GUARDIAN LIFE INSURANCE COMPANY OF AMERICA

Series, Note Registration Number, Principal Amount of Existing Notes and Prepayment Amounts
	Series A	Series B	Series C
Series, Note Registration Number and Principal Amount:	—	BR-1; $21,150,000	CR-2; $6,750,000
Supplemental Amendment Fee:	—	$98,809	$40,237

(1)

All scheduled payments of principal and interest by wire transfer of immediately available funds to:

JP Morgan Chase
FED ABA #021000021
Chase/NYC/CTR/BNF
A/C 900-9-000200
Reference A/C #G05978, Guardian Life
PPN #, Intrepid Potash Inc.

with sufficient information to identify the source and application of such funds, including issuer, PPN#, interest rate, maturity and whether payment is of principal, interest, make whole amount or otherwise.

(2)

Address for all notices relating to payments:

The Guardian Life Insurance Company of America
7 Hanover Square
New York, NY 10004-2616
Attn: Brian Keating
Investment Department 9-A
FAX # (212) 919-2658
Brian_keating@glic.com

(3)

Address for all other communications and notices:

The Guardian Life Insurance Company of America
7 Hanover Square
New York, NY 10004-2616
Attn: Brian Keating
Investment Department 9-A
FAX # (212) 919-2658
Brian_keating@glic.com

Schedule A-3

(4)	Address for delivery of Notes: JP Morgan Chase Bank, N.A. 4 Chase Metrotech Center 3rd Floor Brooklyn, N.Y. 11245-0001 Attention: Physical Receive Dept. Reference A/C #G05978, Guardian Life

(5)	E-mail Address for Electronic Delivery: Brian_keating@glic.com

(6)	Tax ID: 13-5123390

Schedule A-4

Name of Existing Noteholder:	COBANK, ACB

Series, Note Registration Number, Principal Amount of Existing Notes and Prepayment Amounts
	Series A	Series B	Series C
Series, Note Registration Number and Principal Amount:	AR-1; $22,500,000	—	—
Supplemental Amendment Fee:	$47,236	—	—

(1)	All scheduled payments of principal and interest by wire transfer of immediately available funds to:

	Bank:	CoBank, ACB
	Location of Bank:	Greenwood Village, Colorado
	ABA Routing No:	307088754
	Account Name:	Intrepid Potash, Inc.
	Account Number:	00079992

with sufficient information to identify the source and application of such funds, including issuer, PPN# 46121Y B*2, interest rate, maturity and whether payment is of principal, interest, make whole amount or otherwise.

(2)	Address for all notices relating to payments: CoBank, ACB Attention: Syndications/Participations 6340 S. Fiddlers Green Circle Greenwood Village, CO 80111 Fax (303) 740-4021

(3)	Address for all other communications and notices: CoBank, ACB Attention: Syndications/Participations 6340 S. Fiddlers Green Circle Greenwood Village, CO 80111 Fax (303) 740-4021

Schedule A-5

(4)	Address for delivery of Notes: CoBank, ACB Attention: Closing 6340 S. Fiddlers Green Circle Greenwood Village, CO 80111

(5)	E-mail Address for Electronic Delivery: cobankloanaccounting@cobank.com

(6)	Tax ID: 84-1286705

Schedule A-6

Name of Existing Noteholder:	AGFIRST FARM CREDIT BANK

Series, Note Registration Number, Principal Amount of Existing Notes and Prepayment Amounts
	Series A	Series B	Series C
Series, Note Registration Number and Principal Amount:	AR-2; $13,500,000	—	—
Supplemental Amendment Fee:	$28,342	—	—

(1)	All scheduled payments of principal and interest by wire transfer of immediately available funds to:

	Name:	AgFirst Farm Credit Bank
	City, State:	Columbia, SC
	ABA No:	053905974
	Short Name:	AgFirst FCB
	Acct. Number:	2993260000000
	Acct. Name:	Intrepid Potash, Inc.
	OBI:	Intrepid Potash, Inc.
	Email:	capmarkets@agfirst.com

with sufficient information to identify the source and application of such funds, including issuer, PPN#: 46121Y B*2, interest rate, maturity and whether payment is of principal, interest, make whole amount or otherwise.

(2)	Address for all notices relating to payments: AgFirst Farm Credit Bank PO Box 1499 Columbia, SC 29202 Email: creynolds-servicing@agfirst.com and capmarkets@agfirst.com

(3)	Address for all other communications and notices: AgFirst Farm Credit Bank PO Box 1499 Columbia, SC 29202 Email: creynolds-servicing@agfirst.com and bfortner-servicing@afirst.com

(4)	Address for delivery of Notes: 1401 Hampton Street Columbia, SC 29201 Attn: Hannah Engroos

Schedule A-7

(5)	E-mail Address for Electronic Delivery: bfortner-servicing@afirst.com

(6)	Tax ID: 57-1016947

Schedule A-8

Name of Existing Noteholder:	FARM CREDIT BANK OF TEXAS

Series, Note Registration Number, Principal Amount of Existing Notes and Prepayment Amounts
	Series A	Series B	Series C
Series, Note Registration Number and Principal Amount:	AR-3; $9,000,000	—	—
Supplemental Amendment Fee:	$18,895	—	—

(1)

All scheduled payments of principal and interest by wire transfer of immediately available funds to:

Farm Credit Bank of Texas
4801 Plaza on the Lake Drive, Austin, TX 78746
ABA NO: 1149-2470-0
Short Name: Farm Credit Bk Aus
Account Number: 150499
Acct. Name: Capital Markets-Clearing Acct.

DLPartOps@FarmCreditBank.com

with sufficient information to identify the source and application of such funds, including issuer, PPN# 46121Y B*2, interest rate, maturity and whether payment is of principal, interest, make whole amount or otherwise.

(2)	Address for all notices relating to payments: Farm Credit Bank of Texas 4801 Plaza on the Lake Drive Austin, TX 78746 Attn: Capital Markets Operations Email: DLPartOps@FarmCreditBank.com

(3)	Address for all other communications and notices: Farm Credit Bank of Texas 4801 Plaza on the Lake Drive Austin, TX 78746 Attn: Luis Requejo Email: Luis.Requejo@FarmCreditBank.com

Schedule A-9

(4)	Address for delivery of Notes: Farm Credit Bank of Texas 4801 Plaza on the Lake Drive Austin, TX 78746 Attn: Luis Requejo Luis.Requejo@FarmCreditBank.com

(5)	E-mail Address for Electronic Delivery: Luis.Requejo@FarmCreditBank.com DLPartOps@FarmCreditBank.com DLCapMarketsOperations@FarmCreditBank.com

(6)	Tax ID: 74-1110170

Schedule A-10

Name of Existing Noteholder:	GREENSTONE FARM CREDIT SERVICES, ACA/FLCA

Series, Note Registration Number, Principal Amount of Existing Notes and Prepayment Amounts
	Series A	Series B	Series C
Series, Note Registration Number and Principal Amount:	AR-4; $9,000,000	BR-2; $6,300,000	—
Supplemental Amendment Fee:	$18,895	$29,433	—

(1)	All scheduled payments of principal and interest by wire transfer of immediately available funds to:

	Name:	AgriBank FCB
	ABA:	096016972
	Acct:	GreenStone
	Acct No:	362406788

with sufficient information to identify the source and application of such funds, including issuer, PPN#, interest rate, maturity and whether payment is of principal, interest, make whole amount or otherwise.

(2)	Address for all notices relating to payments: GS-Fund@greenstonefcs.com Greenstone Farm Credit Services, ACA/FLCA 3515 West Road East Lansing, MI 48823 Attention: Capital Markets

(3)

Address for all other communications and notices:

Greenstone Farm Credit Services, ACA/FLCA
Credit Contacts
3515 West Road
East Lansing, MI 48823
Jeff Pavlik, SVP/Managing Director
jeff.pavlik@greenstonefcs.com
517-318-4130 direct
517-318-4148 fax

and

Curt Flammini, VP
Curt.flammini@greenstonefcs.com
517-332-9527 direct

Schedule A-11

517-318-4148 fax

(4)	Address for delivery of Notes: Greenstone Farm Credit Services, ACA/FLCA 3515 West Road East Lansing, MI 48823 Attention: Capital Markets

(5)	E-mail Address for Electronic Delivery: Curt.flammini@greenstonefcs.com

(6)	Tax ID: 38-1358859

Schedule A-12

Name of Existing Noteholder:	1ST FARM CREDIT SERVICES, PCA
Series, Note Registration Number, Principal Amount of Existing Notes and Prepayment Amounts
	Series A	Series B	Series C
Series, Note Registration Number and Principal Amount:	—	BR-3; $6,750,000	—
Supplemental Amendment Fee:	—	$31,535	—

(1)	All scheduled payments of principal and interest by wire transfer of immediately available funds to:

	Bank:	AgriBank, FCB
	Address:	St. Paul, MN
	ABA #:	096016972
	Account Name:	1st Farm Credit Services
	Acct #:	362402288
	Attn:	Intrepid Potash, Inc. - Brenda Croxton

(2)	Address for all notices relating to payments: 1st Farm Credit Services ATTN: Corey Waldinger 1560 Wall Street, Suite 221 Naperville, IL 60563 Email: cmg@1stfarmcredit.com

(3)	Address for all other communications and notices: 1st Farm Credit Services ATTN: Corey Waldinger 1560 Wall Street, Suite 221 Naperville, IL 60563 Email: cmg@1stfarmcredit.com

(4)	Address for delivery of Notes: 1st Farm Credit Services ATTN: Corey Waldinger 1560 Wall Street, Suite 221 Naperville, IL 60563

(5)	E-mail Address for Electronic Delivery: cmg@1stfarmcredit.com

Schedule A-13

(6)	Tax ID: 37-1270649

Schedule A-14

Name of Existing Noteholder:	FARM CREDIT SERVICES OF AMERICA, PCA

Series, Note Registration Number, Principal Amount of Existing Notes and Prepayment Amounts
	Series A	Series B	Series C
Series, Note Registration Number and Principal Amount:	—	BR-4; $6,300,000	—
Supplemental Amendment Fee:	—	$29,433	—

(1)	All scheduled payments of principal and interest by wire transfer of immediately available funds to:

	Bank Name:	AgriBank, FCB
	ABA Routing #:	096016972
	Beneficiary Account Name:	Farm Credit Services of America
	Beneficiary Account Number:	362021040
	Reference:	Intrepid Potash
	Attn:	Participation Operations

with sufficient information to identify the source and application of such funds, including issuer, PPN# 46121Y B@0, interest rate, maturity and whether payment is of principal, interest, make whole amount or otherwise.

(2)

Address for all notices relating to payments:

Funding & Payment Wire Activity:
Brianne Hein, ABF Participation Operations
Telephone: (402) 348-3336
Facsimile: (402) 661-3324
Email: wires@fcsamerica.com

(3)

Address for all other communications and notices:

Primary Contact:
Farm Credit Services of America, PCA
5015 South 118th Street
Omaha, Nebraska 68137
Attn: Steve Moore, Vice President
Telephone: (402) 348-3246
Facsimile (402) 661-3246
Email: Steve.moore@fcsamerica.com

Schedule A-15

(4)	Address for delivery of Notes: Farm Credit Services of America 5015 South 118th Street Omaha, Nebraska 68137 Attn: Sue Brownlee

(5)	E-mail Address for Electronic Delivery: capitalmarkets@fcsamerica.com

(6)	Tax ID: 47-0373522

Schedule A-16

SCHEDULE B

DEFINED TERMS

Capitalized terms defined in the UCC in effect on the Restructuring Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions.

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“203 E. Florence” is defined in Section 4.10.

“Account Debtor” means any Person who is or may become obligated under or on account of any Account, Contractual Obligation, Chattel Paper or General Intangible.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Company or any of its Subsidiaries, directly or indirectly, acquires (i) any business or assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person, whether through purchase of assets, merger or otherwise or (ii) a majority of the Voting Stock or other controlling ownership interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity or other ownership interest or upon the exercise of an option or warrant for, or conversion of securities into, such equity or other ownership interest.  As used herein, “Voting Stock” means, with respect to any Person, Equity Interests issued by such Person the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even though the right to so vote has been suspended by the happening of such contingency.

“Additional Provision” is defined in Section 9.12 (a).

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and, with respect to the Company, shall include any Person (or group of natural persons related by blood or marriage) beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any Person of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests, provided, that in no event shall (i) any institutional investor be deemed an Affiliate of the Company unless such institutional investor has placed at least one of its representatives on the Company’s board of directors and (ii) any trustee under, or any committee with responsibility for administering, any Plan be deemed an Affiliate of the Company.  As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” shall have meanings correlative to the foregoing.  Unless the context

Schedule B-1

otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Agreement” means this Amended and Restated Note Purchase Agreement dated as of October 31, 2016, as it may be amended or supplemented from time to time.

“Anti-Corruption Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.

“Anti-Money Laundering Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.

“Assumed Indebtedness” means Indebtedness of a Person which is (i) in existence at the time such Person becomes a Subsidiary or (ii) assumed in connection with an Investment in or Acquisition of such Person, and which, in each case, (A) has not been incurred or created in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary, (B) only such Person (or its Subsidiaries so acquired) are obligors with respect to such Indebtedness, (C) such Indebtedness is not a revolving loan facility; and (D) such Indebtedness is not secured by any Liens on working capital assets.

“Blocked Person” means (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (ii) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (iii) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (i) or (ii).

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.

“Capital Expenditure Amount” means (i) with respect to any consecutive four fiscal quarter period ending on or prior to December 31, 2017, $20,000,000, (ii) with respect to any consecutive four fiscal quarter period ending after December 31, 2017 and on or prior to December 31, 2018, $15,000,000, and (iii) with respect to any consecutive four fiscal quarter period ending after December 31, 2018, $10,000,000.

“Capital Expenditures” means, without duplication, any expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with GAAP; provided, that “Capital Expenditures” shall not include (w) capitalized interest under GAAP, (x) expenditures funded with net cash proceeds received by a Loan Party with respect to any insurance or condemnation proceeds for assets being replaced, in each case, received or paid to the account of any Loan Party, (y) any like kind or non-monetary exchange of assets or (z) at

Schedule B-2

any time Tier IV or Tier V applies in the determination of the Incremental Interest Rate, Permitted Acquisitions.

“Capitalized Lease” of a Person means any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

“Carlsbad West” means the underground mine and operating facility of the Company and its Subsidiaries located near Carlsbad, New Mexico that are commonly referred to as “Carlsbad West” or “West”.

“Carlsbad West Mine” means the mine that constitutes a part of Carlsbad West.

“Cash Equivalents” means any of the following types of property, to the extent owned by the Company or any of its Subsidiaries free and clear of all Liens (other than (x) Liens created under the Collateral Documents and (y) Liens in favor of the Revolving Agent so long as those Liens are at all times subject to the terms of the Intercreditor Agreement):

(a)           cash, denominated in U.S. Dollars;

(b)           readily marketable direct obligations of the government of the United States or any agency or instrumentality thereof, or obligations the timely payment of principal and interest on which are fully and unconditionally guaranteed by the government of the United States or any state or municipality thereof (including, without limitation, variable rate demand notes), in each case so long as such obligation is Ratings Compliant;

(c)           Ratings Compliant commercial paper;

(d)           insured certificates of deposit or bankers’ acceptances of, or time deposits with any Lender or with any commercial bank;

(e)           Ratings Compliant readily marketable general obligations of any corporation organized under the laws of any state of the United States of America, payable in the United States of America, expressed to mature not later than twenty-four months following the date of issuance thereof;

(f)            Ratings Compliant money market sweep vehicles; and

(g)           readily marketable shares of investment companies or money market funds that, in each case, invest solely in the foregoing Investments described in clauses (a) through (e) above.

Schedule B-3

“Cash Pay Interest Rate” means, with respect to Tier I, Tier II, Tier III, Tier IV or Tier V, the rate per annum specified for such Tier in the table set forth in the definition of “Incremental Interest Rate” in the column titled “Cash Pay Interest Rate”.

“Change of Control” means (i) the acquisition by any Person, or two or more Persons acting in concert, in each case, other than the Permitted Holders, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act) of 30% or more of the outstanding shares of voting stock of the Company; or (ii) within any twelve-month period, occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (x) nominated by the board of directors of the Company nor (y) appointed by directors so nominated.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Agency Agreement” is defined in Section 4.13.

“Collateral Agent” means U.S. Bank National Association in its capacity as collateral agent under and pursuant to the Collateral Agency Agreement, or any successor collateral agent appointed in accordance with the Collateral Agency Agreement.

“Collateral Documents” means, collectively, the Security Agreement and each Security Agreement Joinder, the Mortgages and any other related Mortgaged Property Support Documents, the Deposit Account Control Agreement (BMO), the Deposit Account Control Agreement (Wells Fargo), the Notice of Grant of Security Interest in Patents, the Notice of Grant of Security Interest in Trademarks, each of the mortgages, collateral assignments, security agreements, pledge agreements or other similar agreements delivered to the Collateral Agent or the holders of the Notes pursuant to Section 9.9 of this Agreement, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Company” is defined in the first paragraph of this Agreement.

“Confidential Information” is defined in Section 20.

“Consolidated EBITDA” means, for any period, Consolidated Net Income plus, to the extent deducted from revenues in determining Consolidated Net Income and without duplication, (i) Consolidated Interest Expense, (ii) expense for income, franchise or similar taxes paid in cash or accrued, (iii) depreciation expense, (iv) amortization expense, (v) impairment expense, (vi) all non-cash expenses related to stock based compensation, (vii) non-cash expenses (other than related to stock based compensation) in an aggregate amount not to exceed $2,000,000 for any fiscal quarter, (viii) extraordinary expenses as defined by GAAP, (ix) depletion expense, (x) accretion expense, (xi) costs qualifying as abnormal production costs

Schedule B-4

under GAAP, (xii) any deferred financing costs related to prepayments of the Notes, (xiii) any payments of Make-Whole Amount or Required Prepayment Premium on the Notes, (xiv) any deferred financing costs related to a permanent reduction of commitments to lend under the Existing Credit Agreement and the Revolving Credit Agreement and (xv) any restructuring costs, fees and expenses, including without limitation, the costs, fees and expenses of the Financial Advisor paid by the Company and closing and related fees paid by the Company in connection with and contemplated by this Agreement, the Revolving Credit Agreement and the termination of the Existing Credit Agreement (A) in an unlimited amount prior to the Restructuring Closing Date and (B) in an aggregate amount for this clause (xv) after the Restructuring Closing Date not to exceed $2,000,000, provided that any expenses or costs added pursuant to clauses (v), (vi), (viii) and/or (xi) above that are associated with the conversion of the Carlsbad East facility to Trio-only production shall not exceed $2,000,000 in the aggregate, minus, to the extent included in Consolidated Net Income, (1) extraordinary income or extraordinary gains, in each case as defined by GAAP, (2) all non-cash income or gains, (3) non-recurring or unusual cash income or gains, (4) income tax credits and refunds (to the extent not netted from tax expense), and (5) any cash payments made during such period in respect of non-cash items described in clause (vi) above subsequent to the fiscal quarter in which the relevant non-cash expenses, charges or losses were incurred, all calculated for the Company and its Subsidiaries on a consolidated basis for such period.  Any determination of Consolidated EBITDA shall exclude (I) unrealized gains or losses in respect of Rate Management Transactions and (II) any gross potash sales revenue, freight costs, discounts related to sales, warehouse and handling relating expenses, costs of goods sold, lower-of-cost-or-market charges, royalties, by-product credits, environmental remediation expenses, geology expenses (other than those incurred in performing care and maintenance activities), charitable contributions and other income and expenses (other than care and maintenance expenses) related to Carlsbad West.  For purposes of any determination of Consolidated EBITDA for any period, Consolidated Net Income shall exclude, solely to the extent not otherwise added or subtracted (as the case may be) in determining Consolidated EBITDA for such period, net losses or gains realized in connection with (i) any sale, lease, conveyance or other disposition of any asset (other than in the Ordinary Course of Business) or (ii) repayment, repurchase or redemption of Indebtedness.

“Consolidated Funded Indebtedness” means, at any time, the aggregate amount of Consolidated Indebtedness, excluding (without duplication) (i) obligations of the Company or a Subsidiary representing the deferred purchase price of property or services (other than accounts payable arising in the Ordinary Course of Business), (ii) obligations of the Company or a Subsidiary, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person (other than obligations for borrowed money and obligations which are evidenced by notes, bonds or other similar instruments), (iii) obligations of the Company or a Subsidiary to purchase securities or other property arising out of or in connection with the sale of the same or substantially similar securities or property, but only if such obligation to purchase can be enforced prior to the stated maturity of any Note, (iv) obligations of the Company or a Subsidiary as an account party with respect to commercial Letters of Credit, (v) Contingent Obligations of the Company or a Subsidiary relating to Indebtedness of a type described in clauses (i) through (iv) of this definition (other than Indebtedness of the Company or a Subsidiary), and (vi) Net Mark-to-Market Exposure of the Company or a Subsidiary under Rate Management Transactions; provided that Consolidated Funded Indebtedness shall not include Synthetic Lease Obligations.

Schedule B-5

“Consolidated Indebtedness” means at any time the Indebtedness of the Company and its Subsidiaries calculated on a consolidated basis as of such time.

“Consolidated Interest Expense” means, with reference to any period, the interest expense of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis for such period plus (without duplication), to the extent treated as interest in accordance with GAAP, premium payments, debt discount, fees (excluding (x) accelerated amortization of fees paid in respect of permanent reductions of commitments to lend under the Existing Credit Agreement and the Revolving Credit Agreement, (y) accelerated amortization of fees paid in respect of prepayments of the Notes, and (z) payments of Make-Whole Amount or Required Prepayment Premium on the Notes, in each case in accordance with GAAP) charges and related expenses of the Company and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case calculated in accordance with GAAP on a consolidated basis for such period.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis for such period.

“Consolidated Total Assets” means, as of the date of any determination thereof, total assets of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss relating to the obligation or liability of any other Person, including, without limitation, any comfort letter tantamount to a guaranty, any operating agreement tantamount to a guaranty, any take-or-pay contract, or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership (other than such obligations of such partnership (or portion thereof) that are made non-recourse to such general partner); provided, that “Contingent Obligation” shall not include warranties or indemnities for goods or services sold in the Ordinary Course of Business or endorsements of instruments for deposit or collection in the Ordinary Course of Business, and unless otherwise expressly limited by the terms of a guarantee, the amount of any guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

Schedule B-6

“Control Event” means the execution of any definitive and legally binding written agreement that, when fully performed by the parties thereto, will result in a Change of Control.

“Cure Amount” is defined in Section 12.6.

“Cure Notice” is defined in Section 12.6.

“Cure Quarter” is defined in Section 12.6.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means, for each series of Notes, that rate of interest per annum that is the greater of (i) 2% above the then-effective rate of interest of the Notes of such series (such effective rate of interest to include the Incremental Interest Rate) or (ii) 2% over the rate of interest publicly announced by U.S. Bank National Association in New York City as its “base” or “prime” rate.

“Deposit Account Control Agreement (BMO)” is defined in Section 4.14(j).

“Deposit Account Control Agreement (Wells Fargo)” means a certain deposit account control agreement among Wells Fargo Bank, National Association, as depository bank, the Revolving Agent, the Collateral Agent and the Company, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Disclosure Documents” is defined in Section 5.3.

“Disposition” is defined in Section 10.6.

“Disposition Basket Amount” means:

(a)           at any time Tier I, Tier II or Tier III applies in the determination of the Incremental Interest Rate, $1,000,000 (or its equivalent in other currencies),

(b)           at any time Tier IV applies in the determination of the Incremental Interest Rate, $20,000,000 (or its equivalent in other currencies), and

(c)           at any time Tier V applies in the determination of the Incremental Interest Rate, an amount equal to 15% of Consolidated Total Assets (as of the last day of the then most recently ended fiscal year).

“Disqualified Equity Interest” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 180 days following the latest final maturity date of any of the Notes stated therein, (ii) is convertible into or exchangeable for

Schedule B-7

(A) debt securities or (B) any Equity Interest referred to in clause (i) above, in each case, at any time on or prior to the date that is 180 days following the latest final maturity date of any of the Notes stated therein at the time such Equity Interest was issued, or (iii) (x) contains any repurchase obligation that may come into effect prior to, (y) is entitled to receive scheduled dividends or distributions in cash prior to or (z) provides the holders thereof with any rights to receive any cash upon the occurrence of a change of control or sale of assets prior to, in each case, the date that is 180 days following the latest final maturity date of any of the Notes stated therein.

“Dollar” and “U.S. Dollar” and “$” means the lawful currency of the United States of America.

“Electronic Delivery” is defined in Section 7.1(a).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.

“Equity Issuance First Offer” is defined in Section 8.10(a).

“Equity Issuance First Offer Acceptance Date” is defined in Section 8.10(a).

“Equity Issuance First Offer Notice” is defined in Section 8.10(a).

“Equity Issuance Prepayment Date” is defined in Section 8.10(a).

“Equity Issuance Second Offer” is defined in Section 8.10(c).

“Equity Issuance Second Offer Acceptance Date” is defined in Section 8.10(c).

“Equity Issuance Second Offer Amount” is defined in Section 8.10(c).

“Equity Issuance Second Offer Notice” is defined in Section 8.10(c).

“Equity Issuance Proceeds” is defined in Section 8.10(a).

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

Schedule B-8

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“Event of Default” is defined in Section 11.

“Excess Change of Control Principal Amount” is defined in Section 8.3(d).

“Excess Equity Issuance Principal Amount” is defined in Section 8.10(a).

“Excess Prepayment Proceeds” means, with respect to any offer of prepayment made pursuant to Section 8.3, 8.8, 8.9 or 8.10, the portion of the amount offered to prepay principal of the Notes which, when taken together with the sum of all prepayments of principal of the Notes made pursuant to Sections 8.3, 8.8, 8.9 or 8.10 after the date hereof and prior to such offer, exceeds $35,000,000 (or its equivalent in other currencies) in the aggregate.

“Excess Section 8.9 Principal Amount” is defined in Section 8.9(a).

“Excess Specified Property Principal Amount” is defined in Section 8.8(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Escrow/Cash Collateral Account” means:

(a)           any Deposit Account containing only escrowed amounts or cash collateral, in each case in favor of or securing obligations owed to Governmental Authorities, provided that any Lien on such Deposit Account is permitted in accordance with Section 10.4, or

(b)           that certain Deposit Account of the Company located at U.S. Bank National Association with account number 433001391, provided that such Deposit Account contains exclusively cash collateral, in an amount not to exceed $550,000 at any time, which secures a letter of credit in the face amount of $500,000 issued by U.S. Bank National Association to the landlord under a real estate lease of the Company.

“Exempt Specified Property” means property (other than cash) received by the Company or a Subsidiary as consideration for the Disposition of Specified Property and in which the Company or such Subsidiary is not permitted, pursuant to applicable law or the terms of the agreement effecting such Disposition (so long as any such term in any such agreement is commercially reasonable), to grant a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Existing Credit Agreement” means the Credit Agreement dated as of August 3, 2011 among the Company, the lenders from time to time party thereto, and U.S. Bank National

Schedule B-9

Association, as administrative agent, as amended, the indebtedness and obligations under which were repaid and discharged in full on or about September 30, 2016.

“Existing Note Purchase Agreement” is defined in Section 1.

“Existing Notes” is defined in Section 1.

“Existing Noteholder” is defined in the first paragraph of this Agreement.

“Existing Series A Notes” is defined in Section 1.

“Existing Series B Notes” is defined in Section 1.

“Existing Series C Notes” is defined in Section 1.

“Existing Subsidiary Guaranty” is defined in Section 1.

“Extraordinary Insurance Receipts” means any cash received by or paid to or for the account of any Person not in the ordinary course of business in respect of proceeds of insurance in an aggregate amount in excess of $2,500,000 (or its equivalent in other currencies), in each case subject to the terms of the Intercreditor Agreement (so long as the Intercreditor Agreement is in effect); provided that, so long as no Default or Event of Default has occurred or is continuing, Extraordinary Insurance Receipts shall not include any such cash that is, within 365 days after the date of receipt, reinvested or committed to be reinvested in productive assets to be used in the business of the Company or a Subsidiary.

“Fair Market Value” means, with respect to any asset or any group of assets, as of any date of determination, the value of the consideration obtainable in a sale of such assets at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time giving regard to the nature and characteristics of such asset.

“FCC” means, as of any date of calculation, the result of Consolidated EBITDA for the Company’s then most recently ended consecutive four fiscal quarters minus (i) the greater of (x) the Capital Expenditure Amount for such period and (y) the aggregate amount of Capital Expenditures made during such period minus (ii) cash income taxes paid during such period minus (iii) Consolidated Interest Expense for such period (excluding any interest that is paid in kind in respect of the Notes), plus scheduled principal amortization of long term Consolidated Funded Indebtedness paid or payable during such period, plus dividends or other distributions made by the Company during such period and purchases by the Company of its equity interests made during such period, all calculated for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Financial Advisor” means FTI Consulting, Inc. in its capacity as financial advisor to the holders of the Notes pursuant to the FTI Engagement Agreement, or any successor in such capacity.

Schedule B-10

“Financial Covenant” means any covenant (whether set forth as a covenant, undertaking, event of default, restriction or other provision) that requires the Company, or the Company and its Subsidiaries, to achieve or maintain a stated level of financial condition or performance and includes, without limitation, any requirement that the Company or any Subsidiary:

(a)           maintain a specified level of net worth, shareholders’ equity, total assets, cash flow or net income;

(b)           maintain any relationship of any component of its capital structure to any other component thereof (including, without limitation, the relationship of indebtedness, senior indebtedness or subordinated indebtedness to total capitalization or to net worth); or

(c)           maintain any measure of its ability to service its indebtedness (including, without limitation, exceeding any specified ratio of revenues, cash flow or net income to indebtedness, interest expense, rental expense, capital expenditures and/or scheduled payments of indebtedness).

For the avoidance of doubt, the covenants set forth in Section 10.1 constitute Financial Covenants.

“First Amendment” is defined in Section 1.

“Fixed Charge Coverage Ratio” means, as of any date of calculation, the ratio of (i) Consolidated EBITDA for the Company’s then most recently ended consecutive four fiscal quarters minus (x) the greater of (1) the Capital Expenditure Amount for such period and (2) the aggregate amount of Capital Expenditures made during such period minus (y) cash income taxes paid during such period to (ii) Consolidated Interest Expense for such period (excluding any interest that is paid in kind in respect of the Notes), plus scheduled principal amortization of long term Consolidated Funded Indebtedness paid or payable during such period, plus all Restricted Payments made in cash during such period, all calculated for the Company and its Subsidiaries on a consolidated basis in accordance with GAAP.

“FTI Engagement Agreement” is defined in Section 4.16.

“Funds Flow Statement” means a statement detailing the proposed movement of funds on or before the Restructuring Closing Date in a form agreed among the Company and the Existing Noteholders.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means:

(a)           the government of

Schedule B-11

(i)            the United States of America or any State or other political subdivision thereof, or

(ii)           any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b)           any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Grantor” means the Company and each Subsidiary of the Company that has executed and delivered the Security Agreement or a Security Agreement Joinder, in each case so long as the Security Agreement and such Subsidiary’s Security Agreement Joinder (if any) are in full force and effect, and such Person is a party to the Security Agreement as a “Grantor”.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the Ordinary Course of Business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a)           to purchase such indebtedness or any property constituting security therefor;

(b)           to advance or supply funds (i) for the purchase or payment of such Indebtedness, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Indebtedness;

(c)           to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Indebtedness of the ability of any other Person to make payment of the Indebtedness; or

(d)           otherwise to assure the owner of such Indebtedness against loss in respect thereof.

In any computation of the Indebtedness of the obligor under any Guaranty, the Indebtedness that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.  The term “Guaranty” as a verb has a corresponding meaning.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage,

Schedule B-12

handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1, provided, however, that if such Person is a nominee, then for the purposes of Sections 7, 12, 17.2 and 18 and any related definitions in this Schedule B, “holder” shall mean the beneficial owner of such Note whose name and address appears in such register.

“Incremental Interest Rate” means, (i) for any day occurring on or after October 16, 2016 and before the Restructuring Closing Date, 3.50% per annum, and (ii) for any day occurring on or after the Restructuring Closing Date, the rate per annum set forth below in the column titled “Incremental Interest Rate” opposite the applicable Tier then in effect:

Tier	Leverage Ratio	Fixed Charge Coverage Ratio	Incremental Interest Rate	Cash Pay Interest Rate
Tier I	> 7.50 to 1.00	Fixed Charge Coverage Ratio is < 1.30 to 1.00	Restructuring Closing Date through and including March 31, 2018: 4.50% On and after April 1, 2018: 6.50%	4.50%
Tier II	> 6.00 to 1.00 and < 7.50 to 1.00	Fixed Charge Coverage Ratio is < 1.30 to 1.00	Restructuring Closing Date through and including March 31, 2018: 4.00% On and after April 1, 2018: 6.00%	4.00%
Tier III	> 5.00 to 1.00 and < 6.00 to 1.00	Fixed Charge Coverage Ratio is < 1.30 to 1.00	Restructuring Closing Date through and including March 31, 2018: 3.75% On and after April 1, 2018: 5.75%	3.75%
Tier IV	> 3.50 to 1.00 and < 5.00 to 1.00	> 1.30 to 1.00	Restructuring Closing Date through and including March 31,	2.50%

Schedule B-13

Tier	Leverage Ratio	Fixed Charge Coverage Ratio	Incremental Interest Rate	Cash Pay Interest Rate
			2018: 2.50% On and after April 1, 2018: 4.50%
Tier V	< 3.50 to 1.00	> 1.30 to 1.00	0.50%	0.50%

For purposes of determining the applicable Tier of Incremental Interest Rate, each of the Leverage Ratio and the Fixed Charge Coverage Ratio shall be determined as of the last day of the most recently ended fiscal quarter for which financial statements and the corresponding Officer’s Certificate have been delivered pursuant to Section 7.1(a) or 7.1(b) and Section 7.2.  At any time the Leverage Ratio and the Fixed Charge Coverage Ratio fall in different Tiers, the Tier providing for the higher Incremental Interest Rate shall always apply.

Until receipt by the Noteholders of the financial statements and corresponding Officer’s Certificate for the fiscal quarter ending September 30, 2016 pursuant to Sections 7.1(a) and 7.2, the Incremental Interest Rate shall be determined as if Tier I were applicable.  Thereafter, the Incremental Interest Rate shall be subject to increase or decrease upon receipt by the Noteholders of the financial statements and corresponding Officer’s Certificates pursuant to Sections 7.1(a) or 7.1(b) and Section 7.2 for the fiscal period covered thereby, which change shall be effective on the first day of the calendar month following receipt; provided, that if any financial statements and Officer’s Certificate are not delivered on the day they are due in accordance with such Sections, then the Incremental Interest Rate shall be determined as if Tier I were applicable from and including such day until the first day of the calendar month following actual receipt.  Notwithstanding the foregoing, if the financial statements and/or Officer’s Certificate for any period are determined to have been inaccurate or are restated, and the Leverage Ratio would have been higher and/or the Fixed Charge Coverage Ratio would have been lower for such period, and the applicable Incremental Interest Rate would have been higher based on the accurate or restated financial statements and/or Officer’s Certificate, then the Incremental Interest Rate for periods affected thereby shall be retroactively re-determined based on such accurate or restated financial statements and/or Officer’s Certificate, and the Company shall pay on demand any additional interest that results from re-determination.

“Indebtedness” of a Person means such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person’s business), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, bonds or other similar instruments, (v) obligations of such Person to purchase securities or other property arising out of or in connection with the sale of the same or substantially similar securities or property, but only if such obligation to purchase can be enforced prior to the stated maturity of any Note, (vi) Capitalized Lease Obligations and Synthetic Lease Obligations of such Person, (vii) obligations of such Person as an account party

Schedule B-14

with respect to standby and commercial Letters of Credit or banker’s acceptances, (viii) Contingent Obligations of such Person relating to Indebtedness of a type described in clauses (i) through (vii) or (ix) through (xi) of this definition, (ix) Net Mark-to-Market Exposure under Rate Management Transactions, (x) obligations under any transaction pursuant to which such Person has sold, conveyed or otherwise transferred any accounts or notes receivable and rights related thereto (other than any sale or transfer in connection with enforcement or collection thereof), and (xi) any other obligation for borrowed money which in accordance with GAAP would be shown as a liability on the consolidated balance sheet of such Person.  Notwithstanding the foregoing, for all purposes hereof, no effect shall be given hereunder to any change under GAAP that results in any operating lease being treated as indebtedness or a capital lease.  For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, to the extent such Indebtedness is recourse to such Person.

“INHAM Exemption” is defined in Section 6.2(e).

“Insolvency Proceeding” means any voluntary or involuntary insolvency, bankruptcy, receivership, custodianship, liquidation, dissolution, arrangement, reorganization, assignment for the benefit of creditors, appointment of a custodian, receiver, trustee or other officer with similar powers or any other proceeding for the liquidation, dissolution or other winding up of any Loan Party.

“Institutional Investor” means (a) any original purchaser of a Note and (b) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

“Intellectual Property” has the meaning set forth in the Security Agreement.

“Intercreditor Agreement” is defined in Section 4.12.

“Intrepid Aviation” means Intrepid Aviation LLC, a Colorado limited liability company.

“Intrepid Moab” is defined in Section 1.

“Intrepid New Mexico” is defined in Section 1.

“Intrepid Wendover” is defined in Section 1.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (i) the purchase or other acquisition of Equity Interests of another Person (including through the purchase of an option, warrant or convertible or similar type of security), (ii) a loan, advance or capital contribution to, Guaranty or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guaranties Indebtedness of such

Schedule B-15

other Person, or (iii) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of compliance with Section 10.11, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the Fair Market Value of such property at the time of such transfer or exchange.

“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

“Leverage Ratio” means, as of any date of calculation, the ratio of (i) Consolidated Funded Indebtedness outstanding on the last day of the Company’s then most recently ended fiscal quarter to (ii) Consolidated EBITDA for the Company’s then most recently ended consecutive four fiscal quarters.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement, and any easement, right of way or other encumbrance on title to real property).

“Loan Documents” means this Agreement, the Notes, the Collateral Documents, the Subsidiary Guaranty and each Subsidiary Guaranty Joinder, the Collateral Agency Agreement, the Intercreditor Agreement, and any other agreement from time to time entered into between or among any one or more of the Company, any Subsidiary, the holders of the Notes, and the Collateral Agent, each as from time to time amended or modified, and all statements, reports and certificates delivered by the Company to the holders in connection therewith.

“Loan Party” or “Loan Parties” means, individually or collectively, the Company, the Subsidiary Guarantors, the Grantors and any other Person who grants a Lien on any Collateral to the Collateral Agent, for the benefit of the Secured Parties, under the Collateral Documents.

“Make-Whole Amount” is defined in Section 8.7.

“Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (i) the business, operations, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, (ii) the ability of any Loan Party to perform its obligations under any Loan Document, (iii) the rights and remedies of any holder of a Note and/or the Collateral Agent under any Loan Document, (iv) the validity or enforceability of any Loan Document, or (v) the validity,

Schedule B-16

perfection, priority or enforceability of any Lien on the Collateral in favor of the Collateral Agent for the benefit of the Secured Parties.

“Material Credit Facility” means, as to the Company and its Subsidiaries:

(a)           the Revolving Credit Agreement, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof; and

(b)           any other agreement(s) creating or evidencing indebtedness for borrowed money entered into on or after the date of this Agreement by the Company or any Subsidiary, or in respect of which the Company or any Subsidiary is an obligor or otherwise provides a guarantee or other credit support (“Credit Facility”), in a principal amount outstanding or available for borrowing equal to or greater than $25,000,000 (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of such facility based on the exchange rate of such other currency); and if no Credit Facility or Credit Facilities equal or exceed such amounts, then the largest Credit Facility shall be deemed to be a Material Credit Facility.

“Material Leased Properties” is defined in Section 9.9.

“Moab Gas Pipeline” is defined in Section 4.10.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” or “Mortgages” means, individually and collectively, as the context requires, the Mortgage (Eddy County, New Mexico), the Mortgage (Lea County, New Mexico), the Mortgage (Intrepid Moab/Grand County, Utah), the Mortgage (Moab Gas Pipeline/Grand County, Utah), the Mortgage (San Juan County, Utah), the Mortgage (Tooele County, Utah), the Mortgage (Missouri), and each of the other fee or leasehold mortgages, deeds of trust and deeds executed by a Loan Party that purport to grant a Lien to the Collateral Agent (or a trustee for the benefit of the Collateral Agent) for the benefit of the Secured Parties in any Mortgaged Properties, in form and substance satisfactory to the Required Holders.

“Mortgage (Eddy County, New Mexico)” is defined in Section 4.14(b).

“Mortgage (Intrepid Moab/Grand County, Utah)” is defined in Section 4.14(d).

“Mortgage (Lea County, New Mexico)” is defined in Section 4.14(c).

“Mortgage (Missouri)” is defined in Section 4.14(h).

“Mortgage (Moab Gas Pipeline/Grand County, Utah)” is defined in Section 4.14(g).

“Mortgage (San Juan County, Utah)” is defined in Section 4.14(e).

“Mortgage (Tooele County, Utah)” is defined in Section 4.14(f).

Schedule B-17

“Mortgaged Property” means any owned or leased real property of a Loan Party listed on Schedule 5.17(f)(i) and any other owned or leased real property or other interest in real property of a Loan Party that is or will become encumbered by a Mortgage in favor of the Collateral Agent in accordance with the terms of this Agreement.

“Mortgaged Property Support Documents” means with respect to any real property subject to a Mortgage, the deliveries and documents described on Schedule C.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“NAIC Annual Statement” is defined in Section 6.2(a).

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Management Transactions.  “Unrealized losses” means the Fair Market Value of the cost to such Person of replacing such Rate Management Transaction as of the date of determination (assuming the Rate Management Transaction were to be terminated as of that date), and “unrealized profits” means the Fair Market Value of the gain to such Person of replacing such Rate Management Transaction as of the date of determination (assuming such Rate Management Transaction were to be terminated as of that date).

“Noteholder Priority Collateral” means (i) prior to the Payment In Full (as defined in the Intercreditor Agreement) of the Revolving Obligations, the Collateral other than the Revolving Credit Priority Collateral and (ii) from and after the Payment In Full (as defined in the Intercreditor Agreement) of the Revolving Obligations, the Collateral.

“Notes” is defined in Section 2.2.

“Notice of Grant of Security Interest in Patents” is defined in Section 4.14(l).

“Notice of Grant of Security Interest in Trademarks” is defined in Section 4.14(m).

“Obligations” means all indebtedness, obligations and other liabilities (contingent or otherwise) payable directly or indirectly by the Company to the Collateral Agent, the holders of the Notes, or any Affiliate of any holder of a Note under this Agreement or any other Loan Document.  “Obligations” shall include, without limitation, (i) all interest and fees accrued or accruing (or which would, absent commencement of an Insolvency Proceeding, accrue) in accordance with the rate specified in the relevant Loan Document and (ii) any Make-Whole Amount, Required Prepayment Premium or other breakage or prepayment premium, and all fees, costs and charges charged or incurred pursuant to the provisions of the Loan Documents, including, without limitation, reasonable and documented legal fees and expenses, in the case of each of clauses (i) and (ii) above, whether before or after commencement of an Insolvency

Schedule B-18

Proceeding and irrespective of whether any claim for such interest, fees, costs or charges is allowed as a claim in such Insolvency Proceeding.  To the extent any payment with respect to the Obligations (whether by or on behalf of any Loan Party or any other Person as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be fraudulent or preferential in any respect, set aside or required to be paid to a debtor in possession, trustee, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing.  A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Offered Equity Issuance Proceeds” is defined in Section 8.10(a).

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“Ordinary Course of Business” means the ordinary course of business of the Company and its Subsidiaries, consistent with past practices and undertaken in good faith.

“Original Note Purchase Agreement” is defined in Section 1.

“Original Notes” is defined in Section 1.

“Original Series A Notes” is defined in Section 1.

“Original Series B Notes” is defined in Section 1.

“Original Series C Notes” is defined in Section 1.

“Paid In Full” and “Payment In Full” means payment in full in cash of all of the Obligations (other than contingent Obligations for which no claim has been made at such time).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Permitted Acquisition” means any Acquisition made by a Loan Party, provided that:

(a)           the total cash and noncash consideration (including the fair market value of all Equity Interests issued or transferred to the sellers thereof, all indemnities, earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers thereof, all write-downs of property and reserves for liabilities with respect thereto and all

Schedule B-19

assumptions of debt, liabilities and other obligations in connection therewith) paid by or on behalf of the Company and its Subsidiaries for any such Acquisition, when aggregated with the total cash and noncash consideration paid by or on behalf of the Company and its Subsidiaries for all other Acquisitions made by the Company and its Subsidiaries during the twelve (12) month period ending on the date of consummation of such Acquisition, shall not exceed $5,000,000 (or its equivalent in other currencies);

(b)           as of the date of the consummation of such Acquisition, no Default or Event of Default shall have occurred and be continuing either immediately prior to or immediately after giving effect to such Acquisition;

(c)           as of the date of the consummation of such Acquisition, margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221) and any successor thereto) constitutes less than 25% of the value of the consolidated assets of the Company and its Subsidiaries, both before and after giving effect to such Acquisition;

(d)           such Acquisition is consummated on a non-hostile basis pursuant to a negotiated acquisition agreement that has been (if required by the governing documents of the seller or entity to be acquired) approved by the board of directors or other applicable governing body of the seller or entity to be acquired, and no material challenge to such Acquisition (excluding the exercise of appraisal rights) shall be pending or threatened by any shareholder or director of the seller or entity to be acquired;

(e)           the business to be acquired in such Acquisition is in the same line of business as the Company’s or a line of business incidental, reasonably related or complementary thereto;

(f)            as of the date of the consummation of such Acquisition, all material approvals required in connection therewith shall have been obtained;

(g)           the Collateral Agent, on behalf of the Secured Parties, shall have received (or shall receive in connection with the closing of such Acquisition) a perfected security interest in all property (including, without limitation, Equity Interests) acquired in such Acquisition in accordance with the terms of Section 9.9 (and the terms of the Intercreditor Agreement if then in effect) and the Company shall have complied with the terms of Section 9.6 with respect to any Person to be acquired in such Acquisition;

(h)           the Company shall have furnished to the holders of the Notes a certificate certifying that all of the requirements set forth above will be satisfied on or prior to the consummation of such Acquisition and demonstrating in reasonable detail (A) a pro forma Leverage Ratio that is (x) in the case of any Acquisition consummated prior to June 30, 2018, less than 8.45 to 1.00 as of the last day of the fiscal quarter most recently ended prior to the date of such Acquisition for which financial statements have been delivered pursuant to Section 7.1(a) or 7.1(b), and (y) in the case of any Acquisition consummated on or after June 30, 2018, at least (and including) 0.25x less than the maximum Leverage Ratio then in effect for the last day of the fiscal quarter most recently

Schedule B-20

ended prior to the date of such Acquisition for which financial statements have been delivered pursuant to Section 7.1(a) or 7.1(b), and (B) for any Acquisition that involves the payment of consideration by the Company and its Subsidiaries in excess of $25,000,000, pro forma compliance with the financial covenants contained in clauses (a), (c) and (d) of Section 10.1 for the period most recently ended prior to the date of such Acquisition for which financial statements have been delivered pursuant to Section 7.1(a) or 7.1(b), calculated, in each case, as if such Acquisition, including the consideration therefor, had been consummated on the first day of such period; and

(i)            the Company shall have furnished to the holders of the Notes with ten (10) days’ (or such shorter time as the Required Holders may agree) prior written notice of such intended Acquisition and shall have furnished the holders of the Notes with a current draft of the applicable acquisition documents (and final copies thereof as and when executed), and to the extent available, appropriate financial statements of the Person which is the subject of such Acquisition, pro forma projected financial statements for the twelve (12) month period following such Acquisition after giving effect to such Acquisition (including, to the extent available, balance sheets, cash flows and income statements by month for the acquired Person, individually, and on a consolidated basis with the Company and its Subsidiaries), and, to the extent available, such other information as the Required Holders may reasonably request.

“Permitted Holder” means each of (i) Robert P. Jornayvaz III and Hugh E. Harvey, Jr., (ii) Intrepid Production Corporation and Harvey Operating and Production Company to the extent such entities are controlled by Robert P. Jornayvaz III and/or Hugh E. Harvey, Jr. and (iii) to the extent controlled solely by Robert P. Jornayvaz III or Hugh E. Harvey, Jr., any partnership, trust or other entity created for the benefit of any one or more of Robert P. Jornayvaz III or Hugh E. Harvey, Jr., the spouse of Robert P. Jornayvaz III or Hugh E. Harvey, Jr., or any lineal descendants of Robert P. Jornayvaz III or Hugh E. Harvey, Jr.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Pledged Equity” has the meaning set forth in the Security Agreement.

“Pro Rata Amount” means, in respect of any Note and any Disposition, any Extraordinary Insurance Receipt or any Equity Issuance Proceeds, an amount equal to the product of:

(a)           the amount of the proceeds of such Disposition (or an equal amount), Extraordinary Insurance Receipt (or an equal amount) or Equity Issuance Proceeds (or an

Schedule B-21

equal amount), as applicable, offered to be applied to the prepayment of the Notes pursuant to the relevant clause of Section 8.8, Section 8.9 or Section 8.10, as applicable, multiplied by

(b)           a fraction, the numerator of which is the outstanding principal amount of such Note, and the denominator of which is the aggregate outstanding principal amount of all Notes offered to be prepaid pursuant to such relevant clause of Section 8.8, Section 8.9 or Section 8.10, as applicable.

“property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“QPAM Exemption” is defined in Section 6.2(d).

“Qualifying Control Agreement” means an agreement, among a Loan Party, a depository institution or securities intermediary and the Collateral Agent, which agreement is in form and substance reasonably acceptable to the Required Holders and which provides the Collateral Agent with “control” (as such term is used in Article 9 of the UCC) over the Deposit Account(s) or Securities Account(s) described therein.

“Rate Management Transaction” means any transaction (including an agreement with respect thereto) now existing or hereafter entered by the Company or any Subsidiary which is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

Schedule B-22

“Ratings Compliant” means, with respect to any type of property rated by nationally recognized ratings agencies, that such property is rated at or above either (i) one of the ratings set forth below or (ii) an equivalent rating by a nationally recognized rating agency not listed below.

Agency	Long-Term Rating	Short-Term Rating
Moody’s	A3	P1
S&P	A-	A1
Fitch	A-	F1
Egan-Jones	A-	A1

“Refinancing Conditions” means the following conditions for Refinancing Indebtedness:  (i) it is in an aggregate principal amount that does not exceed the principal amount of the Indebtedness being extended, renewed or refinanced plus accrued interest and reasonable fees and expenses incurred in connection with such refinancing, refunding, renewal or extension; (ii) the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the greater of the (A) interest rate for the Indebtedness being refinanced, refunded, renewed, or extended and (B) the otherwise market rate of interest for such Indebtedness; (iii) it has a final maturity no sooner than and, if applicable, a weighted average life no less than the Indebtedness being extended, renewed or refinanced; (iv) it is subordinated to the Obligations at least to the same extent as the Indebtedness being extended, renewed or refinanced; (v) such Refinancing Indebtedness continues to be subject to substantially the same subordination agreements or subordination terms applicable to the Indebtedness being extended, renewed or refinanced; (vi) no additional Liens, if any, are granted with respect to such Refinancing Indebtedness; (vii) no additional Person is obligated, primarily or contingently, on such Refinancing Indebtedness; and (viii) such Refinancing Indebtedness shall be on terms no less favorable to the holders of the Notes, and no more restrictive to the Loan Parties, than the Indebtedness being extended, renewed or refinanced, in each case, except for terms applicable only to periods after the latest final maturity date of any of the Notes stated therein at the time of incurrence of such Indebtedness.

“Refinancing Indebtedness” means the Indebtedness that is the result of an extension, renewal or refinancing of Indebtedness permitted under Section 10.3(b), (f), (g), (h), (m), (n) and (o) as to which the Refinancing Conditions are satisfied; provided that the incurrence of any such Refinancing Indebtedness will be deemed to utilize permitted amounts of Indebtedness, if any, under each clause thereof.

“Required Holders” means, at any time, the holders of at least 51% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

Schedule B-23

“Required Prepayment Premium” means the Sixth Waiver Prepayment Premium.

“Responsible Officer” means any of the Executive Chairman of the Board, President, Chief Financial Officer, Treasurer, Vice President of Finance, Controller and Chief Accounting Officer or any Executive Vice President of the Company, acting singly.

“Restricted Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares (or equivalent) of any class of Equity Interests of the Company or any of its Subsidiaries, now or hereafter outstanding, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares (or equivalent) of any class of Equity Interests of the Company or any of its Subsidiaries, now or hereafter outstanding, and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of the Company or any of its Subsidiaries, now or hereafter outstanding.

“Restructuring Closing” is defined in Section 3.

“Restructuring Closing Date” is defined in Section 3.

“Revolving Agent” is defined in Section 4.11.

“Revolving Credit Agreement” is defined in Section 4.11.

“Revolving Credit Priority Collateral” means the “Revolving Credit Priority Collateral” as defined in the Intercreditor Agreement.

“Revolving Lenders” is defined in Section 4.11.

“Revolving Loan Documents” means the Revolving Credit Agreement and each other Loan Document (as defined in the Revolving Credit Agreement), as each may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of the Intercreditor Agreement, including any agreements and documents governing indebtedness incurred to refinance, replace, extend, renew, refund, repay, prepay, redeem, purchase, defease or retire, or issued in exchange or replacement for, all or any of the Revolving Obligations.

“Revolving Obligations” means all “Revolving Obligations” as defined in the Intercreditor Agreement.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Second Amendment and Sixth Waiver” is defined in Section 1.

“Section 8.9 First Offer” is defined in Section 8.9(a).

“Section 8.9 First Offer Acceptance Date” is defined in Section 8.9(a).

Schedule B-24

“Section 8.9 First Offer Notice” is defined in Section 8.9(a).

“Section 8.9 Prepayment Date” is defined in Section 8.9(a).

“Section 8.9 Second Offer” is defined in Section 8.9(c).

“Section 8.9 Second Offer Acceptance Date” is defined in Section 8.9(c).

“Section 8.9 Second Offer Amount” is defined in Section 8.9(c).

“Section 8.9 Second Offer Notice” is defined in Section 8.9(c).

“Secured Parties” means each holder of a Note and the Collateral Agent.

“Securities” or “Security” shall have the meaning specified in section 2(a)(1) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Security Agreement” is defined in Section 4.14(a).

“Security Agreement Joinder” means a joinder agreement substantially in the form attached to the Security Agreement.

“Senior Financial Officer” means the chief financial officer, chief accounting officer, treasurer or controller of the Company.

“Series A Notes” is defined in Section 2.2.

“Series B Notes” is defined in Section 2.2.

“Series C Notes” is defined in Section 2.2.

“Sixth Waiver Prepayment Amount” means, with respect to any Note, the “Sixth Waiver Prepayment Amount” set forth for such Note in Schedule I to the Second Amendment and Sixth Waiver, such that the sum of the Sixth Waiver Prepayment Amounts for all Notes was $15,000,000.

“Sixth Waiver Prepayment Premium” means, with respect to any Note, the “Sixth Waiver Prepayment Premium” set forth for such Note in Schedule I to the Second Amendment and Sixth Waiver, such that the aggregate amount of the Sixth Waiver Prepayment Premium for all Notes is $806,000.

“Solvent” means, as to any Person, such Person (i) owns property or assets whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (ii) owns property or assets whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become

Schedule B-25

absolute and matured; (iii) is able to pay all of its debts as they mature; (iv) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (v) is not “insolvent” within the meaning of Section 101(32) of Title 11 of the United States Code; and (vi) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates.  “Fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.  For purposes hereof, the amount of all contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.

“Source” is defined in Section 6.2.

“Specified Equity Contribution” is defined in Section 12.6.

“Specified Events of Default” is defined in Section 1.

“Specified Property” means:

(a)           Excess Water Rights held by Intrepid New Mexico located in New Mexico and represented by the Office of the New Mexico State Engineer File Numbers L-1880 thru L-1884, and associated real property surface rights owned by Intrepid New Mexico with the following legal description:

T. 17 S., R. 33 E., N.M.P.M.

Sec. 1: SW4

Sec. 12: W/2

Sec. 13: W/2, SE/4

Sec. 24: N/2

Lea County, New Mexico;

(b)           Excess Water Rights held by Intrepid Moab in respect of the Colorado River located in Utah and represented by (i) the State of Utah Division of Water Right Users’ Claim No. 01-34, Certificate No. 11406, (ii) the State of Utah Division of Water Right Users’ Claim No. 01-37, Certificate No. 9161, (iii) the State of Utah Division of Water Right Users’ Claim No. 01-43, Certificate No. 9162, (iv) the State of Utah Division of Water Right Users’ Claim No. 01-44, Certificate No. 9160, and (v) the State of Utah Division of Water Right Users’ Claim No. 01-47, Certificate No. 11405;

(c)           Excess Water Rights held by Intrepid New Mexico in respect of the Pecos River located in New Mexico and represented by the Office of New Mexico State Engineer File Numbers 302, 1856, 1955, 1942, 2045, C-791 and C-1217 through C-1217-S, and associated real property surface rights owned by Intrepid New Mexico with the following legal description:

Schedule B-26

T. 23 S., R. 28 E., N.M.P.M.

Sec. 11: NWSE

Sec. 12: S/2SE

Sec. 13: W/2NE

Eddy County, New Mexico;

(d)           that certain parcel of land owned by Intrepid Moab located in Moab, Utah, with the following legal description:

T. 25 S., R. 20 E., S.L.B & M.

Sec. 2;  S/2SW, NWSW, SWSE;

Sec. 3:  Lots 1, 8, 9, 10, 14, 15, 16, S/2;

Sec. 10:  NE, N/2NW;

Sec. 11:  NW;

Grand County, Utah;

(e)           that certain warehouse located at 203 E. Florence, St. Joseph, Missouri, owned by 203 E. Florence; and

(f)            any property (other than cash) received by the Company or a Subsidiary as consideration for the Disposition of any property described in clauses (a) through (e) above.

As used herein, “Excess Water Rights” means Water Rights held by the Company or a Subsidiary which are not necessary or desirable for the conduct of the businesses of the Company and its Subsidiaries as presently conducted or planned to be conducted.

“Specified Property First Offer” is defined in Section 8.8(a).

“Specified Property First Offer Acceptance Date” is defined in Section 8.8(a).

“Specified Property First Offer Notice” is defined in Section 8.8(a).

“Specified Property Prepayment Date” is defined in Section 8.8(a).

“Specified Property Second Offer” is defined in Section 8.8(c).

“Specified Property Second Offer Acceptance Date” is defined in Section 8.8(c).

“Specified Property Second Offer Amount” is defined in Section 8.8(c).

“Specified Property Second Offer Notice” is defined in Section 8.8(c).

“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.

Schedule B-27

“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries).  Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Subsidiary Guarantor” means (i) Intrepid Moab, (ii) Intrepid New Mexico, (iii) Intrepid Wendover, (iv) 203 E. Florence, (v) Moab Gas Pipeline, and (vi) each other Subsidiary of the Company that has executed and delivered the Subsidiary Guaranty or a Subsidiary Guaranty Joinder and with respect to which the Company shall have complied with the provisions of Section 9.6, in each case so long as the Subsidiary Guaranty, such Subsidiary’s Subsidiary Guaranty Joinder (if any), and such Subsidiary’s guaranty made thereunder are in full force and effect.

“Subsidiary Guaranty” is defined in Section 4.10.

“Subsidiary Guaranty Joinder” means a joinder agreement substantially in the form attached to the Subsidiary Guaranty.

“Supplemental Amendment Fee” means, with respect to any Note, the “Supplemental Amendment Fee” set forth for such Note in Schedule A, such that the aggregate amount of the Supplemental Amendment Fee for all Notes is $544,000.

“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.

“Swap Contract” means (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, together with any related schedules.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement

Schedule B-28

relating to such Swap Contracts, (i) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (ii) for any date prior to the date referenced in clause (i), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a holder or any Affiliate of a holder).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (i) a so-called synthetic, off-balance sheet or tax retention lease, or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tier I” means “Tier I” as such term is used in the definition of “Incremental Interest Rate”.

“Tier II” means “Tier II” as such term is used in the definition of “Incremental Interest Rate”.

“Tier III” means “Tier III” as such term is used in the definition of “Incremental Interest Rate”.

“Tier IV” means “Tier IV” as such term is used in the definition of “Incremental Interest Rate”.

“Tier V” means “Tier V” as such term is used in the definition of “Incremental Interest Rate”.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unencumbered Cash on Hand” means cash on hand of the Company and Subsidiary Guarantors (other than cash held in Excluded Escrow/Cash Collateral Accounts) that is unencumbered by any Lien (other than the Liens securing the Obligations, the Liens securing the Revolving Obligations, in each case to the extent permitted under the Intercreditor Agreement).

“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.

Schedule B-29

“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the rules and regulations promulgated thereunder from time to time in effect.

“Vehicles” has the meaning set forth in the Security Agreement.

“Water Rights” means all water and water rights, ditches and ditch rights, reservoirs and storage rights, wells and groundwater rights (whether tributary or nontributary), water shares, water contracts, water allotments, and other rights in and to the use of water of any kind or nature, whether like or unlike the foregoing, decreed or undecreed.

“Wholly-Owned Subsidiary” means, at any time, any Subsidiary 100% of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

Schedule B-30

SCHEDULE C

MORTGAGED PROPERTY SUPPORT DOCUMENTS

“Mortgaged Property Support Documents” means the following, all in form and substance reasonably satisfactory to the Existing Noteholders (prior to the Restructuring Closing) or the Required Holders (from and after the Restructuring Closing):

(a)                                 Mortgages.  Fully executed and notarized Mortgages for each real property required to become a Mortgaged Property pursuant to the terms of the Loan Documents.

(b)                                 Mortgage Policies.  To the extent requested by the Existing Noteholders (prior to the Restructuring Closing) or the Required Holders (from and after the Restructuring Closing), fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (the “Mortgage Policies”), with endorsements and in amounts acceptable to the Existing Noteholders (prior to the Restructuring Closing) or the Required Holders (from and after the Restructuring Closing), issued by title insurers acceptable to the Existing Noteholders (prior to the Restructuring Closing) or the Required Holders (from and after the Restructuring Closing), insuring the Mortgages to be valid first and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Liens permitted in accordance with Section 10.4, and providing for such other affirmative insurance (including endorsements for any future advances under the Loan Documents and for zoning of the applicable property) as the Existing Noteholders (prior to the Restructuring Closing) or the Required Holders (from and after the Restructuring Closing) may deem necessary or desirable.  Further, each Loan Party agrees to provide or obtain any customary affidavits and indemnities as may be required or necessary to obtain title insurance satisfactory to the Existing Noteholders (prior to the Restructuring Closing) or the Required Holders (from and after the Restructuring Closing).

(c)                                  Title Opinions.  To the extent requested by the Existing Noteholders (prior to the Restructuring Closing) or the Required Holders (from and after the Restructuring Closing), favorable title opinions of counsel to the Loan Parties acceptable to the Existing Noteholders (prior to the Restructuring Closing) or the Required Holders (from and after the Restructuring Closing) confirming good and marketable title of each real property or interest in real property in the name of the Loan Party executing and delivering a Mortgage covering such real property or interest in real property and confirming such Mortgage to be a valid first and subsisting Lien on such real property or interest in real property, free and clear of all defects and encumbrances, excepting only Liens permitted in accordance with Section 10.4, and otherwise in form and substance satisfactory to the Existing Noteholders (prior to the Restructuring Closing) or the Required Holders (from and after the Restructuring Closing).

Schedule C-1

(d)                                 Title Status Reports.  To the extent requested by the Existing Noteholders (prior to the Restructuring Closing) or the Required Holders (from and after the Restructuring Closing), favorable status reports prepared by land consultants acceptable to the Existing Noteholders (prior to the Restructuring Closing) or the Required Holders (from and after the Restructuring Closing) confirming good and marketable title of each real property or interest in real property in the name of the Loan Party executing and delivering a Mortgage covering such real property or interest in real property and confirming such Mortgage to be a valid first and subsisting Lien on such real property or interest in real property, free and clear of all defects and encumbrances, excepting only Liens permitted in accordance with Section 10.4, and otherwise in form and substance satisfactory to the Existing Noteholders (prior to the Restructuring Closing) or the Required Holders (from and after the Restructuring Closing).

(d)                                 Survey.  To the extent requested by the Existing Noteholders (prior to the Restructuring Closing) or the Required Holders (from and after the Restructuring Closing), American Land Title Association/American Congress on Surveying and Mapping form as-built surveys, for which all necessary fees (where applicable) have been paid, and dated no more than thirty (30) days before the Restructuring Closing Date or after such real property becomes a Mortgaged Property, certified to the Collateral Agent and the issuer of the Mortgage Policies (the “Title Insurance Company”) in a manner satisfactory to each of the Existing Noteholders (prior to the Restructuring Closing) or the Required Holders (from and after the Restructuring Closing) and the Title Insurance Company by a land surveyor duly registered and licensed in the States in which the property described in such surveys is located and acceptable to each of the Existing Noteholders (prior to the Restructuring Closing) or the Required Holders (from and after the Restructuring Closing) and the Title Insurance Company, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on such property, and other defects, other than encroachments and other defects acceptable to the Existing Noteholders (prior to the Restructuring Closing) or the Required Holders (from and after the Restructuring Closing).

The certification for the property description and the map or plat shall be addressed to the Collateral Agent, the Company and the Title Insurance Company, signed by the surveyor (a registered professional land surveyor or registered professional engineer), bearing current date, registration number, and seal, and shall be in the following form or its substantial equivalent:

To [      ], as Collateral Agent for the Secured Parties, Intrepid Potash, Inc., and [      ], as Title Company:

This is to certify that this map or plat and the survey on which it is based were made in accordance with the 2011 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys, jointly established and adopted by ALTA and NSPS, and includes Items 1, 2, 3, 4 (in square feet or acres), 6(b), 8, 11(b), 14, 16, 17, 18, 19, 20(a), and if buildings are

Schedule C-2

located on the land, optional items 7(a), 7(b)(1), 7(c), and 9 of Table A thereof.  The field work was completed on                      .

Date of Plat or Map:

(Surveyor’s signature, printed name and seal with Registration/License Number)

(e)                                  Flood Hazard Information.

(i)                                     Flood hazard certificates and evidence of flood insurance, both as required by The National Flood Insurance Reform Act of 1994, as amended, and as required by the Existing Noteholders (prior to the Restructuring Closing) or the Required Holders (from and after the Restructuring Closing).

(ii)                                  With respect to any real property that becomes a Mortgaged Property after the Restructuring Closing Date, an Officer’s Certificate certifying as to: (A) the name of the Loan Party owning (or leasing) such real property, (B) the number of buildings located on such real property, (C) the address of the real property, including the city, county, state and zip code in which such real property is located, (D) whether such location is leased or owned, and if leased, the name of the owner, and (E) whether such real property is in an area designated by the Federal Emergency Management Agency as having special flood or mudslide hazards.

(f)                                   Insurance.  Evidence of the insurance required by the terms of the Mortgages and the other Loan Documents.

(g)                                  Legal Opinions.  To the extent requested by the Existing Noteholders (prior to the Restructuring Closing) or the Required Holders (from and after the Restructuring Closing), favorable opinions of counsel to the Loan Parties acceptable to the Existing Noteholders (prior to the Restructuring Closing) or the Required Holders (from and after the Restructuring Closing) for each jurisdiction in which such Mortgaged Property is located relating to, among other things, the subsistence of the Loan Parties, the due authorization, execution, delivery and enforceability of the Loan Documents and the creation and perfection of the liens under the Collateral Documents.

(h)                                 Property Reports.  To the extent requested by the Existing Noteholders (prior to the Restructuring Closing) or the Required Holders (from and after the Restructuring Closing), satisfactory third-party engineering, soils, environmental reports/reviews and other reports of all owned and leased Mortgaged Properties from professional firms acceptable to the Existing Noteholders (prior to the Restructuring Closing) or the Required Holders (from and after the Restructuring Closing), including, but not limited to Phase I environmental assessments, together with reliance letters in favor of the holders of the Notes.

(i)                                     Leased Real Property Documents.  To the extent requested by the Existing Noteholders (prior to the Restructuring Closing) or the Required Holders (from and after

Schedule C-3

the Restructuring Closing), with respect to each Mortgaged Property that is leased by a Loan Party (as lessee) and each other Material Leased Property, all lease agreements between the applicable Loan Party and each of the lessors of such real property, and estoppel and consent agreements executed by each of the lessors of such leased real properties, along with (i) a memorandum of lease in recordable form with respect to such leasehold interest, executed and acknowledged by the owner of the affected real property, as lessor, or (ii) evidence that the applicable lease with respect to such leasehold interest (and any assignment or sublease thereof, if applicable) or a memorandum (or memoranda) thereof has been recorded in all places necessary or desirable, in the reasonable judgment of the Existing Noteholders (prior to the Restructuring Closing) or the Required Holders (from and after the Restructuring Closing), to give constructive notice to third-party purchasers of such leasehold interest.

(j)                                    Leases, Estoppels and SNDA.  To the extent requested by the Existing Noteholders (prior to the Restructuring Closing) or the Required Holders (from and after the Restructuring Closing), as to Mortgaged Properties that are owned by a Loan Party, copies of any lease agreements to which such Mortgaged Property is subject, along with (i) estoppel certificates from the lessees for such real properties and (ii) subordination, non-disturbance and attornment agreements in form and substance reasonably satisfactory to the Existing Noteholders (prior to the Restructuring Closing) or the Required Holders (from and after the Restructuring Closing) from the tenants of such real properties.

(k)                                 Water Rights.  To the extent requested by the Existing Noteholders (prior to the Restructuring Closing) or the Required Holders (from and after the Restructuring Closing), the holders of the Notes and the Collateral Agent shall have received such water share certificates and other certificates, documents and information concerning Water Rights of the Company and its Subsidiaries as are reasonably requested by the Existing Noteholders (prior to the Restructuring Closing) or the Required Holders (from and after the Restructuring Closing).

(l)                                     Other Real Property Information.  The holders of the Notes and the Collateral Agent shall have received such other certificates, documents and information as are reasonably requested by the Existing Noteholders (prior to the Restructuring Closing) or the Required Holders (from and after the Restructuring Closing), including, without limitation, landlord agreements/waivers, engineering and structural reports, permanent certificates of occupancy and evidence of zoning compliance.

(m)                             Collateral / Further Assurances / Additional Evidence.  At any time, and from time to time, upon reasonable request by any holder of a Note, each Loan Party will, at the Company’s or such Loan Party’s expense, (i) correct any defect, error or omission which may be discovered in the form or content of any of the Loan Documents, and (ii) make, execute, deliver and record, or cause to be made, executed, delivered and recorded, any and all further instruments, certificates and other documents as may, in the reasonable opinion of any holder of a Note, be necessary or desirable in order to complete, perfect or continue and preserve the Liens and security interests of the Mortgages.  Upon any failure by such Loan Party to do so, the holders of the Notes and

Schedule C-4

the Collateral Agent may make, execute and record any and all such instruments, certificates and other documents for and in the name of such Loan Party, all at the sole expense of the Company or such Loan Party, and such Loan Party hereby appoints the Collateral Agent the agent and attorney-in-fact of such Loan Party to do so, this appointment being coupled with an interest and being irrevocable.  Without limitation of the foregoing, each Loan Party irrevocably authorizes the holders of the Notes and the Collateral Agent at any time and from time to time to file any financing statements, amendments thereto and continuation statements deemed necessary or desirable by the Required Holders or the Collateral Agent to establish or maintain the validity, perfection and priority of the Liens and security interests granted in the Mortgages, and each Loan Party ratifies any such filings made by any holder of a Note or the Collateral Agent prior to the date hereof.  From and after the time any Mortgage is recorded and encumbers a Mortgaged Property pursuant to the terms hereof, such Loan Party shall promptly deliver to the holders of the Notes a copy of each such instrument and evidence of its proper filing or recording, as necessary.  From and after the time any Mortgage is recorded and encumbers a Mortgaged Property pursuant to the terms hereof, such Loan Party will cause all of the applicable Collateral to be subject at all times to first priority, perfected Liens in favor of the Collateral Agent for the benefit of the Secured Parties to secure the Obligations pursuant to the terms and conditions of the Loan Documents.  Further, the Company shall provide such other assurances, certificates, documents, consents or opinions as the Collateral Agent or any holder of a Note may reasonably require.

Schedule C-5

SCHEDULE 1

SPECIFIED EVENTS OF DEFAULT

1.                                      The Events of Default (as defined in the Existing Note Purchase Agreement) arising under Section 11(c) of the Existing Note Purchase Agreement caused by the Company’s failure to comply with Section 10.1 of the Existing Note Purchase Agreement for the fiscal quarters ended March 31, 2016, June 30, 2016 and September 30, 2016.

2.                                      The Events of Default (as defined in the Existing Note Purchase Agreement) arising under Section 11(c) of the Existing Note Purchase Agreement caused by the Company’s failure to comply with Section 10.2 of the Existing Note Purchase Agreement for the fiscal quarters ended March 31, 2016, June 30, 2016 and September 30, 2016.

Schedule 1-1

EXHIBIT 2.2(a)

[FORM OF SERIES A SENIOR SECURED NOTE]

THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) AS DEFINED BY SECTION 1273(A)(1) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.  THE ISSUER AND HOLDER OF THE NOTE HAVE AGREED TO TREAT THE NOTE AS A CONTINGENT PAYMENT DEBT INSTRUMENT SUBJECT TO TREASURY REGULATIONS SECTION 1.1275-4(c).  A HOLDER OF THIS NOTE MAY CONTACT THE CHIEF FINANCIAL OFFICER OF THE COMPANY AT INTREPID POTASH, INC., 707 17TH STREET, SUITE 4200, DENVER, CO 80202 FOR INFORMATION CONCERNING THE NONCONTINGENT PAYMENT AMOUNTS, CONTINGENT PAYMENT AMOUNTS, AND THE ISSUE PRICE, AMOUNT OF OID AND YIELD TO MATURITY OF THE NONCONTINGENT PAYMENT AMOUNTS UNDER THIS NOTE, AND THE PRINCIPAL AND INTEREST COMPONENTS OF ANY CONTINGENT PAYMENTS AMOUNT UNDER THIS NOTE.

INTREPID POTASH, INC.

SENIOR SECURED NOTE, SERIES A
DUE APRIL 16, 2020

No. AR-[ ]	[Date]
$[ ]	PPN: 46121Y B*2

FOR VALUE RECEIVED, the undersigned, INTREPID POTASH, INC., a Delaware corporation (the “Company”), promises to pay to [         ], or registered assigns, the principal sum of $[              ] (or so much thereof as shall not have been prepaid) on April 16, 2020 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate equal to the sum of 3.23% per annum plus the Incremental Interest Rate from the date hereof, payable semiannually, on April 16 and October 16, in each year (each, an “Interest Payment Date”), commencing with the first of such dates to follow the date hereof, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law and subject to Section 12.5 of the Note Purchase Agreement (as defined below), on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount or Required Prepayment Premium, at a rate per annum from time to time equal to the Default Rate (or, at the option of the registered holder hereof, on demand).

Notwithstanding the foregoing, in lieu of making the interest payment on this Note in cash on any Interest Payment Date, the Company may, at its option, with prior written notice to the holder of this Note at least two (2) Business Days prior to such Interest Payment Date, elect to add to the outstanding principal amount of this Note on such Interest Payment Date the portion of the interest that would have accrued on this Note at the rate of interest in excess of the sum of (i) 3.23% per annum plus (ii) the Cash Pay Interest Rate (each such addition with respect to this Note, a “PIK Interest Amount”).

Exhibit 2.2(a)-1

Interest shall begin to accrue on each PIK Interest Amount beginning on and including the Interest Payment Date on which such PIK Interest Amount is added to the principal amount of this Note, and such interest shall accrue and be paid, together with the interest on the remaining principal amount of this Note, in accordance with this Note.  Notwithstanding anything herein to the contrary, all interest due and payable on the date that the entire then outstanding principal amount of this Note becomes due and payable, whether on the Maturity Date, by acceleration or otherwise, shall be due and payable in full in cash on such date.  All PIK Interest Amounts will for all purposes of this Note and the Note Purchase Agreement (as defined below) constitute outstanding principal on this Note.

Payments of principal of, interest on and any Make-Whole Amount and Required Prepayment Premium with respect to this Note are to be made in lawful money of the United States of America at the principal office of U.S. Bank National Association in New York City or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Secured Notes (herein called the “Notes”) issued pursuant to a Note Purchase Agreement dated as of August 28, 2012 between the Company and the respective purchasers named therein, as amended and restated as of October 31, 2016 and as otherwise amended, restated, supplemented and modified and in effect from time to time (the “Note Purchase Agreement”) and is entitled to the benefits thereof.  Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) to have made the representations set forth in Section 6.2 of the Note Purchase Agreement.  Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

[This Note amends and restates that certain 3.23% Senior Note, Series A, dated [      ], due April 16, 2020, issued by the Company in favor of [          ] (the “Existing Note”).  This Note is executed and delivered in substitution for, but not in satisfaction of, the Existing Note.]

The Company will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreement.  This Note is also subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement but not otherwise.

Exhibit 2.2(a)-2

If an Event of Default, as defined in the Note Purchase Agreement, occurs and is continuing, the principal (including, for the avoidance of doubt, any accrued interest paid-in-kind) of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

INTREPID POTASH, INC.

By:
Name:
Title:

Exhibit 2.2(a)-3

EXHIBIT 2.2(b)

[FORM OF SERIES B SENIOR SECURED NOTE]

THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) AS DEFINED BY SECTION 1273(A)(1) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.  THE ISSUER AND HOLDER OF THE NOTE HAVE AGREED TO TREAT THE NOTE AS A CONTINGENT PAYMENT DEBT INSTRUMENT SUBJECT TO TREASURY REGULATIONS SECTION 1.1275-4(c).  A HOLDER OF THIS NOTE MAY CONTACT THE CHIEF FINANCIAL OFFICER OF THE COMPANY AT INTREPID POTASH, INC., 707 17TH STREET, SUITE 4200, DENVER, CO 80202 FOR INFORMATION CONCERNING THE NONCONTINGENT PAYMENT AMOUNTS, CONTINGENT PAYMENT AMOUNTS, AND THE ISSUE PRICE, AMOUNT OF OID AND YIELD TO MATURITY OF THE NONCONTINGENT PAYMENT AMOUNTS UNDER THIS NOTE, AND THE PRINCIPAL AND INTEREST COMPONENTS OF ANY CONTINGENT PAYMENTS AMOUNT UNDER THIS NOTE.

INTREPID POTASH, INC.

SENIOR SECURED NOTE, SERIES B
DUE APRIL 14, 2023

No. BR-[ ]	[Date]
$[ ]	PPN: 46121Y B@0

FOR VALUE RECEIVED, the undersigned, INTREPID POTASH, INC., a Delaware corporation (the “Company”), promises to pay to [         ], or registered assigns, the principal sum of $[              ] (or so much thereof as shall not have been prepaid) on April 14, 2023 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate equal to the sum of 4.13% per annum plus the Incremental Interest Rate from the date hereof, payable semiannually, on April 16 and October 16, in each year (each, an “Interest Payment Date”), commencing with the first of such dates to follow the date hereof, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law and subject to Section 12.5 of the Note Purchase Agreement (as defined below), on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount or Required Prepayment Premium, at a rate per annum from time to time equal to the Default Rate (or, at the option of the registered holder hereof, on demand).

Notwithstanding the foregoing, in lieu of making the interest payment on this Note in cash on any Interest Payment Date, the Company may, at its option, with prior written notice to the holder of this Note at least two (2) Business Days prior to such Interest Payment Date, elect to add to the outstanding principal amount of this Note on such Interest Payment Date the portion of the interest that would have accrued on this Note at the rate of interest in excess of

Exhibit 2.2(b)-1

the sum of (i) 4.13% per annum plus (ii) the Cash Pay Interest Rate (each such addition with respect to this Note, a “PIK Interest Amount”).

Interest shall begin to accrue on each PIK Interest Amount beginning on and including the Interest Payment Date on which such PIK Interest Amount is added to the principal amount of this Note, and such interest shall accrue and be paid, together with the interest on the remaining principal amount of this Note, in accordance with this Note.  Notwithstanding anything herein to the contrary, all interest due and payable on the date that the entire then outstanding principal amount of this Note becomes due and payable, whether on the Maturity Date, by acceleration or otherwise, shall be due and payable in full in cash on such date.  All PIK Interest Amounts will for all purposes of this Note and the Note Purchase Agreement (as defined below) constitute outstanding principal on this Note.

Payments of principal of, interest on and any Make-Whole Amount and Required Prepayment Premium with respect to this Note are to be made in lawful money of the United States of America at the principal office of U.S. Bank National Association in New York City or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Secured Notes (herein called the “Notes”) issued pursuant to a Note Purchase Agreement dated as of August 28, 2012 between the Company and the respective purchasers named therein, as amended and restated as of October 31, 2016 and as otherwise amended, restated, supplemented and modified and in effect from time to time (the “Note Purchase Agreement”) and is entitled to the benefits thereof.  Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) to have made the representations set forth in Section 6.2 of the Note Purchase Agreement.  Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

[This Note amends and restates that certain 4.13% Senior Note, Series B, dated [      ], due April 14, 2023, issued by the Company in favor of [          ] (the “Existing Note”).  This Note is executed and delivered in substitution for, but not in satisfaction of, the Existing Note.]

The Company will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreement.  This Note is also subject to optional

Exhibit 2.2(b)-2

prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement but not otherwise.

If an Event of Default, as defined in the Note Purchase Agreement, occurs and is continuing, the principal (including, for the avoidance of doubt, any accrued interest paid-in-kind) of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

INTREPID POTASH, INC.

By:
Name:
Title:

Exhibit 2.2(b)-3

EXHIBIT 2.2(c)

[FORM OF SERIES C SENIOR SECURED NOTE]

THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) AS DEFINED BY SECTION 1273(A)(1) OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.  THE ISSUER AND HOLDER OF THE NOTE HAVE AGREED TO TREAT THE NOTE AS A CONTINGENT PAYMENT DEBT INSTRUMENT SUBJECT TO TREASURY REGULATIONS SECTION 1.1275-4(c).  A HOLDER OF THIS NOTE MAY CONTACT THE CHIEF FINANCIAL OFFICER OF THE COMPANY AT INTREPID POTASH, INC., 707 17TH STREET, SUITE 4200, DENVER, CO 80202 FOR INFORMATION CONCERNING THE NONCONTINGENT PAYMENT AMOUNTS, CONTINGENT PAYMENT AMOUNTS, AND THE ISSUE PRICE, AMOUNT OF OID AND YIELD TO MATURITY OF THE NONCONTINGENT PAYMENT AMOUNTS UNDER THIS NOTE, AND THE PRINCIPAL AND INTEREST COMPONENTS OF ANY CONTINGENT PAYMENTS AMOUNT UNDER THIS NOTE.

INTREPID POTASH, INC.

SENIOR SECURED NOTE, SERIES C
DUE APRIL 16, 2025

No. CR-[ ]	[Date]
$[ ]	PPN: 46121Y B#8

FOR VALUE RECEIVED, the undersigned, INTREPID POTASH, INC., a Delaware corporation (the “Company”), promises to pay to [         ], or registered assigns, the principal sum of $[              ] (or so much thereof as shall not have been prepaid) on April 16, 2025 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate equal to the sum of 4.28% per annum plus the Incremental Interest Rate from the date hereof, payable semiannually, on April 16 and October 16, in each year (each, an “Interest Payment Date”), commencing with the first of such dates to follow the date hereof, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law and subject to Section 12.5 of the Note Purchase Agreement (as defined below), on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount or Required Prepayment Premium, at a rate per annum from time to time equal to the Default Rate (or, at the option of the registered holder hereof, on demand).

Notwithstanding the foregoing, in lieu of making the interest payment on this Note in cash on any Interest Payment Date, the Company may, at its option, with prior written notice to the holder of this Note at least two (2) Business Days prior to such Interest Payment Date, elect to add to the outstanding principal amount of this Note on such Interest Payment Date the portion of the interest that would have accrued on this Note at the rate of interest in excess of

Exhibit 2.2(c)-1

the sum of (i) 4.28% per annum plus (ii) the Cash Pay Interest Rate (each such addition with respect to this Note, a “PIK Interest Amount”).

Interest shall begin to accrue on each PIK Interest Amount beginning on and including the Interest Payment Date on which such PIK Interest Amount is added to the principal amount of this Note, and such interest shall accrue and be paid, together with the interest on the remaining principal amount of this Note, in accordance with this Note.  Notwithstanding anything herein to the contrary, all interest due and payable on the date that the entire then outstanding principal amount of this Note becomes due and payable, whether on the Maturity Date, by acceleration or otherwise, shall be due and payable in full in cash on such date.  All PIK Interest Amounts will for all purposes of this Note and the Note Purchase Agreement (as defined below) constitute outstanding principal on this Note.

Payments of principal of, interest on and any Make-Whole Amount and Required Prepayment Premium with respect to this Note are to be made in lawful money of the United States of America at the principal office of U.S. Bank National Association in New York City or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Secured Notes (herein called the “Notes”) issued pursuant to a Note Purchase Agreement dated as of August 28, 2012 between the Company and the respective purchasers named therein, as amended and restated as of October 31, 2016 and as otherwise amended, restated, supplemented and modified and in effect from time to time (the “Note Purchase Agreement”) and is entitled to the benefits thereof.  Each holder of this Note will be deemed, by its acceptance hereof, (i) to have agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) to have made the representations set forth in Section 6.2 of the Note Purchase Agreement.  Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee.  Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

[This Note amends and restates that certain 4.28% Senior Note, Series C, dated [      ], due April 16, 2025, issued by the Company in favor of [          ] (the “Existing Note”).  This Note is executed and delivered in substitution for, but not in satisfaction of, the Existing Note.]

The Company will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreement.  This Note is also subject to optional

Exhibit 2.2(c)-2

prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement but not otherwise.

If an Event of Default, as defined in the Note Purchase Agreement, occurs and is continuing, the principal (including, for the avoidance of doubt, any accrued interest paid-in-kind) of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

INTREPID POTASH, INC.

By:
Name:
Title:

Exhibit 2.2(c)-3